EXHIBIT 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

Destination XL Group, Inc.

divine Merger Sub i, inc.

and

FBB HOLDINGS I, Inc.

Dated as of December 11, 2025

-i-

-ii-

Exhibits

Exhibit A Certificate of Incorporation of the Surviving Company

Exhibit B Form of Lock-Up Agreement

Exhibit C Form of Voting Agreement

Exhibit D Directors and Officers of the Surviving Company

-iii-

EXHIBIT 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 11, 2025 (this “Agreement”), is by and among Destination XL Group, Inc., a Delaware corporation (“DXL”), Divine Merger Sub I, Inc., a Delaware corporation and wholly owned direct subsidiary of DXL (“Merger Sub”), and FBB Holdings I, Inc., a Delaware corporation (“FBB”).

WHEREAS, the board of directors of DXL (the “DXL Board”) has unanimously adopted this Agreement and determined that the terms of this Agreement, including the Merger, are fair to, and in the best interests of, DXL and its stockholders;

WHEREAS, the respective boards of directors of Merger Sub and FBB (the “FBB Board”) have unanimously approved this Agreement and declared it advisable that Merger Sub and FBB, respectively, enter into this Agreement and consummate the Transactions, including the Merger, and have recommended that their respective stockholders, approve and adopt this Agreement, the Merger and the other Transactions;

WHEREAS, the DXL Board has recommended that its stockholders approve this Agreement and certain transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, with respect to which each of DXL, Merger Sub, and FBB are a “party to a reorganization” under Section 368(b) of the Code, and by executing this Agreement, the parties hereto intend that this Agreement be adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the “Intended Tax Treatment”);

WHEREAS, in connection with the Transactions and as an inducement to the willingness of DXL to enter into this Agreement, certain stockholders of FBB have entered into Lock-Up Agreements with FBB, substantially in the form attached hereto as Exhibit B;

WHEREAS, in connection with the Transactions and as an inducement to the willingness of FBB to enter into this Agreement, certain stockholders of DXL, including each of the directors and certain officers of DXL, in their respective capacities as stockholders of DXL, have entered into Voting Agreements with FBB substantially in the form attached hereto as Exhibit C;

WHEREAS, in connection with the Transactions and as an inducement to the willingness of each of DXL and Merger Sub to enter into this Agreement, effective following the execution of this Agreement, the FBB Investors and certain other stockholders of FBB are expected to deliver to FBB the FBB Written Consent, representing not less than the FBB Stockholder Approval in accordance with this Agreement; and

WHEREAS, DXL, Merger Sub and FBB desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into FBB (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease, and FBB shall continue as the surviving corporation in the Merger (the “Surviving Company”). As a result of the Merger, FBB shall (a) become a wholly owned subsidiary of DXL, (b) continue to be governed by the Laws of the State of Delaware, (c) have a registered office in the State of Delaware, and (d) possess and be subject to all of the rights, properties and obligations of Merger Sub in accordance with the DGCL.

Section 1.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, the closing (the “Closing”) of the Merger shall take place by electronic exchange of all executed documents and other deliverables required by this Agreement to be delivered at Closing, including pursuant to Article VII) at 10:00 a.m., Eastern time, on the third (3rd) Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between DXL and FBB. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03 Effective Time. The Merger shall become effective upon the filing of a certificate of merger in respect of the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, or such later date and time as may be specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and as specified in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of FBB and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of FBB and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

Section 1.05 Organizational Documents.

(a) Effective as of the Effective Time, the certificate of incorporation of FBB, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit A hereto, and, as so amended and restated, will be the certificate of incorporation of the Surviving Company (the “Surviving Company Charter”), until thereafter amended in accordance with its terms, the terms of this Agreement and applicable Law.

(b) At the Effective Time, the bylaws of the Surviving Company shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, which shall conform with the rights and responsibilities of the Surviving Company under this Agreement, including the provisions of Section 6.11.

Section 1.06 Directors and Officers of the Surviving Company. At the Effective Time, the directors and officers of the Surviving Company, each to hold office in accordance with the Surviving Company Charter and until their earlier resignation or removal or until their respective successors are duly elected or appointed and qualified, shall be such individuals as set forth on Exhibit D hereto.

Article II

Section 2.01 Effect on FBB Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of DXL, Merger Sub or FBB, or the holders of any FBB Capital Stock:

(i) Merger Consideration. Each share of FBB Common Stock, other than Excluded Shares, Appraisal Shares and Unaccredited Investor Shares, shall be converted into the right to receive that number of fully paid and nonassessable shares of DXL Common Stock equal to the Exchange Ratio with that number of shares of DXL Common Stock to be received by a holder of FBB Common Stock pursuant to this Section 2.01(a) who would otherwise be entitled to receive a fraction of a share of a DXL Common Stock (after aggregating all fractional DXL Common Stock issuable to such holder in connection with the Merger) to be rounded up to the nearest whole number of shares of DXL Common Stock. All shares of DXL Common Stock to be issued pursuant to this Section 2.01(a), together with the Unaccredited Investor Cash Consideration, are collectively referred to herein as the “Merger Consideration”. Each holder of a physical certificate (a “Certificate”) that immediately prior to the Effective Time represented any FBB Common Stock or non-certificated shares of FBB Common Stock held in book-entry form (each, a “Book-Entry Share”), in each case, converted pursuant to this Section 2.01(a) shall cease to have any rights with respect thereto, except the right to receive the portion of the Merger Consideration to which such shares of FBB Common Stock are entitled pursuant hereto and any dividends or other distributions to which holders become entitled upon the surrender of such Certificates or Book-Entry Shares in accordance with Section 2.02(d), in each case without interest and less, subject to Section 2.02(h), any applicable withholding Taxes.

(ii) Treatment of Excluded Shares. Each share of FBB Capital Stock that is directly owned by FBB as treasury stock or otherwise, by DXL or Merger Sub, or by any Subsidiary of any of the foregoing immediately prior to the Effective Time (the “Excluded Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Treatment of Unaccredited Investor Shares. Notwithstanding any other provision of this Agreement, each share of FBB Common Stock held immediately prior to the Effective Time by a FBB Stockholder that is an Unaccredited Investor (each, an “Unaccredited Investor Share”) shall be converted into the right to receive the Unaccredited Investor Cash Consideration, without any interest thereon. For the avoidance of doubt, no Unaccredited Investor shall receive any stock consideration in the Merger.

(iv) Treatment of FBB Warrants. Contingent on and with effect immediately prior to the Effective Time, all FBB Warrants outstanding immediately prior to the Effective Time shall, without any further action on the part of any holder thereof, be cancelled, terminated, and extinguished in their entirety in accordance with the terms and conditions of those certain warrant termination agreements duly executed and delivered by each holder of FBB Warrants to FBB prior to the Closing Date.

(b) Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, shares of FBB Capital Stock that are issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such shares held by any such holder (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration, and holders of Appraisal Shares shall be entitled to receive payment of the fair value of Appraisal Shares in accordance with the provisions of Section 262 of the DGCL, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Appraisal Shares will thereupon be no longer considered Appraisal Shares under this Agreement and will be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Company shall remain liable for payment of the Merger Consideration for such shares. At the Effective Time, any holder of Appraisal Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.

(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the number of outstanding DXL Common Stock or FBB Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Exchange Ratio shall be appropriately and proportionately adjusted to provide to the holders of DXL Common Stock and the holders of FBB Common Stock and FBB Warrants the same economic effect as contemplated by this Agreement prior to such event; provided that this Section 2.01(c) shall not affect or supersede the provisions of Section 5.01 or Section 5.02.

(d) Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of and simultaneously with the Merger and without any further action on the part of DXL, Merger Sub or FBB, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Company and such shares shall constitute the only outstanding shares of capital stock of the Surviving Company. Each certificate evidencing ownership of such shares of Merger Sub immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of the Surviving Company.

Section 2.02 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, DXL and FBB shall appoint a commercial bank, trust company or stockholder service provider to be mutually agreed upon by them to act as exchange agent (the “Exchange Agent”) for the delivery of the Merger Consideration to holders of FBB Common Stock (together with any cash in respect of any other dividends or distributions that such holders have the right to receive pursuant to Section 2.02(d)). Promptly following the Effective Time, FBB shall provide DXL (with a copy to the Exchange Agent) the stockholders registry of FBB updated as of immediately prior to the Effective Time, following the conversion of the FBB Preferred Stock into FBB Common Stock in accordance with their respective terms (the “Final Stockholders Registry”), including addresses, tax identification numbers and other information reasonably required by the Exchange Agent. At or prior to the Effective Time, DXL shall deposit with the Exchange Agent, for the benefit of holders of Certificates or Book-Entry Shares appearing in the Final Stockholders Registry, for exchange in accordance with this Article II through the Exchange Agent, the DXL Common Stock (in certificated or book-entry form) to be delivered as the Merger Consideration (the “Exchange Fund”). Immediately following the Effective Time, DXL shall instruct the Exchange Agent to timely pay the Merger Consideration (including the Unaccredited Investor Cash Consideration) and such other amounts in accordance with this Agreement.

(b) Deposit of Unaccredited Investor Cash Consideration. At least two (2) Business Days prior to the Closing Date, FBB shall deliver to DXL a schedule (the “Unaccredited Investor Schedule”), setting forth (A) the name and address of each holder of Unaccredited Investor Shares as of immediately prior to the Effective Time, (B) the number of Unaccredited Investor Shares held by each such holder, and (C) the mailing address for each such holder. Promptly following the Effective Time, DXL shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of holders of Unaccredited

Investor Shares, cash in immediately available funds in an amount equal to the total amount of Merger Consideration to be paid to the Unaccredited Investors.

(c) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, DXL shall cause the Exchange Agent to mail to each holder of record of a Certificate or Book Entry-Share whose shares will be or were transferred pursuant to Section 2.01(a) in consideration for the right to receive the Merger Consideration (i) a letter of transmittal in customary form as reasonably agreed by the parties which (A) shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry-Share shall pass, only upon delivery of the letter of transmittal and, if applicable, Certificates to the Exchange Agent and (B) shall have such other provisions as DXL and FBB may reasonably specify and (ii) instructions for effecting the surrender of the Certificates or Book Entry-Shares in exchange for the Merger Consideration. Upon proper surrender of a Certificate to the Exchange Agent, if applicable, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor either the (A) Unaccredited Investor Cash Consideration or (B) a physical certificate or uncertificated book-entry representing that number of whole DXL Common Stock that such holder has the right to receive in respect of the aggregate number of FBB Common Stock previously represented by such Certificate or Book Entry-Share pursuant to Section 2.01(a) and a check representing any dividends or distributions that the holder has the right to receive pursuant to Section 2.02(d) in respect of such Certificate or Book Entry-Share, and the Certificate so surrendered or the Book-Entry Share shall immediately be canceled. Until surrendered as contemplated by this Section 2.02, if applicable, each Certificate or Book Entry-Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder of such Certificate or Book Entry-Share has the right to receive in respect of such Certificate or Book Entry-Share pursuant to Section 2.01(a) (together with any cash in respect of any dividends or distributions that the holder has the right to receive pursuant to Section 2.02(d) in respect of such Certificate or Book Entry-Share). No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Book Entry-Share pursuant to Section 2.01(a).

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to DXL Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry-Share with respect to the DXL Common Stock issuable upon surrender or cancellation thereof, and no cash in respect of any unpaid dividends or distributions with a record date prior to the Effective Time that have been declared with respect to the FBB Common Stock shall be paid to any such holder, until the surrender of such Certificate or Book Entry-Share in accordance with this Article II. Subject to escheat or other applicable Law, following surrender of any such Certificate or Book Entry-Share, there shall be paid to the holder of the Certificate or Book Entry-Share, without interest, at the time of surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to each share of DXL Common Stock that such holder has the right to receive pursuant to Section 2.01(a).

(e) No Further Ownership Rights in FBB Common Stock. The DXL Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any FBB Common Stock shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares. From and after the Effective Time, (i) all holders of any FBB Common Stock shall cease to have any rights as stockholders of FBB other than the right to receive the Merger Consideration and any dividends or other distributions that holders have the right to receive upon surrender of such Certificates or Book Entry-Shares in accordance with Section 2.02(d), without interest, and (ii) the share registry of FBB shall be closed with respect to all FBB Common Stock outstanding immediately prior to the Effective Time. From and after the

Effective Time, there shall be no further registration of transfers on the share registry of the Surviving Company of FBB Common Stock that were outstanding immediately prior to the Effective Time and FBB Common Stock outstanding immediately prior to the Effective Time shall, from and after the Effective Time, be deemed for all purposes to evidence solely the right in accordance with the terms of this Agreement to receive the allocable Merger Consideration. If, after the Effective Time, any Certificates or Book Entry-Shares formerly representing FBB Common Stock are presented to DXL, the Surviving Company or the Exchange Agent for any reason, such Certificates or Book Entry-Shares shall be canceled and exchanged as provided in this Article II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates or Book Entry-Shares by the date that is twelve (12) months after the Effective Time shall be delivered to DXL, upon demand, and any holder of Certificates or Book Entry-Shares who has not theretofore complied with this Article II shall thereafter look only to DXL for satisfaction of its claim for Merger Consideration and any cash in respect of any dividends or distributions that the holder has the right to receive pursuant to Section 2.02(d).

(g) No Liability. None of DXL, Merger Sub, FBB or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration to be paid in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any Merger Consideration to be paid in respect of such Certificate or Book Entry-Share shall, to the extent permitted by applicable Law, immediately prior to such time become the property of DXL, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Withholding Rights. Each of DXL, the Exchange Agent, or anyone on their behalf (each a “Payor”) (without duplication) shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law; provided, however, that a Payor that intends to withhold shall use commercially reasonable efforts to provide FBB with reasonable advance notice of any such withholding (other than where such deduction or withholding is with respect to an amount treated as compensation under the Code or is due to a failure of the payee to provide any applicable Tax forms required under the letter of transmittal described under Section 2.02(c) or the failure of FBB to provide the certificate described in Section 6.08(b)) and shall reasonably cooperate with FBB to eliminate or reduce any such required deduction or withholding. Any amounts so deducted, withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(i) Lost or Unissued Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as DXL or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any cash in respect of any dividends or distributions that the holder has the right to receive pursuant to Section 2.02(d).

Section 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of FBB shall be closed and there shall be no further registration of transfers of FBB Common Stock thereafter on the records of FBB. From and after the Effective Time, the holders of Certificates representing

FBB Common Stock or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such FBB Common Stock or Book-Entry Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or DXL for any reason shall be cancelled and exchanged as provided in Section 2.02.

Article III

Except as disclosed in the correspondingly numbered section or subsection of the DXL Disclosure Schedule (it being understood that any disclosure set forth in one section or subsection of the DXL Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to qualify, (i) the section or subsection of this Agreement to which it corresponds in number and (ii) each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other section or subsection), or as disclosed or identified in the DXL SEC Reports publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System at least two Business Days before the date of this Agreement (excluding (1) any forward-looking disclosures contained in the “Forward-Looking Statements” and “Risk Factors” sections of the DXL SEC Reports, but including any historical or factual matters disclosed in such sections, and (2) any other statement or other disclosure that is similarly predictive or forward-looking), DXL and Merger Sub hereby represent and warrant to FBB as follows:

Section 3.01 Corporate Organization.

(a) DXL.

(i) DXL is a company duly incorporated, validly existing and in good standing under the laws of the State of Delaware. DXL has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, be material.

(ii) A true and complete copy of each of the DXL Charter and DXL Bylaws has previously been made available to FBB. DXL is not in violation of any of the provisions of the DXL Charter or DXL Bylaws.

(iii) Each DXL Subsidiary (A) is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in clause (B) as would not, individually or in the aggregate, be material.

(b) Merger Sub.

(i) A true and complete copy of the certificate of incorporation of Merger Sub, as amended and in effect as of the date of this Agreement, has previously been made available to FBB.

(ii) Merger Sub is a company duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other Transactions.

Section 3.02 Capitalization.

(a) Authorized and Issued Shares.

(i) The authorized share capital of DXL is 126,000,000 shares of capital stock, consisting of 125,000,000 shares of DXL Common Stock and 1,000,000 shares of DXL Preferred Stock (together, the “DXL Capital Stock”). As of the date of this Agreement, there were (1) 54,656,415 shares of DXL Common Stock issued and outstanding (not including shares held in treasury), (2) 25,908,333 shares of DXL Common Stock held in the treasury of DXL or by its Subsidiaries, (3) 2,961,796 shares of DXL Common Stock subject to outstanding DXL Options, all of which are exercisable, (4) 1,257,986 shares of DXL Common Stock subject to outstanding DXL Restricted Stock Unit Awards, (5) 589,357 shares of DXL Common Stock subject to DXL Deferred Stock Awards, (6) 573,000 shares of DXL Common Stock subject to outstanding DXL Performance Share Awards, and (7) no shares of DXL Preferred Stock issued and outstanding. Except as set forth in the second sentence of this Section 3.02(a)(i), (i) there are no outstanding or authorized restricted stock, restricted stock unit, stock appreciation right, phantom stock or other equity-based compensation awards with respect to DXL Common Stock, (ii) no other Equity Interests of DXL were issued, reserved for issuance or outstanding, and (iii) DXL has no other options, warrants, calls, pre-emptive rights, subscriptions or other rights, Contracts, arrangements or commitments of any kind, including any stockholder rights plan, relating to, or the value of which is determined in reference to, the issued or unissued DXL Capital Stock (or any other Equity Interest of DXL) or the Equity Interests of any DXL Subsidiary, obligating DXL or any DXL Subsidiary to issue, transfer or sell, or cause to be issued, transferred or sold, any Equity Interests of DXL or any DXL Subsidiary. All of the issued and outstanding shares of DXL Capital Stock are duly authorized and validly issued and fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the DXL Charter or any Contract to which DXL is a party or by which it is otherwise bound.

(b) No bonds, debentures, notes or other Indebtedness, or securities convertible into or exchangeable for, or other rights to acquire, any such bonds, debentures, notes or other Indebtedness, of DXL having the right to vote on any matters on which stockholders may vote (“DXL Voting Debt”) are issued or outstanding.

(c) Except for the Equity Interests of the DXL Subsidiaries, which are identified by name, jurisdiction of incorporation or formation, and ownership thereof (including the percentage of such ownership) on Section 3.02(c) of the DXL Disclosure Schedule, DXL does not own, beneficially or of record, directly or indirectly any Equity Interests in any Person, nor does DXL or any DXL Subsidiary have any Contract or other obligation requiring that DXL or any DXL Subsidiary acquire any Equity Interest in any Person.

Section 3.03 Authority; No Violation.

(a) DXL has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to receipt of the Required DXL Stockholder Vote, to consummate the Merger and the other Transactions hereunder. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly approved and adopted by the DXL Board. The DXL Board (at meetings duly called and held) has: (a) determined that the Transactions are fair to, advisable and in the best interests of DXL and its stockholders; (b) approved and declared advisable this Agreement and the Transactions, including the issuance of the

Merger Consideration pursuant to the terms of this Agreement; and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of DXL vote to approve the DXL Stockholder Matters. This Agreement has been duly and validly executed and delivered by DXL and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of DXL, enforceable against DXL in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or other Laws affecting the rights of creditors generally and the availability of equitable remedies (collectively, the “Enforceability Exceptions”)).

(b) The affirmative vote of a majority of the votes cast at a meeting of the holders of DXL Common Stock to approve the issuance of DXL Common Stock as the Merger Consideration pursuant to the terms of this Agreement (the “DXL Stockholder Matters,” and such meeting, the “DXL Stockholders Meeting”) is the only vote of the holders of any Equity Interests of DXL necessary to approve the Merger and the Transactions, including the issuance of the Merger Consideration pursuant to the terms of this Agreement (the “Required DXL Stockholder Vote”).

(c) Neither the execution and delivery of this Agreement by DXL and Merger Sub nor the consummation by DXL and Merger Sub of the Merger or the other Transactions, nor compliance by DXL and Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the DXL Charter or DXL Bylaws or the certificate of incorporation or bylaws of Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 3.04 are duly obtained and/or made, (A) violate any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) or any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to DXL, any of the DXL Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of DXL or any of the DXL Subsidiaries under, any of the terms, conditions or provisions of any Contract, note, bond, mortgage, indenture, deed of trust, DXL License, lease, agreement or other instrument or obligation to which DXL or any of the DXL Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, other than, in the case of clause (ii), that would not have, individually or in the aggregate, a Material Adverse Effect on DXL.

(d) Merger Sub has full corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other Transactions and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly approved by the board of directors of Merger Sub. The board of directors of Merger Sub has determined that this Agreement, the Merger and the other Transactions are in the best interests of Merger Sub and its sole stockholder, and that considering the financial position of Merger Sub and FBB, no reasonable concern exists that the Surviving Company will be unable to fulfill both the obligations of Merger Sub to its creditors, adopted this Agreement, recommended that its sole stockholder vote in favor of the approval of this Agreement and directed that this Agreement be submitted to its sole stockholder for approval in connection with the consummation of the Merger and the other Transactions. Except for the approval of this Agreement by DXL as the sole stockholder of Merger Sub, no other corporate proceeding on the part of Merger Sub or any other vote by the sole stockholder of Merger Sub is necessary to approve or adopt this Agreement or to consummate the Merger and the other Transactions (except for the filing of the appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.04 Consents and Approvals. Except for (a) the furnishing with the SEC of the Proxy Statement, and the filing with the SEC of such other reports required in connection with the Merger and the other Transactions under, and such other compliance with, the Exchange Act and the Securities Act, (b) the filing of the Certificate of Merger in accordance with the DGCL, (c) compliance with notices and filings, if any, under all applicable antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively, “Antitrust Laws”), (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of DXL Common Stock constituting the Merger Consideration, (e) any filings required under the rules and regulations of The Nasdaq Stock Market, Inc. (“Nasdaq”) (including, inter alia, to permit the DXL Common Stock that are to be issued as the Merger Consideration to be listed thereon) and (f) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not have, individually or in the aggregate, a Material Adverse Effect on DXL, no consents, approvals of, filings or registrations with, or orders, authorizations or authority of any federal, state, local or foreign government, court of competent jurisdiction, agency, commission, department, bureau, tribunal, board or other governmental authority, regulatory commission or instrumentality (each, a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by DXL and Merger Sub of this Agreement and (ii) the consummation by DXL and Merger Sub of the Transactions.

Section 3.05 Reports. DXL and each of the DXL Subsidiaries have timely filed all submissions, reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto and all exhibits and other information incorporated therein, that they were required to file since January 29, 2023, with (a) the SEC (all such documents filed with, or furnished to, the SEC, the “DXL SEC Reports”), (b) any state or other federal regulatory authority (other than any Tax Authority, which is covered by Section 3.10) and (c) any foreign regulatory authority (other than any Tax Authority, which is covered by Section 3.10) (collectively, “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such report, registration, schedule, form, statement or other document, or to pay such fees or assessments, would not, individually or in the aggregate, reasonably be expected to be material to DXL or any of the DXL Subsidiaries. As of their respective dates, the DXL SEC Reports (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the applicable rules and regulations of the SEC thereunder. None of the DXL Subsidiaries is currently required to file any forms, reports or other documents with the SEC. As of the date hereof, DXL does not have any unresolved comments from the SEC with respect to the DXL SEC Reports.

Section 3.06 Financial Statements.

(a) The consolidated financial statements of DXL filed in, or furnished with, the DXL SEC Reports have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied by DXL for the periods and at and as of the dates presented (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC), and fairly present in all material respects the consolidated financial position of DXL as of the dates thereof and the consolidated results of operations, changes in stockholders’ equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements, none of which are material, individually or in the aggregate). Each of the consolidated financial statements of DXL (including all related notes or schedules) included in the DXL SEC Reports complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC.

(b) Since January 29, 2023, (i) neither DXL nor any of its Subsidiaries nor, to the Knowledge of DXL, any director, officer, employee, auditor, accountant, consultant or Representative of DXL or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, that DXL or any of its Subsidiaries has engaged in accounting or auditing practices in violation of applicable Law or applicable requirements of GAAP, and (ii) no current or former attorney representing DXL or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by DXL or any of its officers, directors, employees or agents to the board of directors of DXL or any committee thereof or to any director or executive officer of DXL.

(c) Since January 29, 2023, neither DXL nor any of its Subsidiaries (nor, to the Knowledge of DXL, any employee thereof) nor DXL’s independent auditors has identified or been made aware of any (i) significant deficiency or material weakness in the system of internal accounting controls utilized by DXL and its Subsidiaries; (ii) fraud, whether or not material, that involves DXL’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by DXL and its Subsidiaries; or (iii) claim or allegation regarding any of the foregoing.

(d) Except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of DXL as of February 1, 2025, or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet and (iii) for liabilities and obligations incurred in connection with this Agreement, DXL and its Subsidiaries do not have any liabilities that, individually or in the aggregate, are material to DXL and its Subsidiaries, taken as a whole.

(e) Neither DXL nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among DXL or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any off-balance sheet arrangement, which, the case of any of the foregoing, would be required to be disclosed pursuant to Item 303(b) of Regulation S-K promulgated by the SEC.

(f) As of the date hereof, (i) to the Knowledge of DXL, no employee of DXL or any of its Subsidiaries has provided information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by DXL or any of its Subsidiaries and (ii) neither DXL nor any of its Subsidiaries nor, to the Knowledge of DXL, any director, officer, employee, contractor, subcontractor or agent of DXL or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of DXL or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 3.07 Advisors’ Fees. None of DXL, any DXL Subsidiary or any of their respective officers or directors has employed any broker, finder, investment banker or financial advisor (each, an “Advisor”), or incurred any liability for any broker’s fees, commissions, finder’s fees or other Advisor fees, in connection with the Merger or other Transactions, other than Guggenheim Securities, LLC

(“DXL’s Financial Advisor”). DXL retained DXL’s Financial Advisor pursuant to an engagement letter and has delivered to FBB a true and complete copy of such engagement letter.

Section 3.08 Absence of Certain Changes or Events.

(a) Since February 1, 2025, through the date of this Agreement, no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL.

(b) Except in connection with the execution and delivery of this Agreement and the Transactions, from February 1, 2025 through the date of this Agreement, DXL and the DXL Subsidiaries have carried on their respective businesses in all material respects in the ordinary course, consistent with past practice.

Section 3.09 Legal Proceedings.

(a) As of the date hereof, none of DXL nor any of the DXL Subsidiaries is a party to any, and there are no pending or, to DXL’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or reviews of any nature (collectively, “Proceedings”) against DXL or any of the DXL Subsidiaries, or, to DXL’s Knowledge, any of the directors, officers or employees of DXL of any of its Subsidiaries in their respective capacities as such; and, since January 30, 2022, neither DXL nor any of its Subsidiaries has settled or compromised any proceeding or claim, whether filed or threatened, which settlement or compromise is or was material to DXL or any of its Subsidiaries.

(b) There is no Injunction, judgment or regulatory restriction imposed upon DXL, any of the DXL Subsidiaries or the assets of DXL or any of the DXL Subsidiaries.

Section 3.10 Taxes and Tax Returns.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL:

(i) All Tax Returns required by Law to be filed by DXL and the DXL Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete.

(ii) All amounts of Taxes shown due on any Tax Returns of DXL and the DXL Subsidiaries and all other amounts of Taxes owed by DXL and the DXL Subsidiaries have been timely paid.

(iii) DXL and the DXL Subsidiaries have (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Tax Authority.

(iv) Neither DXL nor the DXL Subsidiaries is currently engaged in any audit, administrative or judicial proceeding with a Tax Authority with respect to Taxes. Neither DXL nor the DXL Subsidiaries has received any written notice from a Tax Authority of a proposed deficiency of any amount of Taxes other than any such deficiencies that have since been resolved. No written claim has been made by any Tax Authority in a jurisdiction where DXL or the DXL Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of DXL or the DXL Subsidiaries, and no written request for any such waiver or extension is currently pending.

(v) Neither DXL nor the DXL Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(vi) Neither DXL nor the DXL Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(vii) Neither DXL nor the DXL Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Tax Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing outside of the ordinary course of business; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; (F) any transactions effected or investments made prior to the Closing that results in taxable income pursuant to Section 951(a) or 951A of the Code (or any similar provision of Law); or (G) any election under Section 965 of the Code.

(viii) Neither DXL nor the DXL Subsidiaries has any liability for the Taxes of any Person (other than the DXL or the DXL Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(ix) Neither DXL nor the DXL Subsidiaries is party to, or bound by, or has any obligation to, any Tax Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(x) DXL and the DXL Subsidiaries have complied in all material respects with respect to all applicable Laws relating to the reporting and payment of amounts relating to escheat or abandoned or unclaimed property obligations or similar Laws and have no liability pursuant to any such Laws.

(xi) DXL is classified as a corporation for U.S. federal income tax purposes.

(xii) Neither DXL nor the DXL Subsidiaries has taken or agreed to take any action or believes or has any reason to believe that any conditions exist that could prevent or impede the Merger from qualifying for the Intended Tax Treatment.

Section 3.11 Employee Benefit Plans.

(a) For purposes of this Agreement, “DXL Benefit Plan” shall mean each benefit or compensation plan, arrangement, agreement, policy or program, including any “employee welfare plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, retention, salary continuation, change of control, retirement, pension, profit sharing or fringe benefit plan, or program, of any kind (whether written or oral, tax-qualified or non-tax qualified, funded or unfunded, foreign or domestic, active, frozen or terminated), that is sponsored, maintained or contributed to by DXL (or required to be maintained or contributed to by DXL) for the benefit of current or former directors, officers or employees of, or consultants to, DXL or with respect to which DXL, directly or indirectly, has any liability, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”). Section 3.11(a) of the DXL Disclosure Schedule contains a true and complete list of each material DXL Benefit Plan; provided, for the avoidance of doubt, that the following need not be set forth on Section 3.11(a) of the DXL Disclosure Schedule: (i) any employment agreement, equity plan or award, or other DXL Benefit Plan in each case which is disclosed and filed with the SEC and (ii) any plan or arrangement sponsored or maintained by a Governmental Entity or required to be provided to a service provider pursuant to applicable Law. With respect to each DXL Benefit Plan, DXL has provided or made available to FBB true and complete copies of: (x) such DXL Benefit Plan, if written, or a description of such DXL Benefit Plan, if not written and (y) to the extent applicable to such DXL Benefit Plan: (i) all trust agreements, insurance contracts or other funding arrangements; (ii) the most recent Form 5500 (including all schedules thereto) required to have been filed with the Department of Labor and all schedules thereto; (iii) the most recent IRS determination, advisory or opinion letter; (iv) the most recent summary plan descriptions; (v) all material non-routine communications to or from any Governmental Entity related to any DXL Benefit Plan (including a written description of any oral communication) within the last calendar year, or for any matter that remains unresolved as of the date hereof; and (vi) all amendments and modifications to any such document.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL, (i) each DXL Benefit Plan is in compliance with all applicable Laws, including ERISA, the Code, and the terms of such DXL Benefit Plan; (ii) each DXL Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, advisory or opinion letter from the Internal Revenue Service, or with respect to a pre-approved plan, can rely on an advisory or opinion letter from the Internal Revenue Service to the pre-approved plan sponsor, to the effect that such DXL Benefit Plan is so qualified with respect to its form and that the plan and the trust related thereto qualify in form to be exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination, advisory or opinion letter has been revoked, no revocation has been threatened and DXL is aware of no event occurring after the date of such determination that could reasonably be expected to cause the revocation of such letter or result in the loss of such qualification; (iii) no condition exists that is reasonably likely to subject DXL or any DXL ERISA Affiliate to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, or 4980B of the Code or other liability with respect to the DXL Benefit Plans; (iv) there are no pending or, to DXL’s Knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the DXL Benefit Plans or any trusts related thereto; (v) no DXL Benefit Plan is, or within the last three (3) years has been, the subject of an examination or audit by a Governmental Entity and to DXL’s Knowledge, no fact or event exists or could reasonably be expected to give rise to any such investigation, audit or other administrative proceeding with respect to a DXL Benefit Plan; and (vi) all contributions, premiums and other similar payments to, and payments from, the DXL Benefit Plans which are required to have been made by DXL or any of its Subsidiaries with respect to any period ending on or before the Closing Date, in accordance with the DXL Benefit Plans, have been timely made or accrued in accordance with GAAP.

(c) Neither DXL nor any DXL ERISA Affiliate has, within the past six (6) years, maintained, sponsored, contributed to, been required to contribute to or has or could reasonably be expected to have any liability with respect to a, (i) “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, (ii) “single employer pension plan” as defined in Section 4001(a)(15) of ERISA, (iii) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (iv) “multiple employer plan” subject to Section 413(c) of the Code. Neither DXL nor any DXL ERISA Affiliate has any current or contingent liability or obligation with respect to any plan that is or was within the past six (6) years subject to Title IV of ERISA or Sections 412 or 430 of the Code.

(d) Except as set forth on Section 3.11(d) of the DXL Disclosure Schedule, no DXL Benefit Plan provides, nor does DXL nor any Subsidiary have any obligation to provide, post-termination medical, health, life insurance or other welfare-type benefits for retired, former or current employees or beneficiaries or dependents thereof, including any post-employment or retiree health or welfare benefits, except for continued medical benefit coverage mandated by Part 6 of Subtitle B of Title I of ERISA, required under Section 4980B or as required under state or other applicable continuation coverage law, in each case for which the covered individual pays the full cost of coverage.

(e) Except as provided by this Agreement or as set forth on Section 3.11(e) of the DXL Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other Transactions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) result in any payment becoming due to any current or former director, officer or any employee, consultant or individual service provider of DXL or any DXL Subsidiary, including any severance pay, change of control benefit or any other payment from DXL or any FBB Subsidiary, (ii) increase any benefits otherwise payable under any DXL Benefit Plan or materially increase compensation, (iii) result in or cause the vesting, exercisability, acceleration of the time of payment, funding or vesting of any such benefits, or forfeiture of or increase the amount or value of, any compensation or benefits due to any employee, officer, director or consultant, (iv) result in the triggering or imposition of any restrictions or limitations on the rights of DXL to amend, merge or terminate any DXL Benefit Plan or (v) trigger any other obligation under, or result in the breach or violation of, any DXL Benefit Plan.

(f) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL, each DXL Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been established, operated and maintained in compliance with Section 409A of the Code and any proposed and final guidance promulgated under Section 409A of the Code. No additional Tax under Section 409A(a)(1)(B) of the Code has been incurred by a participant in any such DXL Benefit Plan.

(g) Neither DXL nor any DXL Subsidiary is a party to, nor does any of them have any obligation under any DXL Benefit Plan to compensate or otherwise indemnify any Person for any gross-up, make-whole or excise Taxes payable pursuant to Section 409A or Section 4999 of the Code.

(h) No payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the Transactions, either alone or in combination with another event, by any current or former employee or natural person independent contractor of DXL would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 or the Code. Neither DXL nor any DXL Subsidiary has any legally binding plan or commitment to create any additional DXL Benefit Plan or to modify or change any existing DXL Benefit Plan that would be reasonably expected to result in material liabilities to DXL or any DXL Subsidiary, except as may be required by applicable Law.

(i) Each Multiemployer Plan maintained, sponsored or contributed to, or required to be contributed to, by DXL, any DXL Subsidiary or any DXL ERISA Affiliate (a “DXL Multiemployer Plan”), as of the date of this Agreement, is listed in Section 3.11(i) of the DXL Disclosure Schedule. With respect to any DXL Multiemployer Plan, neither DXL nor any DXL ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on DXL. With respect to each DXL Multiemployer Plan, neither DXL nor any DXL Subsidiary or DXL ERISA Affiliate has been informed of: (i) any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA); (ii) any fact that would adversely affect the tax qualified status of such DXL Multiemployer Plan; or (iii) any completed or partial termination (whether by mass withdrawal or otherwise).

(j) All contributions required to be made by DXL or any DXL Subsidiary under each DXL Multiemployer Plan have been timely made and all obligations in respect of each DXL Multiemployer Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the DXL SEC Reports, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on FBB.

Section 3.12 Labor and Employment.

(a) Section 3.12(a) of the DXL Disclosure Schedule sets forth, as of the close of business on November 26, 2025, a complete and correct list of all current employees of DXL and the DXL Subsidiaries (“DXL Employees”), including their respective titles, whether such employee is classified as exempt or non-exempt pursuant to the Fair Labor Standards Act (“FLSA”), current compensation (including base salary (if classified as exempt) or hourly wage rate (if classified as non-exempt), current target bonus entitlement and other incentive or contingent compensation), status as full-time or part-time, age, work location, and amount of accrued but unused vacation, and whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status, and, if applicable, the anticipated date of return to active employment. DXL has taken reasonable steps to ensure that all individuals who are or were performing consulting or other services for DXL are or were correctly classified under all applicable Laws by DXL as either “independent contractors” (or comparable status in the case of a non-U.S. entity) or “employees” as the case may be, and, at the Closing Date, with respect to those individuals still performing consulting services for DXL as of the Closing Date, such individuals will qualify for such classification and would not be entitled to the rights of an employee of DXL. DXL has taken reasonable steps to ensure that all individuals who are or were classified as “employees” of DXL are or were correctly classified under all applicable Laws by DXL, as exempt or non-exempt from overtime payments, as the case may be. Except as otherwise required by Law or as expressly contemplated by this Agreement, there is no former director, officer, employee, independent contractor or consultant of DXL who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from DXL) relating to such former service provider’s relationship with DXL.

(b) Neither DXL nor any DXL Subsidiary is party to a collective bargaining agreement, no collective bargaining agreement is presently being negotiated, and no collective bargaining agreement is applicable to any employees of DXL or any DXL Subsidiary. To the Knowledge of DXL, since January 1, 2023, until the date of this Agreement, there are and have been no material labor union organizing activities or representation campaigns of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent pending or, threatened with respect to any of the employees of DXL or any DXL Subsidiary. There is no and during the three (3) year period prior to the date hereof there has been no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to DXL’s Knowledge, threatened against or affecting DXL or any DXL Subsidiary or (ii) lockout, strike, slowdown, work stoppage or, to DXL’s Knowledge, threat thereof by or with respect to any employees of DXL or any DXL Subsidiary.

(c) In the three (3) years prior to the date hereof, neither DXL or any DXL Subsidiary has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar applicable law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of DXL or any DXL Subsidiary, or (ii) a “mass layoff” or collective dismissal (as defined in WARN, or any similar applicable law) affecting any site of employment or facility of DXL or any DXL Subsidiary. Neither DXL or any DXL Subsidiary has incurred any liability or obligation under WARN or any similar state, local or foreign Law that remains unsatisfied.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL, DXL is, and at all relevant times has been, in compliance with all applicable Laws and orders with respect to labor relations, employment and employment practices, including occupational safety and health standards, terms and conditions of employment or services, payment of wages or other compensation, minimum wages, overtime, classification of employees, employment equality, age discrimination, immigration, visa, work status, human rights, pay equity and workers’ compensation, and is not engaged in any unfair labor practice (“Employment Matters”). The employment or services of each former employee, consultant or contractor of DXL was terminated in material compliance with all applicable Laws, and DXL does not have, and would not reasonably be expected to have, any liability with respect to any such former employees, consultants or contractors for any such termination of employment or services.

(e) Except as would not reasonably be expected to be material to DXL and its Subsidiaries, taken as a whole, there are no, and in the past five years there have been no pending or, to DXL’s Knowledge, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of DXL or any DXL Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity or arbitration board or panel relating to any Employment Matters.

(f) To DXL’s Knowledge, no employee at or above the level of Vice President has informed DXL or any DXL Subsidiary, either orally or in writing, of any plans to terminate their employment or relationship with DXL or any DXL Subsidiary generally or as a result of the Transactions or otherwise.

(g) Each employee of DXL and each DXL Subsidiary is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States, or (iv) an alien authorized to work in the United States specifically for DXL or any DXL Subsidiary or for any United States employer. DXL and each DXL Subsidiary have completed a Form I-9 (Employment Eligibility Verification) for each employee, and each Form I-9 has since been updated, in each case, as required by applicable Law and is correct and complete. For each employee of DXL and each DXL Subsidiary employed in the United States, an authorized official of the company has reviewed the original documentation relating to the identity and employment authorization of such employee in compliance with applicable Laws and such documentation appeared, to such official, to be genuine on its face and to relate to the employee presenting such documentation.

Section 3.13 Internal Control. Except as would not reasonably be expected to be material to DXL and its Subsidiaries, taken as a whole, DXL has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of DXL’s assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that DXL’s receipts and expenditures are being made only in accordance with authorizations of DXL’s management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of DXL’s assets that could have a material effect on DXL’s financial statements. Except as would not reasonably be expected to be material to DXL and its Subsidiaries, taken as a whole, DXL (a) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that all information required to be disclosed by DXL in the reports that it will file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to DXL’s management as appropriate to allow timely decisions regarding required disclosure and (b) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to DXL’s auditors and the board of directors of DXL (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect DXL’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in DXL’s internal control over financial reporting. Since February 1, 2025, none of DXL, DXL’s auditors, the DXL Board or the audit committee of the DXL Board has received any oral or written notification of any matter set forth in the preceding clause (i) or (ii).

Section 3.14 Compliance with Laws; Licenses.

(a) Since January 29, 2023, except as would not reasonably be expected to be material to DXL and its Subsidiaries, taken as a whole, (i) the businesses of each of DXL and the DXL Subsidiaries have been conducted in compliance with all applicable federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, Injunctions, arbitration awards, agency requirements, licenses and permits of all Governmental Entities (each, a “Law” and collectively, “Laws”) and with all applicable Privacy Laws, posted or internal agreements or policies with respect to customer, user, private or personal data, or data or system privacy or security and (ii) there has been no misuse, unauthorized intrusion, cyberattack or breach of the IT Assets owned or controlled by DXL that has not since been resolved without any ongoing material liability for DXL. No investigation or review by any Governmental Entity with respect to DXL or any of the DXL Subsidiaries is pending or, to DXL’s Knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same. As of the date hereof, to the Knowledge of DXL and the DXL Subsidiaries, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under any applicable Law. Each of DXL and the DXL Subsidiaries has all material governmental permits, authorizations, registrations, waivers, licenses, franchises, variances, exemptions and orders issued or granted by a Governmental Entity and all other authorizations, consents, certificates of public convenience and/or necessity and approvals issued or granted by a Governmental Entity (collectively, “Licenses” and the terms “DXL Licenses” and “FBB Licenses” will mean Licenses of DXL or any of the DXL Subsidiaries or FBB, respectively) necessary to conduct its business as presently conducted.

(b) Since January 29, 2023, DXL and each of the DXL Subsidiaries are in material compliance with (i) their respective obligations under each of the material DXL Licenses and (ii) the rules and regulations of the Governmental Entity issuing such material DXL Licenses. There is no pending or, to DXL’s Knowledge, threatened by or before any Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against DXL or any of the DXL Subsidiaries relating to any of the material DXL Licenses. To the Knowledge of DXL and the DXL Subsidiaries, no

event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any DXL License, and to the Knowledge of DXL and the DXL Subsidiaries, there are no facts or circumstances which could form the basis for any such default or violation. The actions of the applicable Governmental Entities granting all material DXL Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to DXL’s Knowledge, threatened, any material application, petition, objection or other pleading with any Governmental Entity that challenges or questions the validity of or any rights of the holder under any material DXL License.

Section 3.15 Material Contracts.

(a) Section 3.15(a) of the DXL Disclosure Schedule sets forth a complete list of each currently effective Contract to which DXL or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (other than any DXL Benefit Plan) (each, a “DXL Material Contract”):

(i) that is a material contract as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) relating to leases of real property;

(iii) that is a Contract with a DXL Top Supplier;

(iv) (a) any pledge, security agreement, deed of trust or other Contracts that impose a Lien on any of DXL’s or any of its Subsidiaries’ assets; (b) loan or credit agreement, indenture, debenture, note or other Contracts that create, incur or guarantee any Indebtedness, or (c) Contracts under which DXL or any of its Subsidiaries assumes, or otherwise becomes liable for, the Indebtedness of any other Person;

(v) that is any partnership agreement, joint venture agreement or other similar Contract (excluding, for the avoidance of doubt, marketplace agreements with vendors);

(vi) relating to Indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $500,000 in the aggregate;

(vii) which by its terms limits in any material respect (i) the localities, market or business in which all or any significant portion of the business and operations of DXL or DXL’s Subsidiaries or, following the consummation of the Transactions, the business and operations of Surviving Company, DXL or any Affiliate of DXL, is or would be conducted, (ii) the Persons DXL or any of its existing or future Subsidiaries, may hire (other than Contracts with contract research organizations or other contractors or vendors that provide services to DXL in the ordinary course of DXL’s business and that contain provisions that prevent DXL from soliciting or hiring any personnel of such contract research organizations or such other contractors or vendors), (iii) the Persons to whom DXL or any of its existing or future Subsidiaries may sell products or deliver services, or (iv) the scope of the business and operations of DXL and its Subsidiaries, taken as a whole;

(viii) any Contract that (i) provides for the grant to DXL of any license or other right to or under any material Intellectual Property Rights, other than (A) non-exclusive license agreements for commercially available off-the-shelf software or technology services, (B) employee proprietary invention assignment agreements and (C) commercial agreements where the license of Intellectual Property Rights is incidental to the main agreement or (ii) contains a license or other right to use material DXL IP

Rights other than non-exclusive licenses to a contractor or service provider of DXL or the DXL Subsidiaries entered in the ordinary course of business;

(ix) any Contract that waives any material rights, grants any material releases, resolves or settles any material actual or threatened Proceedings or provides for any material injunctive or non-monetary relief (including co-existence agreements);

(x) containing any royalty, dividend or similar arrangement based on the revenues or profits of DXL or any of its Subsidiaries;

(xi) with any Governmental Entity or a subcontractor to any Governmental Entity in connection with such DXL Material Contract;

(xii) any Contract with (a) an executive officer or director of DXL or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of DXL or (c) to the Knowledge of DXL, any “related party” (within the meaning of Item 404 of Regulation S-K promulgated by the SEC) of any such officer, director or owner (other than DXL or its Subsidiaries);

(xiii) any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Transactions;

(xiv) relating to the acquisition or disposition of any material interest in, or any material amount of, securities, property or assets of DXL or any of its Subsidiaries or any other Person, or for the grant to any Person of any preferential rights to purchase any such securities, property or assets;

(xv) establishing powers of attorney or agency agreements; and

(xvi) other than as set forth elsewhere on Section 3.15(a) of the DXL Disclosure Schedule, and excluding customary confidentiality and non-disclosure agreements, all other Contracts that are material to the business or operations of DXL and its Subsidiaries and commitments or agreements to enter into any of the foregoing.

(b) DXL has delivered or made available to FBB accurate and complete copies of all DXL Material Contracts, including all amendments thereto. There are no DXL Material Contracts that are not in written form. Neither DXL nor any Subsidiary of DXL has, nor to DXL’s Knowledge, has any other party to a DXL Material Contract breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any DXL Material Contract, except where the breach, violation, default or notice thereof of any the foregoing, thereunder has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL. As to DXL and DXL’s Subsidiaries, as of the date of this Agreement, each DXL Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions, except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL. The consummation of the Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from DXL, any Subsidiary of DXL, or the Surviving Company to any Person under any DXL Material Contract or give any Person the right to terminate or alter the provisions of any DXL Material Contract. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL, no Person (A) is renegotiating any material amount paid or payable to DXL or any of its Subsidiaries under any DXL Material Contract or any other material term or provision of any DXL Material Contract or (B)

has provided notice to DXL or any of its Subsidiaries that it intends to terminate any DXL Material Contract or with respect to any breach or default in any material respect of any DXL Material Contract.

Section 3.16 Environmental Liability.

(a) Each of DXL and the DXL Subsidiaries possesses and is in compliance with all Environmental Permits necessary in all material respects to conduct its businesses and operations as currently conducted.

(b) To the Knowledge of DXL, each of DXL and the DXL Subsidiaries is in compliance and has complied in all material respects with all applicable Environmental Laws, and neither DXL nor any DXL Subsidiary has received any communication from any Governmental Entity or other Person that alleges that DXL or any DXL Subsidiary has violated or is liable under any Environmental Law in any material respect.

(c) There are no material Environmental Claims pending or, to DXL’s knowledge, threatened against DXL or any of the DXL Subsidiaries and neither DXL nor any of the DXL Subsidiaries has contractually retained or assumed any liabilities or obligations that would reasonably be expected to result in any Environmental Claim against DXL or any of the DXL Subsidiaries nor there is any circumstance involving DXL or any of its Subsidiaries that would reasonably be expected to result in Environmental Claim.

(d) To the Knowledge of DXL, there have been no Releases of, or exposure to, any Hazardous Materials that would reasonably be expected result in any material Environmental Claim or liability.

(e) Definitions.

(i) “Environmental Claims” means any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation by any Governmental Entity or other Person alleging responsibility or liability (including responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, based on or related to (x) the presence, Release of, or exposure to, any Hazardous Materials at any location or (y) any failure to comply with any Environmental Law or Environmental Permit.

(ii) “Environmental Laws” means all applicable Laws issued, promulgated or entered into by or with any Governmental Entity relating to pollution or protection of the environment (including ambient air, surface water, groundwater, soils or subsurface strata) or, as it relates to the environment, the Release of or exposure to hazardous or toxic materials or protection of worker health from such exposure.

(iii) “Environmental Permits” means all Licenses required under applicable Environmental Laws.

(iv) “Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes that in relevant form or concentration are regulated pursuant to any Environmental Law.

(v) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

Section 3.17 Takeover Laws. Assuming the representations and warranties of FBB set forth in Section 4.02 are true and correct, as of the date hereof, the DXL Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL will be inapplicable to the execution, delivery and performance of this Agreement. There are no other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulations (each, a “Takeover Statute”) or any takeover-related provision in the DXL Charter applicable to the Merger or the other Transactions.

Section 3.18 DXL Information. The information relating to DXL that is provided by DXL or DXL’s Representatives for inclusion in the Proxy Statement, or in any other document filed with any other Regulatory Agency in connection with the Merger and the other Transactions, will not in the case of the Proxy Statement, at the date it is first furnished by DXL to the DXL stockholders or at the time of the DXL Stockholders Meeting or in the case of any other document at the time of the filing of such document, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 3.19 Affiliate Transactions. Except as disclosed in DXL’s most recently filed annual report on Form 10-K, as of the date of this Agreement, there are no material transactions, Contracts or understandings between DXL or any of the DXL Subsidiaries, on the one hand, and either (i) any holder of any Equity Interest in DXL or any of the DXL Subsidiaries, (ii) any officer or director of DXL or any of the DXL Subsidiaries (other than any DXL Benefit Plan) or (iii) any of DXL’s other Affiliates (other than wholly owned DXL Subsidiaries), on the other hand, that would be required to be disclosed by DXL under Item 404 of Regulation S-K promulgated by the SEC.

Section 3.20 Intellectual Property.

(a) Each of DXL and the DXL Subsidiaries owns, or has a valid license to use, free and clear of all Liens, other than Permitted Liens, all material Intellectual Property Rights used in the operation of their respective businesses as currently conducted (provided that the foregoing will not be read as a representation of non-infringement, which is solely covered by Section 3.20(b) below) and such (i) ownership or (ii) right to use such Intellectual Property Rights will not be affected by the execution, delivery and performance of this Agreement or the consummation of the Merger and the other Transactions. All material Registered IP included in the DXL IP Rights is currently subsisting, and, to the Knowledge of DXL, valid and enforceable.

(b) (i) The conduct of the business as currently conducted, and as has been conducted since January 29, 2023, by DXL and the DXL Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third Person in any material respect; (ii) there are no material Proceedings pending against DXL or any of the DXL Subsidiaries and, to DXL’s Knowledge, there is no material claim, action or proceeding threatened against DXL or any of the DXL Subsidiaries, in each case alleging that DXL or the DXL Subsidiaries is or has been infringing, misappropriating or otherwise violating any Intellectual Property Rights of any third Person; and (iii) since January 29, 2023, neither DXL nor the DXL Subsidiaries have received any material written invitations to license, cease-and-desist letters or indemnity claims relating to any infringement, misappropriation or violation of the Intellectual Property Rights of any third Person.

(c) Since January 29, 2023, neither DXL nor any of the DXL Subsidiaries have filed or threatened in writing any claim against, or sent an invitation to license, cease-and-desist letter or indemnity claim to, any third Person alleging that such Person is infringing, misappropriating or otherwise violating any DXL IP Rights in any material respect, and to DXL’s knowledge, no third Person is infringing, misappropriating or otherwise violating, or since January 29, 2023 has infringed, misappropriated or otherwise violated, any DXL IP Rights in any material respect.

(d) DXL and each of the DXL Subsidiaries has taken commercially reasonable precautions, including the use of binding confidentiality and nondisclosure agreements, to protect and maintain the confidentiality of material nonpublic information included in the DXL IP Rights, including material Trade Secrets of DXL and the DXL Subsidiaries.

(e) Section 3.20(e) of the DXL Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of Registered IP included in the DXL IP Rights.

(f) All current and former employees and consultants of DXL or any of the DXL Subsidiaries who contributed to the discovery, creation or development of any DXL IP Rights did so (i) within the scope of his or her employment such that it constituted a work made for hire under the U.S. Copyright Act (17 USC 101) and all Intellectual Property Rights arising therefrom became the exclusive property of DXL or any of DXL Subsidiaries, as applicable, or (ii) pursuant to a written agreement, which assigned all of his or her Intellectual Property Rights arising therein to DXL or any of the DXL Subsidiaries, as applicable.

Section 3.21 Title to Assets. Each of DXL and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected in the DXL SEC Reports; and (b) all other assets reflected in the books and records of DXL or any of its Subsidiaries as being owned by DXL or such Subsidiary, in each case, other than as would not reasonably be expected to be material to DXL and its Subsidiaries, taken as a whole. All of such assets are owned or, in the case of leased assets, leased by DXL or any of its Subsidiaries, free and clear of any Liens other than Permitted Liens.

Section 3.22 Real Property; Leasehold.

(a) Section 3.22(a) of the DXL Disclosure Schedule contains, as of the date of this Agreement, a complete and correct list of all real property owned in whole or in part by DXL and its Subsidiaries (such real property, together with all buildings, structures, fixtures and improvements erected or located thereon, the “DXL Owned Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL, (i) DXL or its Subsidiaries have good and valid fee simple title to all of the DXL Owned Real Property, free and clear of Liens, except Permitted Liens, and (ii) to DXL’s Knowledge, there is no pending or threatened condemnation or similar action affecting any of the DXL Owned Real Property by DXL and its Subsidiaries. Neither DXL nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy any DXL Owned Real Property or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase any DXL Owned Real Property or any portion thereof or interest therein. There is no formerly owned real property that was owned by DXL or any of its Subsidiaries in respect of which DXL or any of its Subsidiaries may have any material liability.

Neither DXL nor any of its Subsidiaries is bound by any Contract requiring it to acquire or dispose of any interest in real property.

(b) Section 3.22(b) of the DXL Disclosure Schedule contains, as of the date of this Agreement, a complete and correct list of the DXL Leased Real Property by DXL and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL, (i) DXL or its Subsidiaries have valid leasehold interests to all real property leased or subleased by DXL and its Subsidiaries (the “DXL Leased Real Property”), free and clear of all Liens, except for Permitted Liens; (ii) as of the date hereof, each lease or sublease with respect to the DXL Leased Real Property (each, a “DXL Real Property Lease”) is in full force and effect and enforceable in accordance with its respective terms against DXL or its Subsidiaries that are party thereto and, to DXL’s Knowledge, to the other parties thereto (in each case subject to the Enforceability Exceptions); and (iii) neither DXL nor any of its Subsidiaries is in material breach or material default under any of the DXL Real Property Leases and no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination of, modification of or acceleration of rent under any DXL Real Property Lease or otherwise cause such DXL Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing (subject only to the Enforceability Exceptions). Neither DXL nor any of its Subsidiaries has subleased, licensed, sublicensed or otherwise granted any Person any beneficial interest in or the right to use or occupy any DXL Leased Real Property or any portion thereof. DXL has made available to FBB true, correct and complete copies of each DXL Real Property Lease. Neither DXL nor any of its Subsidiaries owes, nor, based on existing DXL Real Property Leases or other Contracts as currently in effect, will owe in the future, any brokerage commissions or finder’s fees with respect to any DXL Leased Real Property. No landlord or tenant (as applicable) under any DXL Real Property Lease is an Affiliate of DXL or any of its Subsidiaries.

(c) The DXL Owned Real Property set forth on Section 3.22(a) of the DXL Disclosure Schedule and the DXL Leased Real Property set forth on Section 3.22(b) of the DXL Disclosure Schedule comprise all of the land, buildings, improvements, fixtures or other real property necessary for, and currently used by, the operation of the business of DXL and the DXL Subsidiaries. None of the DXL Owned Real Property or DXL Leased Real Property is used for any purpose other than the operation of the business of DXL and the DXL Subsidiaries. Neither DXL nor any of its Subsidiaries uses any land, buildings, improvements, fixtures or other real property for which ownership or a lease would ordinarily be required, other than that which is included in the definition of DXL Owned Real Property or DXL Leased Real Property.

(d) To DXL’s Knowledge, each DXL Owned Real Property and DXL Leased Real Property is supplied with utilities and other services reasonably necessary for the operation of the business of DXL and its Subsidiaries as currently conducted at each such DXL Owned Real Property and DXL Leased Real Property, and, to DXL’s Knowledge, no fact or condition exists that would result in the termination or impairment of the furnishing of service to any such DXL Owned Real Property or DXL Leased Real Property of water, sewer, gas, electric, telephone, drainage and other such utility services. To DXL’s Knowledge, the DXL Owned Real Property and DXL Leased Real Property and all improvements thereon, including the mechanical systems, HVAC systems, plumbing, electrical, security, utility and sprinkler systems, are in reasonably good working condition and repair, subject only to ordinary wear and tear and normal, scheduled maintenance and are reasonably sufficient for the operation thereof for its current use, in each case, except as would not reasonably be expected to be material to DXL and its Subsidiaries, taken as a whole.

(e) To DXL’s Knowledge, there are no material structural or other physical defects or deficiencies in the condition of the DXL Owned Real Property and DXL Leased Real Property, and there are no facts or conditions that would, individually or in the aggregate, materially interfere in any respect with the use or occupancy of such DXL Owned Real Property and DXL Leased Real Property or any portion thereof in the operation of the business of DXL and its Subsidiaries as currently conducted thereon.

(f) Neither DXL nor any of its Subsidiaries has received any written notice from a Governmental Entity of any special Tax, levy or assessment for benefits or betterments that affect the DXL Owned Real Property or DXL Leased Real Property and no such special Taxes, levies or assessments are pending or contemplated. Neither the DXL Owned Real Property, the DXL Leased Real Property nor the use or occupancy thereof violates in any way any applicable permits, licenses, certificates of occupancy, covenants, conditions or restrictions, whether federal, state, local or private, and the DXL Owned Real Property or the DXL Leased Real Property or DXL or its applicable Subsidiary holding the fee, leasehold or other interest therein has received all required permits, certificates of occupancy, licenses, authorizations and approvals in connection with the use and occupancy thereof, whether in connection with the business of DXL, its Subsidiaries or otherwise.

(g) Each DXL Owned Real Property and DXL Leased Real Property enjoys direct or indirect legal ingress and egress from dedicated public highways or streets, and no action has been instituted or is pending or threatened that would impair or curtail such legal ingress and egress and, to DXL’s Knowledge, there is no reasonable basis for any such action.

(h) Neither DXL nor any of its Subsidiaries has received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of any DXL Owned Real Property or DXL Leased Real Property or requesting the performance of any material work or alteration with respect to any DXL Owned Real Property or DXL Leased Real Property.

Section 3.23 Anti-Corruption Laws. None of DXL or any of its Subsidiaries or any of their respective directors, officers, employees or agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption Law (collectively, the “Anti-Corruption Laws”). Neither DXL nor any of its Subsidiaries is or has been the subject of any investigation or inquiry by any Governmental Entity with respect to potential violations of Anti-Corruption Laws.

Section 3.24 Fairness Opinion. Prior to the execution of this Agreement, the DXL Board has received the oral opinion (to be confirmed in writing) of DXL’s Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications, restrictions and limitations upon the review undertaken by DXL’s Financial Advisor in preparing its opinion, the Merger Consideration to be paid by DXL in the Merger pursuant to this Agreement is fair, from a financial point of view, to the stockholders of DXL (the “DXL Fairness Opinion”). Such DXL Fairness Opinion has not been amended or rescinded as of the date of this Agreement. Copies of the written opinion of DXL’s Financial Advisor will be delivered to FBB for informational purposes only reasonably promptly following receipt thereof by DXL.

Section 3.25 Insurance. Section 3.25 of the DXL Disclosure Schedule contains a complete and accurate list of all material policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or otherwise applicable, as of the date of this Agreement, to the assets, properties or operations of DXL and the DXL Subsidiaries, and DXL has heretofore made available to FBB and its Representatives a complete and accurate copy of all such policies, including all occurrence based policies applicable to the assets, properties or operations of DXL and the DXL Subsidiaries for all periods prior to the Effective Time. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are valid and subsisting and in full force and effect in accordance with their terms, all premiums with respect thereto covering all periods up to and including the Effective Time have been paid, and no notice of cancellation or termination (or any other threatened termination) has been received with respect to any such policy. Such policies are sufficient for compliance by DXL and the DXL Subsidiaries with (i) all requirements of applicable Law and (ii) all Contracts to which any of DXL or any of the DXL Subsidiaries is a party, and each of DXL and each of the DXL Subsidiaries has complied in all material respects with the provisions of such policy under which DXL or such DXL Subsidiary, as applicable is an insured party. Neither DXL nor any of the DXL Subsidiaries is in default under any of such insurance policies, and there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. Neither DXL nor any of the DXL Subsidiaries has been refused any insurance or suffered the cancellation of any insurance with respect to the assets, properties or operations of DXL or such DXL Subsidiary, as applicable, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five (5) years. There are no pending or, to the Knowledge of DXL, outstanding or reasonably anticipated material claims under any insurance policy.

Section 3.26 No Other Representations or Warranties; Reliance. Except for the express representations and warranties contained in this Agreement, none of DXL, Merger Sub, any of their Subsidiaries or Affiliates nor any other Person makes any express or implied representation or warranty on behalf of DXL, Merger Sub, their Subsidiaries or Affiliates or any other Person, and each of DXL, Merger Sub and their Subsidiaries and Affiliates hereby disclaims any such representation or warranty whether by DXL, Merger Sub or their Subsidiaries or Affiliates. Each of DXL and Merger Sub has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by FBB or any of its Affiliates or Representatives, except as expressly set forth in Article IV and those certificates delivered by FBB pursuant to this Agreement. DXL has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the business, operations, assets, condition (financial or otherwise) and prospects of FBB and its Subsidiaries. DXL acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises, records and other documents and information of and relating to FBB and its Subsidiaries for such purpose.

Article IV

Except as disclosed in the correspondingly numbered section or subsection of the FBB Disclosure Schedule (it being understood that any disclosure set forth in one section or subsection of the FBB Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to qualify, (i) the section or subsection of this Agreement to which it corresponds in number and (ii) each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other section or subsection), FBB hereby represents and warrants to DXL and Merger Sub as follows:

Section 4.01 Corporate Organization.

(a) FBB is a company duly incorporated, validly existing and in good standing under the laws of the State of Delaware. FBB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, be material.

(b) A true and complete copy of each of the FBB Charter and FBB Bylaws has previously been made available to DXL. FBB is not in violation of any of the provisions of the FBB Charter or FBB Bylaws.

(c) Each FBB Subsidiary (A) is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for such variances from the matters set forth in clause (B) as would not, individually or in the aggregate, be material.

Section 4.02 Capitalization.

(a) Authorized and Issued Shares.

(i) The authorized share capital of FBB is 1,870,000 shares of capital stock, consisting of 1,700,000 shares of FBB Common Stock and 170,000 shares of FBB Preferred Stock (together, the “FBB Capital Stock”). As of the date hereof, there were (1) 1,155,007 shares of FBB Common Stock issued and outstanding, including 14,200 FBB Restricted Stock Awards, (2) 73,156 shares of FBB Preferred Stock issued and outstanding and (3) 50,367 shares of FBB Common Stock issuable upon exercise of the FBB Warrants. As of the Effective Time, there will be no issued or outstanding shares of FBB Preferred Stock or FBB Warrants. Except as set forth in the second sentence of this Section 4.02(a)(i), (i) there are no outstanding or authorized restricted stock, restricted stock unit, stock appreciation right, phantom stock, “Emergence Awards” or other equity-based compensation awards with respect to FBB Common Stock, (ii) no other Equity Interests of FBB were issued, reserved for issuance or outstanding, and (iii) FBB has no other options, warrants, calls, pre-emptive rights, subscriptions or other rights, Contracts, arrangements or commitments of any kind, including any stockholder rights plan, relating to, or the value of which is determined in reference to, the issued or unissued FBB Capital Stock (or any other Equity Interest of FBB) or the Equity Interests of any FBB Subsidiary, obligating FBB or any FBB Subsidiary to issue, transfer or sell, or cause to be issued, transferred or sold, any Equity Interests of FBB or any FBB Subsidiary. All of the issued and outstanding shares of FBB Capital Stock are duly authorized and validly issued and fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the FBB Charter or any Contract to which FBB is a party or by which it is otherwise bound. Section 4.02(a) of the FBB Disclosure Schedule contains a true, correct and complete ledger of all holders of the FBB Capital Stock as of the date hereof, including the name and address of each holder, the number and class of shares held by each such holder.

(b) No bonds, debentures, notes or other Indebtedness, or securities convertible into or exchangeable for, or other rights to acquire, any such bonds, debentures, notes or other Indebtedness, of FBB having the right to vote on any matters on which stockholders may vote (“FBB Voting Debt”) are issued or outstanding.

(c) Except for the Equity Interests of the FBB Subsidiaries, which are identified by name, jurisdiction of incorporation or formation, and ownership thereof (including the percentage of such ownership) on Section 4.02(c) of the FBB Disclosure Schedule, FBB does not own, beneficially or of record, directly or indirectly any Equity Interests in any Person, nor does FBB or any FBB Subsidiary have any Contract or other obligation requiring that FBB or any FBB Subsidiary acquire any Equity Interest in any Person.

Section 4.03 Authority; No Violation.

(a) FBB has full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and, subject to receipt of the FBB Stockholder Approval, to consummate the Merger and the other Transactions hereunder. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly approved and adopted by the FBB Board (at meetings duly called and held or pursuant to a unanimous written consent). The FBB Board has (a) determined that this Agreement and the Merger and the other Transactions are fair to, advisable and in the best interests of FBB and its stockholders; (b) approved and declared advisable this Agreement and the Transactions; and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of FBB consent to approve the FBB Stockholder Approval. Except for the approval of this Agreement, the Merger, the FBB Charter Amendment, the COD Amendment and the other Transactions by the FBB Board, including at least one “Oaktree Designee” and at least one “GS Designee” (each as defined in the FBB Stockholders Agreement), which has been obtained, and by the holders of not less than (i) a majority of the voting power of the outstanding FBB Capital Stock, (ii) a majority of the outstanding FBB Preferred Stock, and (iii) a majority of the “Liquidation Preference” (as defined in the Certificate of Designation) of all of the shares of FBB Preferred Stock (clauses (i), (ii) and (iii) collectively, the “FBB Stockholder Approval”), no other corporate proceedings on the part of FBB or any other vote by the holders of any class or series of FBB Capital Stock are necessary to approve or adopt this Agreement or to consummate the Merger and the other Transactions. This Agreement has been duly and validly executed and delivered by FBB and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of FBB, enforceable against FBB in accordance with its terms, subject to the Enforceability Exceptions.

(b) Neither the execution and delivery of this Agreement by FBB nor the consummation by FBB of the Merger, the FBB Charter Amendment, the COD Amendment or the other Transactions, nor compliance by FBB with any of the terms or provisions of this Agreement, will (i) violate any provision of the FBB Charter or FBB Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.04 are duly obtained and/or made, (A) violate any Injunction or any statute, code, ordinance, rule, regulation, judgment, order, writ or decree applicable to FBB, any of the FBB Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancelation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FBB or any of the FBB Subsidiaries under, any of the terms, conditions or provisions of any Contract, note, bond, mortgage, indenture, deed of trust, FBB License, lease, agreement or other instrument or obligation to which FBB or any of the FBB Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, other than, in the case of clause (ii), that would not have, individually or in the aggregate, a Material Adverse Effect on FBB.

Section 4.04 Consents and Approvals. Except for (a) the filing of the Certificate of Merger in accordance with the DGCL, (b) compliance with notices and filings, if any, under any Antitrust Laws of any applicable jurisdiction, (c) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of DXL Common Stock constituting the Merger Consideration, (d) any filings required under the rules and regulations of Nasdaq and (e) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not have, individually or in the aggregate, a Material Adverse Effect on FBB, no authorizations or authority of any Governmental Entity are necessary in connection with (i) the execution and delivery by FBB of this Agreement, and (ii) the consummation by FBB of the Transactions.

Section 4.05 Financial Statements.

(a) Section 4.05(a) of the FBB Disclosure Schedule includes true and complete copies of FBB’s (i) unaudited balance sheet as of September 27, 2025 and the related unaudited statements of operations, cash flows and changes in stockholders’ equity as of and for the nine months ended September 30, 2025 and (ii) audited balance sheet as of December 28, 2024, December 30, 2023 and December 31, 2022, and the related audited statements of operations, cash flows and changes in stockholders’ equity for the years ended December 28, 2024, December 30, 2023 and December 31, 2022, together with the notes thereto and the reports and opinions of FBB’s independent auditor relating thereto, prepared in accordance with GAAP (such financial statements described in the immediately preceding clauses (i) and (ii), collectively, the “FBB Financial Statements”). The FBB Financial Statements (x) were prepared in all material respects in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated and (y) fairly present, in all material respects, the financial condition, the cash flows and operating results of FBB as of the dates and for the periods indicated therein (subject to normal year-end adjustments in the case of any unaudited interim financial statements, none of which are material, individually or in the aggregate).

(b) Since January 1, 2023, neither FBB nor any of its Subsidiaries nor, to the knowledge of FBB, any director, officer, employee, auditor, accountant, consultant or Representative of FBB or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, that FBB or any of its Subsidiaries has engaged in accounting or auditing practices in violation of applicable Law or applicable requirements of GAAP.

(c) Since January 1, 2023, neither FBB nor any of its Subsidiaries (nor, to the Knowledge of FBB, any employee thereof) nor FBB’s independent auditor has identified or been made aware of any (i) significant deficiency or material weakness in the system of internal accounting controls utilized by FBB and its Subsidiaries; (ii) fraud, whether or not material, that involves FBB’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by FBB and its Subsidiaries; or (iii) claim or allegation regarding any of the foregoing.

(d) Except (i) for those liabilities that are reflected or reserved against on FBB’s balance sheet as of December 28, 2024 or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet and (iii) for liabilities and obligations incurred in connection with this Agreement, FBB and its Subsidiaries do not have any liabilities that, individually or in the aggregate, are material to FBB and its Subsidiaries, taken as a whole.

(e) FBB is not a party to, nor does it have any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between FBB, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any off-balance sheet arrangement, which, the case of any of the foregoing, would (if FBB were subject to the reporting requirements of Section 13a of the Exchange Act) be required to be disclosed pursuant to Item 303(b) of Regulation S-K promulgated by the SEC.

Section 4.06 Advisors’ Fees. None of FBB, any FBB Subsidiary or any of their respective officers or directors has employed any Advisor, or incurred any liability for any broker’s fees, commissions, finder’s fees or other Advisor fees, in connection with the Merger or other Transactions, other than Rothschild & Co (“FBB’s Financial Advisor”). FBB retained FBB’s Financial Advisor pursuant to an engagement letter and has delivered to DXL a true and complete copy of such engagement letter.

Section 4.07 Absence of Certain Changes or Events.

(a) Since December 28, 2024, through the date of this Agreement, no event or events or development or developments have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB.

(b) Except in connection with the execution and delivery of this Agreement and the Transactions, from December 28, 2024 through the date of this Agreement, FBB and the FBB Subsidiaries have carried on their respective businesses in all material respects in the ordinary course, consistent with past practice.

Section 4.08 Legal Proceedings.

(a) As of the date hereof, none of FBB nor any of the FBB Subsidiaries is a party to any, and there are no pending or, to FBB’s Knowledge, threatened Proceedings against FBB or any of the FBB Subsidiaries, or, to FBB’s Knowledge, any of the directors, officers or employees of FBB of any of its Subsidiaries in their respective capacities as such; and, since January 1, 2022, neither FBB nor any of its Subsidiaries has settled or compromised any proceeding or claim, whether filed or threatened, which settlement or compromise is or was material to FBB or any of its Subsidiaries.

(b) There is no Injunction, judgment or regulatory restriction imposed upon FBB, any of the FBB Subsidiaries or the assets of FBB or any of the FBB Subsidiaries.

Section 4.09 Taxes and Tax Returns.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB:

(i) All Tax Returns required by Law to be filed by FBB and the FBB Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete.

(ii) All amounts of Taxes shown due on any Tax Returns of FBB and the FBB Subsidiaries and all other amounts of Taxes owed by FBB and the FBB Subsidiaries have been timely paid.

(iii) FBB and the FBB Subsidiaries have (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Tax Authority.

(iv) Neither FBB nor the FBB Subsidiaries is currently engaged in any audit, administrative or judicial proceeding with a Tax Authority with respect to Taxes. Neither FBB nor the FBB Subsidiaries has received any written notice from a Tax Authority of a proposed deficiency of any amount of Taxes other than any such deficiencies that have since been resolved. No written claim has been made by any Tax Authority in a jurisdiction where FBB or the FBB Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of FBB or the FBB Subsidiaries, and no written request for any such waiver or extension is currently pending.

(v) Neither FBB nor the FBB Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(vi) Neither FBB nor the FBB Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(vii) Neither FBB nor the FBB Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Tax Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing outside of the ordinary course of business; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; (F) any transactions effected or investments made prior to the Closing that results in taxable income pursuant to Section 951(a) or 951A of the Code (or any similar provision of Law), or (G) any election under Section 965 of the Code.

(viii) Neither FBB nor the FBB Subsidiaries has any liability for the Taxes of any Person (other than the FBB or the FBB Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(ix) Neither FBB nor the FBB Subsidiaries is party to, or bound by, or has any obligation to, any Tax Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(x) A valid and timely Section 83(b) election was filed with respect to each outstanding award granted under the FBB Equity Plan or other equity or equity-related right or interest of FBB or any of its Subsidiaries to the extent such award, right or interest was subject to a substantial risk of forfeiture (including, for the avoidance of doubt, with respect to any FBB Restricted Stock Award).

(xi) FBB and the FBB Subsidiaries have complied in all material respects with respect to all applicable Laws relating to the reporting and payment of amounts relating to escheat or abandoned or unclaimed property obligations or similar Laws and have no liability pursuant to any such Laws.

(xii) FBB is classified as a corporation for U.S. federal income tax purposes.

(xiii) Neither FBB nor the FBB Subsidiaries has taken or agreed to take any action or believes or has any reason to believe that any conditions exist that could prevent or impede the Merger from qualifying for the Intended Tax Treatment.

Section 4.10 Employee Benefit Plans.

(a) For purposes of this Agreement, “FBB Benefit Plan” shall mean each benefit or compensation plan, arrangement, agreement, policy or program, including any “employee welfare plan” within the meaning of Section 3(a) of ERISA, whether or not subject to ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock option, severance, employment, retention, salary continuation, change of control, retirement, pension, profit sharing or fringe benefit plan, or program, of any kind (whether written or oral, tax-qualified or non-tax qualified, funded or unfunded, foreign or domestic, active, frozen or terminated), that is sponsored, maintained or contributed to by FBB (or required to be maintained or contributed to by FBB) for the benefit of current or former directors, officers or employees of, or consultants to, FBB or with respect to which FBB, directly or indirectly, has any liability, excluding, in each case, any Multiemployer Plan. Section 4.10(a) of the FBB Disclosure Schedule contains a true and complete list of each material FBB Benefit Plan. With respect to each FBB Benefit Plan, FBB has provided or made available to DXL true and complete copies of: (x) such FBB Benefit Plan, if written, or a description of such FBB Benefit Plan, if not written and (y) to the extent applicable to such FBB Benefit Plan: (i) all trust agreements, insurance contracts or other funding arrangements; (ii) the most recent Form 5500 (including all schedules thereto) required to have been filed with the Department of Labor and all schedules thereto; (iii) the most recent IRS determination, advisory or opinion letter; (iv) the most recent summary plan descriptions; (v) all material non-routine communications to or from any Governmental Entity related to any FBB Benefit Plan (including a written description of any oral communication) within the last calendar year, or for any matter that remains unresolved as of the date hereof; and (vi) all amendments and modifications to any such document.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB, (i) each FBB Benefit Plan is in compliance with all applicable Laws, including ERISA, the Code, and the terms of such FBB Benefit Plan; (ii) each FBB Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, advisory or opinion letter from the Internal Revenue Service, or with respect to a pre-approved plan, can rely on an advisory or opinion letter from the Internal Revenue Service to the pre-approved plan sponsor, to the effect that such FBB Benefit Plan is so qualified with respect to its form and that the plan and the trust related thereto qualify in form to be exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination, advisory or opinion letter has been revoked, no revocation has been threatened and FBB is aware of no event occurring after the date of such determination that could reasonably be expected to cause the revocation of such letter or result in the loss of such qualification; (iii) no condition exists that is reasonably likely to subject FBB or any FBB ERISA Affiliate to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, or 4980B of the Code or other liability with respect to the FBB Benefit Plans; (iv) there are no pending or, to FBB’s Knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the FBB Benefit Plans or any trusts related thereto; (v) no FBB Benefit Plan is, or within the last three (3) years has been, the subject of an examination or audit by a Governmental Entity and to FBB’s Knowledge, no fact or event exists or could reasonably be expected to give rise to any such investigation, audit or other administrative proceeding with respect to an FBB Benefit Plan; and (vi) all contributions, premiums and other similar payments to, and payments from, the FBB Benefit Plans which are required to have been made by FBB or any of its Subsidiaries with respect to any period ending on or before the Closing Date, in accordance with the FBB Benefit Plans, have been timely made or accrued in accordance with GAAP.

(c) Neither FBB nor any FBB ERISA Affiliate has, within the past six (6) years, maintained, sponsored, contributed to, been required to contribute to or has or could reasonably be expected to have any liability with respect to a, (i) “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, (ii) “single employer pension plan” as defined in Section 4001(a)(15) of ERISA, (iii) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (iv) “multiple employer plan” subject to

Section 413(c) of the Code. Neither FBB nor any FBB ERISA Affiliate has any current or contingent liability or obligation with respect to any plan that is or was within the past six (6) years subject to Title IV of ERISA or Sections 412 or 430 of the Code.

(d) Except as provided by this Agreement or as set forth on Section 4.10(d) of the FBB Disclosure Schedule, no FBB Benefit Plan provides, nor does FBB nor any Subsidiary have any obligation to provide, post-termination medical, health, life insurance or other welfare-type benefits for retired, former or current employees or beneficiaries or dependents thereof, including any post-employment or retiree health or welfare benefits, except for continued medical benefit coverage mandated by Part 6 of Subtitle B of Title I of ERISA, required under Section 4980B or as required under state or other applicable continuation coverage law, in each case for which the covered individual pays the full cost of coverage.

(e) Except as provided by this Agreement or as set forth on Section 4.10(e) of the FBB Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other Transactions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) result in any payment becoming due to any current or former director, officer or any employee, consultant or individual service provider of FBB or any FBB Subsidiary, including severance pay, change of control benefit or any other payment from FBB or any FBB Subsidiary, (ii) increase any benefits otherwise payable under any FBB Benefit Plan or materially increase compensation, (iii) result in or cause the vesting, exercisability, acceleration of the time of payment, funding or vesting of any such benefits, or forfeiture of or increase the amount or value of, any compensation or benefits due to any such employee, officer, director or consultant, (iv) result in the triggering or imposition of any restrictions or limitations on the rights of FBB to amend, merge or terminate any FBB Benefit Plan or (v) trigger any other obligation under, or result in the breach or violation of, any FBB Benefit Plan.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB, each FBB Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) and has been established, operated and maintained in compliance with Section 409A of the Code and any proposed and final guidance promulgated under Section 409A of the Code. No additional Tax under Section 409A(a)(1)(B) of the Code has been incurred by a participant in any such FBB Benefit Plan.

(g) Neither FBB nor any FBB Subsidiary is a party to, nor does any of them have any obligation under any FBB Benefit Plan to compensate or otherwise indemnify any Person for any gross-up, make-whole or excise Taxes payable pursuant to Section 409A or Section 4999 of the Code.

(h) No payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the Transactions, either alone or in combination with another event, by any current or former employee or natural person independent contractor of FBB would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 or the Code. Neither FBB nor any FBB Subsidiary has any legally binding plan or commitment to create any additional FBB Benefit Plan or to modify or change any existing FBB Benefit Plan that would be reasonably expected to result in material liabilities to FBB or any FBB Subsidiary, except as may be required by applicable Law.

(i) Each Multiemployer Plan maintained, sponsored or contributed to, or required to be contributed to, by FBB, any FBB Subsidiary or any FBB ERISA Affiliate (a “FBB Multiemployer Plan”), as of the date of this Agreement, is listed in Section 4.10(i) of the FBB Disclosure Schedule. With respect to any FBB Multiemployer Plan, neither FBB nor any FBB ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on FBB.

With respect to each FBB Multiemployer Plan, neither FBB nor any FBB Subsidiary or FBB ERISA Affiliate has been informed of: (i) any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA); (ii) any fact that would adversely affect the tax qualified status of such Multiemployer Plan; or (iii) any completed or partial termination (whether by mass withdrawal or otherwise).

(j) All contributions required to be made by FBB or any FBB Subsidiary under each FBB Multiemployer Plan have been timely made and all obligations in respect of each FBB Multiemployer Plan have been properly accrued and reflected in FBB’s most recent audited balance sheet, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on FBB.

Section 4.11 Labor and Employment.

(a) Section 4.11(a) of the FBB Disclosure Schedule sets forth, as of the close of business on November 28, 2025, a complete and correct list of all current employees of FBB and the FBB Subsidiaries (“FBB Employees”), including their respective titles, whether such employee is classified as exempt or non-exempt pursuant to the FLSA, current compensation (including base salary (if classified as exempt) or hourly wage rate (if classified as non-exempt), current target bonus entitlement and other incentive or contingent compensation), status as full-time or part-time, age, work location, and amount of accrued but unused vacation, and whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status, and, if applicable, the anticipated date of return to active employment. FBB has taken reasonable steps to ensure that all individuals who are or were performing consulting or other services for FBB are or were correctly classified under all applicable Laws by FBB as either “independent contractors” (or comparable status in the case of a non-U.S. entity) or “employees” as the case may be, and, at the Closing Date, with respect to those individuals still performing consulting services for FBB as of the Closing Date, such individuals will qualify for such classification and would not be entitled to the rights of an employee of FBB. FBB has taken reasonable steps to ensure that all individuals who are or were classified as “employees” of FBB are or were correctly classified under all applicable Laws by FBB, as exempt or non-exempt from overtime payments, as the case may be. Except as otherwise required by Law or as expressly contemplated by this Agreement, there is no former director, officer, employee, independent contractor or consultant of FBB who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from FBB) relating to such former service provider’s relationship with FBB.

(b) Section 4.11(b) of the FBB Disclosure Schedule lists all collective bargaining agreements to which FBB or any FBB Subsidiary is party to. To the Knowledge of FBB, within the past three (3) years, through the date of this Agreement, there are and have been no material labor union organizing activities or representation campaigns of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent pending or, threatened with respect to any of the employees of FBB or any FBB Subsidiary. There is no and during the three (3) year period prior to the date hereof there has been no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to FBB’s Knowledge, threatened against or affecting FBB or any FBB Subsidiary or (ii) lockout, strike, slowdown, work stoppage or, to FBB’s Knowledge, threat thereof by or with respect to any employees of FBB or any FBB Subsidiary.

(c) In the three (3) years prior to the date hereof, neither FBB or any FBB Subsidiary has effectuated (i) a “plant closing” (as defined in WARN or any similar applicable law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of FBB or any FBB Subsidiary, or (ii) a “mass layoff” or collective dismissal (as defined in WARN, or any similar applicable law) affecting any site of employment or facility of FBB or any FBB Subsidiary. Neither FBB or any FBB Subsidiary has incurred any liability or obligation under WARN or any similar state, local or foreign Law that remains unsatisfied.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB, FBB is, and at all relevant times has been, in compliance with all applicable Laws and orders with respect to Employment Matters. The employment or services of each former employee, consultant or contractor of FBB was terminated in material compliance with all applicable Laws, and FBB does not have, and would not reasonably be expected to have, any liability with respect to any such former employees, consultants or contractors for any such termination of employment or services.

(e) Except as would not reasonably be expected to be material to FBB and its Subsidiaries, taken as a whole, there are no, and in the past five years there have been no pending or, to FBB’s Knowledge, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of FBB or any FBB Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity or arbitration board or panel relating to any Employment Matters.

(f) To FBB’s Knowledge, no employee at or above the level of Vice President has informed FBB or any FBB Subsidiary, either orally or in writing, of any plans to terminate their employment or relationship with FBB or any FBB Subsidiary generally or as a result of the Transactions or otherwise.

(g) Each employee of FBB and each FBB Subsidiary is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States, or (iv) an alien authorized to work in the United States specifically for FBB or any FBB Subsidiary or for any United States employer. FBB and each FBB Subsidiary have completed a Form I-9 (Employment Eligibility Verification) for each employee, and each Form I-9 has since been updated, in each case, as required by applicable Law and is correct and complete. For each employee of FBB and each FBB Subsidiary employed in the United States, an authorized official of the company has reviewed the original documentation relating to the identity and employment authorization of such employee in compliance with applicable Laws and such documentation appeared, to such official, to be genuine on its face and to relate to the employee presenting such documentation.

Section 4.12 Internal Control. Except as would not reasonably be expected to be material to FBB and its Subsidiaries, taken as a whole, FBB has designed and maintains a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for internal purposes in accordance with GAAP, and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of FBB’s assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that FBB’s receipts and expenditures are being made only in accordance with authorizations of FBB’s management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of FBB’s assets that could have a material effect on FBB Financial Statements. Except as would not reasonably be expected to be material to FBB and its Subsidiaries, taken as a whole, FBB has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to FBB’s auditors and the FBB Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect FBB’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in FBB’s internal control over financial reporting. Since January 1, 2025, none of FBB, FBB’s auditors, the FBB Board or the audit committee of the FBB Board has received any oral or written notification of any matter set forth in the preceding clause (i) or (ii).

Section 4.13 Compliance with Laws; Licenses.

(a) Since January 1, 2023, except as would not reasonably be expected to be material to FBB and its Subsidiaries, taken as a whole, (i) the businesses of each of FBB and the FBB Subsidiaries have been conducted in compliance with all Laws applicable to its business and with all applicable Privacy Laws, posted or internal agreements or policies with respect to customer, user, private or personal data, or data or system privacy or security and (ii) there has been no misuse, unauthorized intrusion, cyberattack or breach of the IT Assets owned or controlled by FBB that has not since been resolved without any ongoing material liability for FBB. No investigation or review by any Governmental Entity with respect to FBB or any of the FBB Subsidiaries is pending or, to FBB’s Knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the Knowledge of FBB and the FBB Subsidiaries, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under any applicable Law. Each of FBB and the FBB Subsidiaries has all material Licenses necessary to conduct its business as presently conducted.

(b) Since January 1, 2023, FBB and each of the FBB Subsidiaries are in material compliance with (i) their respective obligations under each of the material FBB Licenses and (ii) the rules and regulations of the Governmental Entity issuing such material FBB Licenses. There is no pending or, to FBB’s Knowledge, threatened by or before any Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against FBB or any of the FBB Subsidiaries relating to any of the material FBB Licenses. To the Knowledge of FBB and the FBB Subsidiaries, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any FBB License, and to the Knowledge of FBB and the FBB Subsidiaries, there are no facts or circumstances which could form the basis for any such default or violation. The actions of the applicable Governmental Entities granting all material FBB Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to FBB’s Knowledge, threatened, any material application, petition, objection or other pleading with any Governmental Entity that challenges or questions the validity of or any rights of the holder under any material FBB License.

Section 4.14 Material Contracts.

(a) Section 4.14(a) of the FBB Disclosure Schedule sets forth a complete list of each currently effective Contract to which FBB or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (other than any FBB Benefit Plan) (each, an “FBB Material Contract”):

(i) that is a material contract as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) relating to leases of real property;

(iii) that is a Contract with a FBB Top Supplier;

(iv) that is a Contract with a FBB Top Customer;

(v) (a) any pledge, security agreement, deed of trust or other Contracts that impose a Lien on any of FBB’s or any of its Subsidiaries’ assets; (b) loan or credit agreement, indenture, debenture, note or other Contracts that create, incur or guarantee any Indebtedness, or (c) Contracts under which FBB or any of its Subsidiaries assumes, or otherwise becomes liable for, the Indebtedness of any other Person;

(vi) that is any partnership agreement, joint venture agreement or other similar Contract (excluding, for the avoidance of doubt, marketplace agreements with vendors);

(vii) relating to Indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $500,000 in the aggregate;

(viii) which by its terms limits in any material respect (i) the localities, market or business in which all or any significant portion of the business and operations of FBB or FBB’s Subsidiaries or, following the consummation of the Transactions, the business and operations of Surviving Company or FBB, is or would be conducted, (ii) the Persons FBB or any of its existing or future Subsidiaries, may hire (other than Contracts with contract research organizations or other contractors or vendors that provide services to FBB in the ordinary course of FBB’s business and that contain provisions that prevent FBB from soliciting or hiring any personnel of such contract research organizations or such other contractors or vendors), (iii) the Persons to which FBB or any of its existing or future Subsidiaries may sell products or deliver services, or (iv) the scope of the business and operations of FBB and its Subsidiaries, taken as a whole;

(ix) any Contract that (i) provides for the grant to FBB of any license or other right to or under any material Intellectual Property Rights, other than (A) non-exclusive license agreements for commercially available off-the-shelf software or technology services, (B) employee proprietary invention assignment agreements and (C) commercial agreements where the license of Intellectual Property Rights is incidental to the main agreement or (ii) contains a license or other right to use material FBB IP Rights other than non-exclusive licenses to a contractor or service provider of FBB or the FBB Subsidiaries entered in the ordinary course of business;

(x) any Contract that waives any material rights, grants any material releases, resolves or settles any material actual or threatened Proceedings or provides for any material injunctive or non-monetary relief (including co-existence agreements);

(xi) containing any royalty, dividend or similar arrangement based on the revenues or profits of FBB or any of its Subsidiaries;

(xii) with any Governmental Entity or a subcontractor to any Governmental Entity in connection with such FBB Material Contract;

(xiii) any Contract with (a) an executive officer or director of FBB or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of FBB or (c) to the Knowledge of FBB, any “related party” (within the meaning of Item 404 of Regulation S-K promulgated by the SEC) of any such officer, director or owner (other than FBB or its Subsidiaries);

(xiv) any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Transactions;

(xv) relating to the acquisition or disposition of any material interest in, or any material amount of, securities, property or assets of FBB or any of its Subsidiaries or any other Person, or for the grant to any Person of any preferential rights to purchase any of any such securities, property or assets;

(xvi) establishing powers of attorney or agency agreements; and

(xvii) other than as set forth elsewhere on Section 4.14(a) of the FBB Disclosure Schedule, and excluding customary confidentiality and non-disclose agreements, all other Contracts that are material to the business or operations of FBB and its Subsidiaries and commitments or agreements to enter into any of the foregoing.

(b) FBB has delivered or made available to DXL accurate and complete copies of all FBB Material Contracts, including all amendments thereto. There are no FBB Material Contracts that are not in written form. Neither FBB nor any Subsidiary of FBB has, nor to FBB’s Knowledge, has any other party to an FBB Material Contract breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any FBB Material Contract, except where the breach, violation, default or notice thereof of any the foregoing, thereunder has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB. As to FBB and FBB’s Subsidiaries, as of the date of this Agreement, each FBB Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions, except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB. The consummation of the Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from FBB, any Subsidiary of FBB, or the Surviving Company to any Person under any FBB Material Contract or give any Person the right to terminate or alter the provisions of any FBB Material Contract. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB, no Person (A) is renegotiating any material amount paid or payable to FBB or any of its Subsidiaries under any FBB Material Contract or any other material term or provision of any FBB Material Contract or (B) has provided notice to FBB or any of its Subsidiaries that it intends to terminate any FBB Material Contract or with respect to any breach or default in any material respect of any FBB Material Contract.

Section 4.15 Environmental Liability.

(a) Each of FBB and the FBB Subsidiaries possesses and is in compliance with all Environmental Permits necessary in all material respects to conduct its businesses and operations as currently conducted.

(b) To the Knowledge of FBB, each of FBB and the FBB Subsidiaries is in compliance and has complied in all material respects with all applicable Environmental Laws, and neither FBB nor any FBB Subsidiary has received any communication from any Governmental Entity or other Person that alleges that FBB or any FBB Subsidiary has violated or is liable under any Environmental Law in any material respect.

(c) There are no material Environmental Claims pending or, to FBB’s Knowledge, threatened against FBB or any of the FBB Subsidiaries, and neither FBB nor any of the FBB Subsidiaries has contractually retained or assumed any liabilities or obligations that would reasonably be expected to result in any Environmental Claim against FBB or any of the FBB Subsidiaries nor there is any circumstance involving FBB or any of its Subsidiaries that would reasonably be expected to result in any Environmental Claim.

(d) To the Knowledge of FBB, there have been no Releases of, or exposure to, any Hazardous Materials that would reasonably be expected to result in any material Environmental Claim or liability.

Section 4.16 Takeover Laws. To FBB’s Knowledge, there are no Takeover Statutes or any takeover-related provision in the FBB Charter applicable to the Merger or the other Transactions.

Section 4.17 FBB Information. The information relating to FBB that is provided by FBB or FBB’s Representatives for inclusion in the Proxy Statement, or in any other document filed with any other Regulatory Agency in connection with the Merger and the other Transactions, will not in the case of the Proxy Statement, at the date it is first furnished by DXL to the SEC or at the time of the DXL Stockholders Meeting or in the case of any other document at the time of the filing of such document, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 4.18 Affiliate Transactions. To FBB’s Knowledge, as of the date of this Agreement, there are no material transactions, Contracts or understandings between FBB, or any of the FBB Subsidiaries on the one hand, and either (i) any holder of any Equity Interest in FBB or any of the FBB Subsidiaries, (ii) any officer or director of FBB or any of the FBB Subsidiaries (other than any FBB Benefit Plan) or (iii) any of FBB’s other Affiliates (other than wholly owned FBB Subsidiaries), on the other hand, that would be required to be disclosed by FBB under Item 404 of Regulation S-K promulgated by the SEC if FBB were to be subject to such regulation.

Section 4.19 Intellectual Property.

(a) Each of FBB and the FBB Subsidiaries owns, or has a valid license to use, free and clear of all Liens, other than Permitted Liens, all material Intellectual Property Rights used in the operation of their respective businesses as currently conducted (provided that the foregoing will not be read as a representation of non-infringement, which is solely covered by Section 4.19(b) below) and such (i) ownership or (ii) right to use such Intellectual Property Rights will not be affected by the execution, delivery and performance of this Agreement or the consummation of the Merger and the other Transactions. All material Registered IP included in the FBB IP Rights is currently subsisting, and, to the Knowledge of FBB, valid and enforceable.

(b) (i) The conduct of the business as currently conducted, and as has been conducted since January 1, 2023, by FBB and the FBB Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third Person in any material respect; (ii) there are no material Proceedings pending against FBB or any of the FBB Subsidiaries, and, to FBB’s Knowledge, there is no material claim, action or proceeding threatened against FBB or any of the FBB Subsidiaries, in each case alleging that FBB or the FBB Subsidiaries is or has been infringing, misappropriating or otherwise violating any Intellectual Property Rights of any third Person; and (iii) since January 1, 2023, neither FBB nor the FBB Subsidiaries have received any material written invitations to license, cease-and-desist letters or indemnity claims relating to any infringement, misappropriation or violation of the Intellectual Property Rights of any third Person.

(c) Since January 1, 2023, neither FBB nor any of the FBB Subsidiaries have filed or threatened in writing any claim against, or sent an invitation to license, cease-and-desist letter or indemnity claim to, any third Person alleging that such Person is infringing, misappropriating or otherwise violating any FBB IP Rights in any material respect, and to FBB’s knowledge, no third Person is infringing, misappropriating or otherwise violating, or since January 1, 2023, has infringed, misappropriated or otherwise violated, any FBB IP Rights in any material respect.

(d) FBB and each of the FBB Subsidiaries has taken commercially reasonable precautions, including the use of binding confidentiality and nondisclosure agreements, to protect and maintain the confidentiality of material nonpublic information included in the FBB IP Rights, including material Trade Secrets of FBB and the FBB Subsidiaries.

(e) Section 4.19(e) of the FBB Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of Registered IP included in the FBB IP Rights.

(f) All current and former employees and consultants of FBB or any of the FBB Subsidiaries who contributed to the discovery, creation or development of any FBB IP Rights did so (i) within the scope of his or her employment such that it constituted a work made for hire under the U.S. Copyright Act (17 USC 101) and all Intellectual Property Rights arising therefrom became the exclusive property of FBB or any of FBB Subsidiaries, as applicable, or (ii) pursuant to a written agreement, which assigned all of his or her Intellectual Property Rights arising therein to FBB or any of the FBB Subsidiaries, as applicable.

Section 4.20 Title to Assets. Each of FBB and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected in the FBB Financial Statements; and (b) all other assets reflected in the books and records of FBB or any of its Subsidiaries as being owned by FBB or such Subsidiary, in each case, other than as would not reasonably be expected to be material to FBB and its Subsidiaries, taken as a whole. All of such assets are owned or, in the case of leased assets, leased by FBB or any of its Subsidiaries, free and clear of any Liens other than Permitted Liens.

Section 4.21 Real Property; Leasehold.

(a) Section 4.21(a) of the FBB Disclosure Schedule contains, as of the date of this Agreement, a complete and correct list of all real property owned in whole or in part by FBB and its Subsidiaries (such real property, together with all buildings, structures, fixtures and improvements erected or located thereon, the “FBB Owned Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB, (i) FBB or its Subsidiaries have good and valid fee simple title to all of the FBB Owned Real Property, free and clear of Liens, except Permitted Liens, and (ii) to FBB’s Knowledge, there is no pending or threatened condemnation or similar action affecting any of the FBB Owned Real Property by FBB and its Subsidiaries. Neither FBB nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy any FBB Owned Real Property or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase any FBB Owned Real Property or any portion thereof or interest therein. There is no formerly owned real property that was owned by FBB or any of its Subsidiaries in respect of which FBB or any of its Subsidiaries may have any material liability. Neither FBB nor any of its Subsidiaries is bound by any Contract requiring it to acquire or dispose of any interest in real property.

(b) Section 4.21(b) of the FBB Disclosure Schedule contains, as of the date of this Agreement, a complete and correct list of the FBB Leased Real Property by FBB and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB, (i) FBB or its Subsidiaries have valid leasehold interests to all real property leased or subleased by FBB and its Subsidiaries (the “FBB Leased Real Property”), free and clear of all Liens, except for Permitted Liens; (ii) as of the date hereof, each lease or sublease with respect to the

FBB Leased Real Property (each, an “FBB Real Property Lease”) is in full force and effect and enforceable in accordance with its respective terms against FBB or its Subsidiaries that are party thereto and, to FBB’s Knowledge, to the other parties thereto (in each case subject to the Enforceability Exceptions); and (iii) neither FBB nor any of its Subsidiaries is in material breach or material default under any of the FBB Real Property Leases and no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination of, modification of or acceleration of rent under any FBB Real Property Lease or otherwise cause such FBB Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing (subject only to the Enforceability Exceptions). Neither FBB nor any of its Subsidiaries has subleased, licensed, sublicensed or otherwise granted any Person any beneficial interest in or the right to use or occupy any FBB Leased Real Property or any portion thereof. FBB has made available to DXL true, correct and complete copies of each FBB Real Property Lease. Neither FBB nor any of its Subsidiaries owes, nor, based on existing FBB Real Property Leases or other Contracts as currently in effect, will owe in the future, any brokerage commissions or finder’s fees with respect to any FBB Leased Real Property. No landlord or tenant (as applicable) under any FBB Real Property Lease is an Affiliate of FBB or any of its Subsidiaries.

(c) The FBB Owned Real Property set forth on Section 4.21(a) of the FBB Disclosure Schedule and the FBB Leased Real Property set forth on Section 4.21(b) of the FBB Disclosure Schedule comprise all of the land, buildings, improvements, fixtures or other real property necessary for, and currently used by, the operation of the business of FBB and the FBB Subsidiaries. None of the FBB Owned Real Property or FBB Leased Real Property is used for any purpose other than the operation of the business of FBB and the FBB Subsidiaries. Neither FBB nor any of its Subsidiaries uses any land, buildings, improvements, fixtures or other real property for which ownership or a lease would ordinarily be required, other than that which is included in the definition of FBB Owned Real Property or FBB Leased Real Property.

(d) To FBB’s Knowledge, each FBB Owned Real Property and FBB Leased Real Property is supplied with utilities and other services reasonably necessary for the operation of the business of FBB and its Subsidiaries as currently conducted at each such FBB Owned Real Property and FBB Leased Real Property, and, to FBB’s Knowledge, no fact or condition exists that would result in the termination or impairment of the furnishing of service to any such FBB Owned Real Property or FBB Leased Real Property of water, sewer, gas, electric, telephone, drainage and other such utility services. To FBB’s Knowledge, the FBB Owned Real Property and FBB Leased Real Property and all improvements thereon, including the mechanical systems, HVAC systems, plumbing, electrical, security, utility and sprinkler systems, are in reasonably good working condition and repair, subject only to ordinary wear and tear and normal, scheduled maintenance and are reasonably sufficient for the operation thereof for its current use, in each case, except as would not reasonably be expected to be material to FBB and its Subsidiaries, taken as a whole.

(e) To FBB’s Knowledge, there are no material structural or other physical defects or deficiencies in the condition of the FBB Owned Real Property and FBB Leased Real Property, and there are no facts or conditions that would, individually or in the aggregate, materially interfere in any respect with the use or occupancy of such FBB Owned Real Property and FBB Leased Real Property or any portion thereof in the operation of the business of FBB and its Subsidiaries as currently conducted thereon.

(f) Neither FBB nor any of its Subsidiaries has received any written notice from a Governmental Entity of any special Tax, levy or assessment for benefits or betterments that affect the FBB Owned Real Property or FBB Leased Real Property and no such special Taxes, levies or assessments are pending or contemplated. Neither the FBB Owned Real Property, the FBB Leased Real Property nor the use or occupancy thereof violates in any way any applicable permits, licenses, certificates of occupancy, covenants, conditions or restrictions, whether federal, state, local or private, and the FBB Owned Real Property or the FBB Leased Real Property or FBB or its applicable Subsidiary holding the fee, leasehold or other interest therein has received all required permits, certificates of occupancy, licenses, authorizations and approvals in connection with the use and occupancy thereof, whether in connection with the business of FBB, its Subsidiaries or otherwise.

(g) Each FBB Owned Real Property and FBB Leased Real Property enjoys direct or indirect legal ingress and egress from dedicated public highways or streets, and no action has been instituted or is pending or threatened that would impair or curtail such legal ingress and egress and, to FBB’s Knowledge, there is no reasonable basis for any such action.

(h) Neither FBB nor any of its Subsidiaries has received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of any FBB Owned Real Property or FBB Leased Real Property or requesting the performance of any material work or alteration with respect to any FBB Owned Real Property or FBB Leased Real Property.

Section 4.22 Anti-Corruption Laws. None of FBB or any of its Subsidiaries or any of their respective directors, officers, employees or agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Anti-Corruption Laws. Neither FBB nor any of its Subsidiaries is or has been the subject of any investigation or inquiry by any Governmental Entity with respect to potential violations of Anti-Corruption Laws.

Section 4.23 Insurance. Section 4.23 of the FBB Disclosure Schedule contains a complete and accurate list of all material policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or otherwise applicable, as of the date of this Agreement, to the assets, properties or operations of FBB and the FBB Subsidiaries, and FBB has heretofore made available to DXL and its Representatives a complete and accurate copy of all such policies, including all occurrence based policies applicable to the assets, properties or operations of FBB and the FBB Subsidiaries for all periods prior to the Effective Time. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are valid and subsisting and in full force and effect in accordance with their terms, all premiums with respect thereto covering all periods up to and including the Effective Time have been paid, and no notice of cancellation or termination (or any other threatened termination) has been received with respect to any such policy. Such policies are sufficient for compliance by FBB and the FBB Subsidiaries with (i) all requirements of applicable Law and (ii) all Contracts to which any of FBB or any of the FBB Subsidiaries is a party, and each of FBB and each of the FBB Subsidiaries has complied in all material respects with the provisions of such policy under which FBB or such FBB Subsidiary, as applicable is an insured party. Neither FBB nor any of the FBB Subsidiaries is in default under any of such insurance policies, and there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. Neither FBB nor any of the FBB Subsidiaries has been refused any insurance or suffered the cancellation of any insurance with respect to the assets, properties or operations of FBB or such FBB Subsidiary, as applicable, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five (5) years. There are no pending or, to the Knowledge of FBB, outstanding or reasonably anticipated material claims under any insurance policy.

Section 4.24 Pre-Closing Investment. FBB has delivered to DXL true, correct and complete copies of any Commitment and Subscription Agreements that have been entered as of the date hereof. As of the date hereof, the Commitment and Subscription Agreement with each FBB Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by FBB. Each Commitment and Subscription Agreement is a legal, valid and binding obligation of FBB, enforceable against FBB in accordance with its terms subject to the Enforceability Exceptions and, to the Knowledge of FBB, is a legal, valid and binding obligation of each FBB Investor, enforceable against each FBB Investor in accordance with its terms subject to the Enforceability Exceptions. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of FBB under any material term or condition of any Commitment and Subscription Agreement and, as of the date hereof, FBB has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Commitment and Subscription Agreement. The Commitment and Subscription Agreements contain all of the conditions precedent to the obligations of the FBB Investors to purchase the shares of FBB Common Stock in the Pre-Closing Investment in the commitment amount set forth in the Commitment and Subscription Agreements on the terms therein.

Section 4.25 FBB Stockholders. As of the date hereof and as of the Closing Date, there are, and will be, less than thirty (30) FBB Stockholders who are not “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act.

Section 4.26 No Other Representations or Warranties. Except for the express representations and warranties contained in this Agreement, none of FBB, any of its Subsidiaries, FBB’s Affiliates nor any other Person makes any express or implied representation or warranty on behalf of FBB, its Subsidiaries or FBB’s Affiliates or any other Person, and each of FBB, its Subsidiaries and FBB’s Affiliates hereby disclaims any such representation or warranty whether by FBB, its Subsidiaries or its Affiliates. FBB has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by DXL, Merger Sub or any of their Affiliates or Representatives, except as expressly set forth in Article III and those certificates delivered by DXL pursuant to this Agreement. FBB has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the business, operations, assets, condition (financial or otherwise) and prospects of DXL and its Subsidiaries. FBB acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises, records and other documents and information of and relating to DXL and its Subsidiaries for such purpose.

Article V

Section 5.01 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 8.01, except (i) as required by Law, (ii) as expressly contemplated or permitted by this Agreement, (iii) as specifically set forth in Section 5.01 of the DXL Disclosure Schedule or the FBB Disclosure Schedule, as applicable, (iv) as necessary to effectuate the items set forth in Section 6.19 or (v) as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of DXL and FBB will, and will cause each of their respective Subsidiaries to, use commercially reasonable efforts to (a) conduct its business solely in the ordinary course of business consistent with past practice, (b) keep available the services of current officers and employees and (c) maintain and preserve intact its business organization and advantageous business relationships. Notwithstanding the foregoing provisions of this Section 5.01, (i) neither party will take any action prohibited by Section 5.02 or Section 5.03, as applicable, in order to satisfy such party’s obligations under this Section 5.01 and (ii) each party shall be deemed not to have failed to satisfy its obligations under this Section 5.01 to the extent such failure resulted, directly or indirectly, from such party’s failure to take any action prohibited by Section 5.02 or Section 5.03, as applicable, where consent for such action hereunder was requested in writing and not given by the other party.

Section 5.02 DXL Forbearances. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 8.01, except as required by Law, as expressly contemplated or permitted by this Agreement and all attachments, schedules and exhibits thereto, as specifically set forth in Section 5.02 of the DXL Disclosure Schedule or as consented to in writing by FBB (such consent not to be unreasonably withheld, conditioned or delayed), DXL will not, and will not permit any of the DXL Subsidiaries to:

(a) incur any Indebtedness in excess of $250,000 in the aggregate, or make any loan or advance to any Person (other than advances of expenses to employees in the ordinary course of business) or enter into any swap or hedging transaction;

(b) make, declare or pay any dividend, or make any other distribution (including interest) on, or directly or indirectly redeem, purchase or otherwise acquire, any Equity Interests;

(c) reclassify, combine, split, subdivide or issue, deliver, sell, grant, pledge (other than equity interests that are required to be pledged in accordance with any existing loan document) or otherwise encumber or subject to any Lien (i) any Equity Interests of DXL or any DXL Subsidiary or any DXL Voting Debt or (ii) any rights that are linked in any way to the price of any share capital of, or to the value of or of any part of, or to any dividends or distributions paid on any share capital of, DXL or any DXL Subsidiary;

(d) except as required under the terms of any DXL Benefit Plan or Contract as in effect on the date of this Agreement (i) materially increase the compensation or benefits of any of its directors, officers or employees, other than increases to current employees and officers (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the ordinary course of business consistent with past practice or (z) the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, (ii) engage any independent contractor that is a natural person; provided, however, that DXL may engage independent contractors who are natural persons who are terminable at will within fourteen (14) days notice; and provided, further, that the aggregate annualized compensation or wage rate for all such hires may not exceed $500,000, (iii) enter into, establish, adopt, amend or terminate any DXL Benefit Plan other than as required by applicable Law or pursuant to the terms of such DXL Benefit Plan as in effect on the date of this Agreement; provided, however, that DXL may amend any DXL Equity Plan solely to increase the number of shares available for issuance thereunder, subject to any required approvals, (iv) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any DXL Benefit Plan, (v) terminate the employment or services of any DXL Restricted Employee, other than for cause, (vi) hire or promote any individual who would be a DXL Restricted Employee, other than as a replacement hire receiving substantially similar terms of employment as the departed employee, (vii) change any actuarial or other assumptions used to calculate funding obligations with respect to any DXL Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (viii) pay, grant or award any DXL equity awards or other incentive awards, or (ix) loan or advance any money or other property to any current or former employee or other service provider of DXL or any DXL Subsidiary (other than advances for reimbursable employee expenses in the ordinary course of business and in accordance with DXL’s expense reimbursement policies);

(e) recognize any union or other labor organization, certify any collective bargaining or similar contract, enter into any collective bargaining or similar Contracts, appraise or oppose any union organizing campaign, file any unfair labor practice charges, or take any other action similar to the foregoing or in anticipation of the foregoing, in each case, with respect to DXL, any DXL Subsidiary or any of their respective current or former employees;

(f) effectuate (i) a “plant closing” (as defined in WARN or any similar applicable law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of DXL or any DXL Subsidiary, or (ii) a “mass layoff” or collective dismissal (as defined in WARN, or any similar applicable law) affecting any site of employment or facility of DXL or any DXL Subsidiary;

(g) (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its tangible properties or assets in any transaction or series of transactions to any Person other than DXL or a DXL Subsidiary, other than in the ordinary course of business consistent with past practice, or (ii) cancel, release or assign to any such Person any material Indebtedness or any material claim held by DXL or any DXL Subsidiary, other than in the ordinary course of business consistent with past practice;

(h) sell, transfer, assign, pledge, license, convey, subject to any Lien (other than Permitted Liens) or otherwise dispose of any DXL IP Rights, in each case, other than non-exclusive licenses of Intellectual Property Rights granted to a contractor or service provider of DXL or its Subsidiaries in the ordinary course of business;

(i) change or amend any data privacy or information security policies or practices of DXL or the DXL Subsidiaries, except as required by applicable Law;

(j) enter into any new line of business;

(k) settle any claim, action or proceeding if such settlement would require any payment by DXL or any DXL Subsidiary of an amount in excess of $100,000 individually or $250,000 in the aggregate, or would obligate DXL or any DXL Subsidiary to admit any wrongdoing, to grant any material rights (other than agreement to pay the cash settlement amount agreed upon), to take any material action or impose any material restrictions or material liabilities on the business of DXL or any of the DXL Subsidiaries, or would not provide DXL and its Subsidiaries with a full release from any and all liability arising in connection with any such claim, action or proceeding;

(l) other than in the ordinary course of business consistent with past practice, directly or indirectly make, or agree to directly or indirectly make, any acquisition or investment whether by merger, consolidation, purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other Person;

(m) other than as set forth in the DXL CapEx Budget, make any capital expenditures in excess of $1,000,000 in the aggregate;

(n) (i) amend the DXL Charter (or the organizational documents of any DXL Subsidiary), except as contemplated by Section 6.09 or otherwise as specifically set forth in this Agreement, or (ii) otherwise take any action to exempt any Person (other than FBB), or any action taken by any such Person, from any Takeover Statute or similarly restrictive provisions of its organizational documents;

(o) (x) implement or adopt any material change in its Tax accounting or financial accounting policies, practices or methods, other than as may be required by applicable Law or GAAP or regulatory guidelines or to consummate the Transactions or (y) make, change or revoke any material Tax election, except, in the case of each of clauses (x) and (y), in the ordinary course of business;

(p) fail to keep or cause to be kept its material existing insurance policies (or substantial equivalents) in such amounts substantially as in force as of the date hereof; or

(q) agree, commit, resolve or propose to take any of the actions prohibited by this Section 5.02.

Section 5.03 FBB Forbearances. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 8.01, except as required by Law, as expressly contemplated or permitted by this Agreement and all attachments, schedules and exhibits thereto, as necessary to effectuate the items set forth in Section 6.19, as specifically set forth in Section 5.03 of the FBB Disclosure Schedule or as consented to in writing by DXL (such consent not to be unreasonably withheld, conditioned or delayed), FBB will not, and will not permit any of the FBB Subsidiaries to:

(a) incur any Indebtedness in excess of $250,000 in the aggregate, or make any loan or advance to any Person (other than advances of expenses to employees in the ordinary course of business) or enter into any swap or hedging transaction, in each case, except for (i) borrowings under credit facilities existing as of the date hereof, including that certain ABL Credit Agreement, dated as of July 30, 2019 (as amended), in accordance with the terms thereof and in the ordinary course of business for working capital management; (ii) among FBB and its wholly owned FBB Subsidiaries entered into in the ordinary course of business; and (iii) letters of credit or performance bonds entered into in connection with customer orders in the ordinary course of business;

(b) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any of its Equity Interests;

(c) reclassify, combine, split, subdivide or issue, deliver, sell, grant, pledge (other than equity interests that are required to be pledged in accordance with any existing loan document) or otherwise encumber or subject to any Lien (i) any Equity Interests of FBB or any FBB Subsidiary or any FBB Voting Debt or (ii) any rights that are linked in any way to the price of any share capital of, or to the value of or of any part of, or to any dividends or distributions paid on any share capital of, FBB or any FBB Subsidiary;

(d) except as required under the terms of any FBB Benefit Plan or Contract as in effect on the date of this Agreement (i) materially increase the compensation or benefits of any of its directors, officers or employees, other than increases to current employees and officers (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the ordinary course of business consistent with past practice or (z) the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, (ii) engage any independent contractor that is a natural person; provided, however, that FBB may engage independent contractors who are natural persons who are terminable at will with fourteen (14) days notice; and provided, further, that the aggregate annualized compensation or wage rate for all such hires may not exceed $500,000, (iii) enter into, establish, adopt, amend or terminate any FBB Benefit Plan other than as required by applicable Law or pursuant to the terms of such FBB Benefit Plan as in effect on the date of this Agreement; provided, however, that FBB may amend any FBB Equity Plan solely to increase the number of shares available for issuance thereunder, subject to any required approvals, (iv) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any FBB Benefit Plan, (v) terminate the employment or services of any FBB Restricted Employee, other than for cause, (vi) hire or promote any individual who would be an FBB Restricted Employee, other than as a replacement hire receiving substantially similar terms of employment as the departed employee, (vii) change any actuarial or other assumptions used to calculate funding obligations with respect to any FBB Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (viii) pay, grant or award any FBB equity awards or other incentive awards, or (ix) loan or advance any money or other property to any current or former employee or other service provider of FBB or any FBB Subsidiary (other than advances for reimbursable employee expenses in the ordinary course of business and in accordance with FBB’s expense reimbursement policies); recognize any union or other labor organization, certify any collective bargaining or similar contract, enter into any collective bargaining or similar Contracts, appraise or oppose any union organizing campaign, file any unfair labor practice charges, or take any other action similar to the foregoing or in anticipation of the foregoing, in each case, with respect to FBB, any FBB Subsidiary or any of their respective current or former employees;

(e) effectuate (i) a “plant closing” (as defined in WARN or any similar applicable law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of FBB or any FBB Subsidiary, or (ii) a “mass layoff” or collective dismissal (as defined in WARN, or any similar applicable law) affecting any site of employment or facility of FBB or any FBB Subsidiary;

(f) (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its tangible properties or assets in any transaction or series of transactions to any Person other than FBB or an FBB Subsidiary, other than in the ordinary course of business consistent with past practice, or (ii) cancel, release or assign to any such Person any material Indebtedness or any material claim held by FBB or any FBB Subsidiary, other than in the ordinary course of business consistent with past practice;

(g) sell, transfer, assign, pledge, license, convey, subject to any Lien (other than Permitted Liens) or otherwise dispose of any FBB IP Rights, in each case, other than non-exclusive licenses of Intellectual Property Rights granted to a contractor or service provider of FBB or its Subsidiaries in the ordinary course of business;

(h) change or amend any data privacy or information security policies or practices of FBB or the FBB Subsidiaries, except as required by applicable Law;

(i) enter into any new line of business;

(j) settle any claim, action or proceeding if such settlement would require any payment by FBB or any FBB Subsidiary of an amount in excess of $100,000 individually or $250,000 in the aggregate, or would obligate FBB or any FBB Subsidiary to admit any wrongdoing, to grant any material rights (other than agreement to pay the cash settlement amount agreed upon), to take any material action or impose any material restrictions or material liabilities on the business of FBB or any of the FBB Subsidiaries, or would not provide FBB and its Subsidiaries with a full release from any and all liability arising in connection with any such claim, action or proceeding;

(k) other than in the ordinary course of business consistent with past practice, directly or indirectly make, or agree to directly or indirectly make, any acquisition or investment either by merger, consolidation, purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other Person;

(l) other than as set forth in the FBB CapEx Budget, make any capital expenditures in excess of $1,000,000 in the aggregate;

(m) amend the FBB Charter in a manner that would reasonably be expected to prevent or hinder or delay the consummation of the Transactions;

(n) (i) implement or adopt any material change in its Tax accounting or financial accounting policies, practices or methods, other than as may be required by applicable Law or GAAP or regulatory guidelines or to consummate the Transactions or (ii) make, change or revoke any material Tax election, except, in the case of each of clauses (i) and (ii), in the ordinary course of business;

(o) fail to keep or cause to be kept its material existing insurance policies (or substantial equivalents) in such amounts substantially as in force as of the date hereof;

(p) agree, commit, resolve or propose to take any of the actions prohibited by this Section 5.03.

Section 5.04 Control of Other Party’s Business. Nothing contained in this Agreement will give DXL, directly or indirectly, the right to control FBB or direct the business or operations of FBB prior to the Effective Time. Nothing contained in this Agreement will give FBB, directly or indirectly, the right to control DXL or any of the DXL Subsidiaries or direct the business or operations of DXL or any of the DXL Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of DXL and FBB will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of its Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place FBB or DXL in violation of any rule, regulation or policy of any Regulatory Agency or applicable Law.

Section 5.05 FBB No Solicitation.

(a) FBB will not, will cause its Subsidiaries not to, and will cause each of its Representatives not to, and on becoming aware of it will use its reasonable best efforts to stop any such Person from continuing to, directly or indirectly, (i) solicit, initiate or knowingly facilitate any communications, inquiries, requests, proposals or offers that constitute, or that would reasonably be expected to lead to, an FBB Takeover Proposal, (ii) engage or otherwise participate in any communications, discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, or for the purpose of facilitating, any inquiries, requests, proposals or offers that constitute, or that would reasonably be expected to lead to, an FBB Takeover Proposal or (iii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or any other agreement (other than an Acceptable Confidentiality Agreement) regarding, or that is intended to result in, or would reasonably be expected to lead to, any FBB Takeover Proposal. FBB will, will cause its Subsidiaries to, and will cause each of its Representatives to immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to an FBB Takeover Proposal, or any inquiry, request, proposal or offer that would reasonably be expected to lead to an FBB Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any Person in connection with an FBB Takeover Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, its Subsidiaries or its Representatives.

(b) As used in this Agreement, an “FBB Takeover Proposal” means, in each case other than an Excluded Transaction, any proposal or offer from any Person or group with respect to, in a single transaction or series of related transactions, any (i) direct or indirect acquisition, lease, exchange, transfer, license, sublicense, sale or disposition of 20% or more of the consolidated assets of FBB and the FBB Subsidiaries (based on the fair market value thereof), (ii) direct or indirect acquisition or sale of outstanding or newly issued FBB Common Stock or other securities of FBB (including any outstanding or newly issued options, rights or warrants to purchase, or securities convertible into or exchangeable for, FBB Common Stock or other securities representing such voting power) representing (after giving effect to such acquisition) 20% or more of the outstanding FBB Common Stock or of the outstanding voting power of FBB, or any other direct or indirect acquisition of 20% or more of the outstanding voting power of FBB, regardless of the method, form or structure of such other direct or indirect acquisition, (iii) tender offer or exchange offer that if consummated would result, directly or indirectly, in any Person or group (or the stockholders of any Person or group) beneficially owning (the term or concept of “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) 20% or more of the outstanding FBB Common Stock or of the outstanding voting power of FBB or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving FBB or any FBB Subsidiary which would result in any Person or group (or the stockholders of any Person or group) beneficially owning, directly or indirectly, 20% or more of the outstanding voting power of FBB or of the surviving entity in a merger involving FBB or the resulting direct or indirect parent of FBB or such surviving entity (or outstanding options, rights or warrants to purchase, or outstanding securities convertible into or exchangeable for, securities representing such voting power). For the avoidance of doubt, neither the Merger nor the other Transactions shall be deemed an FBB Takeover Proposal. Wherever the term “group” is used in this Section 5.05, it is used as defined in Rule 13d-3 under the Exchange Act.

(c) As used in this Agreement, an “Excluded Transaction” means any direct or indirect acquisition or sale of outstanding or newly issued FBB Common Stock by FBB, including pursuant to the Pre-Closing Investment (and which FBB Common Stock, for the avoidance of doubt, shall be issued prior to the Merger and be converted into the Merger Consideration in connection with the Merger).

(d) FBB will promptly (but in any event within forty-eight (48) hours) (i) notify DXL in writing in the event that FBB or any of its Subsidiaries or Representatives receives an FBB Takeover Proposal (including an FBB Takeover Proposal received by any FBB stockholder and forwarded to FBB or any of its Subsidiaries or Representatives) and (ii) provide to DXL (x) an unredacted copy of any such FBB Takeover Proposal made in writing (including any financing commitments or other agreements related thereto) and unredacted copies of all other material written materials constituting or containing terms or conditions with respect to such FBB Takeover Proposal exchanged between FBB (or any of its Subsidiaries or Representatives) and such Person (or any of its Affiliates or its or their Representatives) or otherwise received by FBB (or any of its Subsidiaries or Representatives or any stockholder of FBB), in each case in connection with such FBB Takeover Proposal (except for redactions of proprietary information of such Person that does not relate to the material terms or conditions of such FBB Takeover Proposal) and (y) a written summary of all material terms and conditions of any such FBB Takeover Proposal to the extent not made in writing (and in each case including the identity of the Person or group making such FBB Takeover Proposal). From and after such notification, FBB will keep DXL informed on a prompt basis (and in any event within forty-eight (48) hours) of any material developments with respect to any such FBB Takeover Proposal (including any changes to the material terms or conditions thereof) or any material substantive discussions or negotiations relating thereto. FBB will not, and will cause its Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits FBB from providing to DXL any of the information required to be provided to DXL under this Section 5.05 within the time periods contemplated hereby.

(e) It is understood and agreed that any violation of this Section 5.05 by any of FBB’s Representatives or Subsidiaries will be deemed to be a breach of this Section 5.05 by FBB.

Section 5.06 DXL No Solicitation.

(a) DXL will not, will cause its Subsidiaries not to, and will cause each of its Representatives not to, and on becoming aware of it will use its reasonable best efforts to stop any such Person from continuing to, directly or indirectly, (i) solicit, initiate or knowingly facilitate any communications, inquiries, requests, proposals or offers that constitute, or that would reasonably be expected to lead to, a DXL Takeover Proposal, (ii) engage or otherwise participate in any communications, discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, or for the purpose of facilitating, any inquiries, requests, proposals or offers that constitute, or that would reasonably be expected to lead to, a DXL Takeover Proposal (other than upon receipt of a bona fide, unsolicited written DXL Takeover Proposal from any Person that did not result from a breach of this Section 5.06, solely to the extent necessary to ascertain facts or clarify terms with respect to a DXL Takeover Proposal for the DXL Board to be able to have sufficient information to make the determination described in Section 5.06(d)) or (iii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or any other agreement (other than an Acceptable Confidentiality Agreement) regarding, or that is intended to result in, or would reasonably be expected to lead to, any DXL Takeover Proposal (a “DXL Acquisition Agreement”). DXL will, will cause its Subsidiaries to, and will cause each of its Representatives to immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a DXL Takeover Proposal, or any inquiry, request, proposal or offer that would reasonably be expected to lead to a DXL Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any Person in connection with a DXL Takeover Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, its Subsidiaries or its Representatives.

(b) As used in this Agreement, a “DXL Takeover Proposal” means any proposal or offer from any Person or group with respect to, in a single transaction or series of related transactions, any (i) direct or indirect acquisition, lease, exchange, transfer, license, sublicense, sale or disposition of 20% or more of the consolidated assets of DXL and the DXL Subsidiaries (based on the fair market value thereof), (ii) direct or indirect acquisition or sale of outstanding or newly issued DXL Common Stock or other securities of DXL (including any outstanding or newly issued options, rights or warrants to purchase, or securities convertible into or exchangeable for, DXL Common Stock or other securities representing such voting power) representing (after giving effect to such acquisition) 20% or more of the outstanding DXL Common Stock or of the outstanding voting power of DXL, or any other direct or indirect acquisition of 20% or more of the outstanding voting power of DXL, regardless of the method, form or structure of such other direct or indirect acquisition, (iii) tender offer or exchange offer that if consummated would result, directly or indirectly, in any Person or group (or the stockholders of any Person or group) beneficially owning (the term or concept of “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) 20% or more of the outstanding DXL Common Stock or of the outstanding voting power of DXL or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving DXL or any DXL Subsidiary which would result in any Person or group (or the stockholders of any Person or group) beneficially owning, directly or indirectly, 20% or more of the outstanding voting power of DXL or of the surviving entity in a merger involving DXL or the resulting direct or indirect parent of DXL or such surviving entity (or outstanding options, rights or warrants to purchase, or outstanding securities convertible into or exchangeable for, securities representing such voting power). For the avoidance of doubt, neither the Merger nor the other Transactions shall be deemed a DXL Takeover Proposal. Wherever the term “group” is used in this Section 5.06, it is used as defined in Rule 13d-3 under the Exchange Act.

(c) DXL will promptly (but in any event within forty-eight (48) hours) (i) notify FBB in writing in the event that DXL or any of its Subsidiaries or Representatives receives a DXL Takeover Proposal (including a DXL Takeover Proposal received by any DXL stockholder and forwarded to DXL or any of its Subsidiaries or Representatives) and (ii) provide to FBB (x) an unredacted copy of any such DXL Takeover Proposal made in writing (including any financing commitments or other agreements related thereto) and unredacted copies of all other material written materials constituting or containing terms or conditions with respect to such DXL Takeover Proposal exchanged between DXL (or any of its Subsidiaries or Representatives) and such Person (or any of its Affiliates or its or their Representatives) or otherwise received by DXL (or any of its Subsidiaries or Representatives or any stockholder of DXL), in each case in connection with such DXL Takeover Proposal (except for redactions of proprietary information of such

Person that does not relate to the material terms or conditions of such DXL Takeover Proposal) and (y) a written summary of all material terms and conditions of any such DXL Takeover Proposal to the extent not made in writing (and in each case including the identity of the Person or group making such DXL Takeover Proposal). From and after such notification, DXL will keep FBB informed on a prompt basis (and in any event within forty-eight (48) hours) of any material developments with respect to any such DXL Takeover Proposal (including any changes to the material terms or conditions thereof) or any material substantive discussions or negotiations relating thereto. DXL will not, and will cause its Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits DXL from providing to FBB any of the information required to be provided to FBB under this Section 5.06 within the time periods contemplated hereby.

(d) Notwithstanding anything contained in this Section 5.06 to the contrary, if at any time prior to obtaining the Required DXL Stockholder Vote, the DXL stockholders, DXL or any of its Subsidiaries or Representatives receives a bona fide written DXL Takeover Proposal, which DXL Takeover Proposal did not result from a breach of this Section 5.06, and the DXL Board or any committee thereof determines in good faith, after consultation with its financial advisor and outside counsel, that such DXL Takeover Proposal constitutes or would reasonably likely lead to a DXL Superior Proposal and the failure to take the actions in (x) or (y) below regarding such DXL Takeover Proposal would reasonably be expected to violate the fiduciary duties of DXL’s directors under applicable Law, then DXL, its Subsidiaries and its Representatives may, following written notice to FBB, (x) enter into an Acceptable Confidentiality Agreement with the Person or group making the DXL Takeover Proposal and thereafter furnish pursuant to such Acceptable Confidentiality Agreement information (including non-public information) with respect to DXL and its Subsidiaries to the Person or group making such DXL Takeover Proposal; provided, that DXL shall promptly (but in any event within forty-eight (48) hours) provide to FBB any written information that is provided to any Person or group given such access which was not previously provided to FBB and (y) engage in or otherwise participate in discussions or negotiations with the Person or group making such DXL Takeover Proposal.

(e) For purposes of this Agreement, the term “DXL Superior Proposal” means any bona fide written DXL Takeover Proposal, which DXL Takeover Proposal did not result from a breach of this Section 5.06, made by a third party and which, if consummated, would result in such third party (or in the case of a direct merger between such third party or an Affiliate of such third party and DXL, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of DXL and the issued and outstanding DXL Capital Stock or more than 50% of the consolidated assets of DXL and its Subsidiaries (based on the fair market value thereof), including in any such case through the acquisition of one or more DXL Subsidiaries owning such assets, for consideration consisting of cash and/or securities that the DXL Board or any committee thereof determines in good faith (after consultation with its financial advisor and outside counsel) would be more favorable from a financial point of view to DXL’s stockholders (in their capacities as such) than the Transactions, taking into account (i) any changes to the terms of the Transactions irrevocably and timely proposed by FBB in response to such offer, (ii) all legal, regulatory, financial and other aspects of such proposal and of this Agreement deemed relevant by the DXL Board or any such committee in good faith and (iii) the obligation to pay the DXL Termination Fee.

(f) Neither the DXL Board nor any committee thereof will (i) withhold, withdraw or modify in a manner adverse to FBB the recommendation to stockholders of DXL that they give the Required DXL Stockholder Vote, (ii) recommend or approve the approval of, or publicly propose to recommend or approve the approval of, any DXL Takeover Proposal, (iii) refrain from recommending against any DXL Takeover Proposal that is a tender offer or exchange offer within ten (10) Business Days after the commencement thereof (each such action set forth in clauses (i), (ii) and (iii) being referred to herein as a “DXL Adverse Recommendation Change”) or (iv) enter into or propose publicly to execute or enter into (or cause or permit DXL or any of its Subsidiaries to execute or enter into or propose publicly to execute or enter into) a DXL Acquisition Agreement (other than any Acceptable Confidentiality Agreement entered into in accordance with this Section 5.06). Notwithstanding anything to the contrary in this Section 5.06, prior to the time the Required DXL Stockholder Vote is obtained, but not after, the DXL Board or any committee thereof may (I) make a DXL Adverse Recommendation Change or (II) cause DXL to enter into a DXL Acquisition Agreement with respect to a DXL Takeover Proposal, which DXL Takeover Proposal did not result from a breach of this Section 5.06 and terminate this Agreement pursuant to Section 8.01(j), in either case if the DXL Board or any committee thereof determines in good faith, after consultation with its financial advisor and outside counsel, that (A) to do otherwise would be reasonably expected to violate the fiduciary duties of DXL’s directors under applicable Law, and (B) in the case of clause (I) where the DXL Adverse Recommendation Change is made in response to a DXL Takeover Proposal or in the case of both clauses (I) and (II), such DXL Takeover Proposal constitutes a DXL Superior Proposal; provided, that the DXL Board (or any committee thereof) shall not, and shall cause DXL not to, take any action set forth in clause (I) or clause (II) unless (1) DXL has provided written notice to FBB (a “Notice of DXL Adverse Recommendation Change”) advising FBB that the DXL Board (or such committee) intends to take such action and the reasons therefor, (2) in the case of any Notice of DXL Adverse Recommendation Change provided in connection with a DXL Takeover Proposal, such Notice of DXL Adverse Recommendation Change specifies the material terms and conditions of such DXL Takeover Proposal, and includes a copy of the most current version of the agreement or proposal and all material related documentation with respect to such DXL Takeover Proposal, (3) a period of at least five (5) Business Days has elapsed following FBB’s receipt of such Notice of DXL Adverse Recommendation Change (it being understood that any amendment or modification (other than an immaterial amendment or modification) to any of the terms of a DXL Takeover Proposal that is the basis for such proposed action shall require a new Notice of DXL Adverse Recommendation Change and an additional four (4) Business Day period), (4) if requested by FBB, DXL has negotiated, and has caused its Subsidiaries and Representatives to negotiate, in good faith with FBB during such five (5) Business Day period (as extended pursuant to clause (3)) with respect to any changes to the terms of this Agreement proposed by FBB during such period and (5) taking into account any changes to the terms of this Agreement irrevocably and timely proposed by FBB, the DXL Board or any committee thereof has determined in good faith, after consultation with its financial advisor and outside counsel, that the failure to take such action would continue to be reasonably expected to violate the fiduciary duties of DXL’s directors under applicable Law, and that, in the case of any Notice of DXL Adverse Recommendation Change provided in connection with a DXL Takeover Proposal, the DXL Takeover Proposal would continue to constitute a DXL Superior Proposal even if such changes irrevocably offered by FBB were to be accepted by DXL; and provided, further that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the termination is in accordance with Section 8.01(j) and DXL pays FBB the DXL Termination Fee.

It is understood and agreed that any violation of this Section 5.06 by any of DXL’s Representatives or Subsidiaries will be deemed to be a breach of this Section 5.06 by DXL.

Article VI

Section 6.01 Preparation of the Proxy Statement; Stockholder Approvals; Listing Application.

(a) DXL and FBB each understand and agree that the shares of DXL Common Stock to be issued and transferred as contemplated in this Agreement to FBB Stockholders have not been registered under the securities Laws of the United States, including the Securities Act, or any other jurisdiction and will be issued and transferred pursuant to a “private placement” exemption from registration under the Securities Act by virtue of Regulation D promulgated thereunder. The shares of DXL Common Stock will be characterized as “restricted securities” under the Securities Act and may only be transferred pursuant to a registration statement or an applicable exemption under the Securities Act. Any book entries recording the record ownership of shares of DXL Common Stock shall bear such annotations as DXL may reasonably deem necessary in connection therewith.

(b) DXL and FBB shall prepare, and DXL shall file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the DXL Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). DXL covenants and agrees that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of DXL and FBB agrees, as to itself and its Affiliates, that none of the information supplied by it or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of DXL or at the time of the DXL Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. DXL shall promptly notify FBB of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to FBB copies of all written correspondence between DXL and/or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. DXL and FBB shall each use their respective reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and DXL shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date that the Proxy Statement is cleared by the SEC for mailing to DXL’s stockholders (the “Clearance Date”). Notwithstanding the foregoing, prior to filing or distributing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC or the staff of the SEC with respect thereto, DXL (A) shall provide FBB with a reasonable opportunity to review and comment on such document or response, including the proposed final version of such document or response (unless, in the case of responding to comments from the SEC or the staff of the SEC, pursuant to a telephone call initiated by the SEC), (B) shall in good faith consider for inclusion in such document or response all comments reasonably proposed by FBB and (C) shall not file or distribute such document or respond to the SEC prior to receiving the approval of FBB, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by DXL that are incorporated by reference in the Proxy Statement, this right of approval shall apply only with respect to information relating to FBB or its business, financial condition or results of operations, or the combined entity. Each of FBB and DXL shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Transactions.

(c) FBB shall use its reasonable best efforts to obtain the FBB Stockholder Approval and deliver a written consent of holders of FBB Capital Stock representing the FBB Stockholder Approval (the “FBB Written Consent”) as soon as reasonably practicable following the execution of this Agreement, but in no event more than forty-eight (48) hours following such execution.

(d) Promptly following the date of the FBB Stockholder Approval, FBB shall mail a notice (the “FBB Stockholder Notice”) to every holder of shares of FBB Capital Stock that did not execute the FBB Written Consent. The FBB Stockholder Notice shall (i) be a statement to the effect that the FBB Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of FBB and unanimously approved and adopted this Agreement, the Merger, the FBB Charter Amendment, the COD Amendment and the other Transactions, (ii) provide the stockholders of FBB to whom it is sent with notice of the actions taken in the FBB Written Consent, including the approval and adoption of this Agreement, the Merger, the FBB Charter Amendment, the COD Amendment and the other Transactions in accordance with Section 228(e) of the DGCL and the FBB Charter and (iii) notify such stockholders of their appraisal rights pursuant to Section 262 of the DGCL.

The FBB Stockholder Notice shall include therewith a copy of, or hyperlink to, Section 262 of the DGCL and all such material information and other information as DXL shall reasonably request, and the date on which the FBB Stockholder Notice is given shall be the start of the twenty (20) day period during which a stockholder of FBB must demand appraisal of such stockholder’s FBB Common Stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the stockholders of FBB in accordance with this Section 6.01(d) shall be subject to DXL’s advance review and reasonable approval, which approval shall not be unreasonably withheld or delayed.

(e) As soon as reasonably practicable following the execution of this Agreement, FBB and DXL shall jointly prepare and deliver to all holders of FBB Common Stock who are not “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act an information statement (“Information Statement”) containing the information with respect to the DXL Common Stock required to comply with the information and disclosure requirements set forth in Rules 502 and 506 of Regulation D promulgated under the Securities Act. Each of DXL and FBB shall furnish all information (including financial statements) concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation and delivery of the Information Statement. DXL shall provide a draft of the Information Statement and related materials to FBB within a reasonable period of time prior to the dispatch thereof and will consider in good faith any comments proposed by FBB.

(f) As soon as reasonably practicable following the execution of this Agreement, DXL shall provide and FBB shall distribute to each FBB Stockholder an investor questionnaire in form and substance reasonably satisfactory to FBB regarding whether such FBB Stockholder is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act. FBB shall use commercially reasonable efforts to cause each FBB Stockholder to return the investor questionnaires by the tenth (10th) Business Day following the date on which the investor questionnaire form was delivered.

(g) Simultaneously with the execution of this Agreement, DXL, as the sole stockholder of Merger Sub, has executed and delivered a written consent approving this Agreement effective after the execution and delivery of this Agreement in accordance with the DGCL and provided a copy of such written consent to FBB.

(h) DXL shall (i) as soon as reasonably practicable (but in any event within seven (7) Business Days) following the Clearance Date, establish a record date for, duly call and give notice of, and commence mailing (if required by applicable law) of the Proxy Statement to the DXL stockholders as of the record date established for, the DXL Stockholders Meeting and (ii) as soon as reasonably practicable (but in any event within twenty-five (25) Business Days) following the furnishing of the Proxy Statement to the SEC, convene and hold the DXL Stockholders Meeting; provided that DXL may adjourn or postpone the DXL Stockholders Meeting to a later date to the extent DXL believes in good faith that such adjournment or postponement is reasonably necessary (i) to ensure that any required supplement or amendment to the Proxy Statement is provided to the DXL stockholders within a reasonable amount of time in advance of the DXL Stockholders Meeting, (ii) to allow reasonable additional time to solicit additional proxies necessary to obtain the Required DXL Stockholder Vote, (iii) to ensure that there are sufficient shares of DXL Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the DXL Stockholders Meeting or (iv) otherwise to comply with applicable Law (provided, that, unless agreed in writing by DXL and FBB, all such adjournments, recesses or postponements shall be for periods of no more than twenty (20) Business Days each (not to exceed twenty (20) Business Days in the aggregate without FBB’s written consent)). DXL shall use its reasonable best efforts to solicit the Required DXL Stockholder Vote and shall, through the DXL Board, recommend to its stockholders that they give the Required DXL Stockholder Vote and shall include such recommendation in the Proxy Statement.

Section 6.02 Resale Registration Statement.

(a) DXL shall use reasonable best efforts to prepare and file with the SEC within thirty (30) calendar days of the Closing a registration statement of DXL (the “Resale Registration Statement”) registering the resale by the FBB Stockholders (the “FBB Selling Stockholders”) of the Merger Consideration issued in connection with this Agreement and the Transactions. DXL will use its reasonable best efforts to ensure that the Resale Registration Statement, together with the documents incorporated by reference therein, complies as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as applicable.

(b) If the Resale Registration Statement is not an Automatic Shelf Registration Statement, DXL shall use its reasonable best efforts to have the Resale Registration Statement declared effective under the Securities Act as soon as practicable after such Resale Registration Statement is filed. Once declared effective, or, if DXL is eligible to file the Resale Registration Statement on Form S-3 pursuant to Rule 462(e) under the Securities Act (an “Automatic Shelf Registration Statement”), and such Resale Registration Statement is an Automatic Shelf Registration Statement, once the Resale Registration Statement is filed, DXL shall, subject to the other applicable provisions of this Agreement, use reasonable best efforts to cause the Resale Registration Statement to be continuously effective and usable until the date that is the 36-month anniversary of the Closing Date, or such earlier time as (i) all shares of DXL Common Stock covered by such Resale Registration Statement (as used in this Section 6.02, “Registrable Securities”) have been sold pursuant to such Resale Registration Statement or otherwise or (ii) no FBB Significant Stockholder is an “affiliate” of DXL or owns at least 1% of the total DXL Common Stock then outstanding; provided, that if, during the period between (1) the 36-month anniversary and (2) the first date that no FBB Significant Stockholder (A) on an individual basis, directly holds five percent (5%) or more of the total DXL Common Stock then outstanding and (B) is an Affiliate of DXL (regardless of ownership percentage), DXL has not yet completed the Maximum Number of Takedowns at the request of any FBB Significant Stockholder permitted pursuant to Section 6.02(d) hereof, DXL shall, upon receipt of a valid Demand Notice delivered at least ten (10) Business Days in advance by any FBB Significant Stockholder requesting that DXL facilitate a takedown pursuant to Section 6.02(d) hereof, again file a Resale Registration Statement (or a registration statement on any such other form as DXL deems appropriate), which may be an Automatic Shelf Registration Statement, if DXL is so eligible, and facilitate a “takedown” (which may include Underwritten Offerings) pursuant to this Section 6.02, and shall have no further obligation to cause such Resale Registration Statement (or such other form) to be effective and usable beyond the completion of such takedown; provided, further, however, that DXL shall not be deemed to have breached its obligations under this Section 6.02, (x) if DXL shall fail to fulfill its obligations under this Section 6.02 at a time when trading of DXL Common Stock has been suspended under DXL’s insider trading policies, including if DXL reasonably believes that it is in possession of material nonpublic information involving DXL, the failure of which to be disclosed in the prospectus included in the Resale Registration Statement could result in a violation of applicable Law or (y) if FBB has failed to perform or comply with its covenants in this Section 6.02; provided, that the number of such suspensions or delays under this Section 6.02(b) shall not exceed two in any twelve (12) month period following the Closing Date (and in total the suspensions or delays shall not exceed a suspension or delay of more than ninety (90) calendar days during any such twelve (12) month period).

(c) Prior to the Effective Time, FBB shall cooperate (and use its reasonable best efforts to cause its Representatives to cooperate) with DXL, and use reasonable best efforts to promptly furnish to DXL (and use its reasonable best efforts to cause its Representatives to furnish) all information concerning it as is required by the SEC to be included in the Resale Registration Statement (including any financial statements required to be included therein or incorporated therein by reference) or in connection with DXL’s SEC reporting obligations related to this Agreement or the Transactions. Without limiting the foregoing, prior to the Effective Time, FBB shall use reasonable best efforts to provide (and use its reasonable best efforts to cause its Representatives to provide, as applicable) (i) audited annual and unaudited interim financial statements (including footnotes) that are timely reviewed by FBB’s independent auditor for the periods required to be included or incorporated by reference in the Resale Registration Statement, (ii) the consent of FBB’s independent auditor to include or incorporate by reference audited financial statement reports in the Resale Registration Statement, (iii) information necessary to enable DXL to prepare required pro forma financial statements and related footnotes and (iv) any other information required to be included or incorporated by reference in the Resale Registration Statement, or in connection with DXL’s SEC reporting obligations related to this Agreement or the Transactions. FBB shall use its commercially reasonable efforts to cause each FBB Stockholder, no later than thirty (30) calendar days prior to the Closing, to deliver all documentation, in form and substance reasonably acceptable to DXL, necessary to determine whether or not such FBB Stockholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act). Notwithstanding the foregoing, DXL may determine in its reasonable discretion that any such FBB Stockholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act).

(d) Upon the written request (each, a “Demand Notice”) delivered at least ten (10) Business Days in advance by any FBB Significant Stockholder who (x) on an individual basis, directly holds five percent (5%) or more of the total DXL Common Stock then outstanding, or (y) is an Affiliate of DXL (regardless of ownership percentage), at any time and from time to time that the Resale Registration Statement is effective, DXL shall use commercially reasonable efforts to facilitate a “takedown” (which may include Underwritten Offerings) of all or any portion of such FBB Significant Stockholder’s Registrable Securities off of such Resale Registration Statement, based on the dollar amount or number of Registrable Securities specified in writing by such FBB Significant Stockholder to DXL. Notwithstanding the foregoing, DXL shall not be obligated to facilitate (i) a takedown unless such takedown shall include Registrable Securities proposed to be sold by such FBB Significant Stockholder with a total offering price reasonably expected to equal or exceed, in the aggregate, $10,000,000 (or, if less, 33% of the total number of Registrable Securities received by the FBB Significant Stockholder which submitted the Demand Notice) or (ii) more than the Maximum Number of Takedowns per such FBB Significant Stockholder under this Section 6.02(d) and, in any event, shall not be obligated to facilitate a takedown under this Section 6.02(d) during a closed trading window period or if DXL reasonably believes that it is or may be in possession of material nonpublic information involving DXL, the failure of which to be disclosed in the prospectus included in the Resale Registration Statement or the documents incorporated by reference therein could result in a violation of applicable Law, in which case the filing of the applicable prospectus or prospectus supplement may be delayed until the earlier of the second Business Day after DXL ceases to be in such possession and the ninetieth (90th) calendar day after receipt by DXL of the written request from such FBB Significant Stockholder to effect a takedown under this Section 6.02(d); provided, that the number of any such delays or any delay pursuant to Section 6.02(b) shall not exceed two in any twelve (12) month period following the Closing Date (and no more than ninety (90) calendar days in any twelve (12) month period). In connection with any takedown pursuant to this Section 6.02(d), DXL will as expeditiously as possible enter into such customary agreements (including an underwriting agreement in customary form with underwriters selected by such FBB Significant Stockholder and reasonably agreeable to DXL that shall consist of reputable nationally recognized investment banks), which shall include (x) customary indemnification provisions and procedures and (y) customary representations and warranties to the underwriters, with respect to the business of DXL and its Subsidiaries, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and take such other actions as the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities. A FBB Significant Stockholder that delivers a Demand Notice shall have the right to terminate (x) on a reasonable basis, any takedown pursuant to Section 6.02 at least two (2) Business Days prior to the “launch” of any marketing efforts of such takedown, and DXL shall not be deemed to have facilitated a takedown pursuant to Section 6.02 (i.e., it will not count as one of the Maximum Number of Takedowns to which such FBB Significant Stockholder is entitled); and (y) one takedown in any twelve

(12)-month period pursuant to Section 6.02 after the “launch” of any marketing efforts of such takedown but before completion of such takedown, and DXL shall not be deemed to have facilitated a takedown pursuant to Section 6.02 (i.e., it will not count as one of the Maximum Number of Takedowns to which such FBB Significant Stockholder is entitled); in both cases, whether or not any other FBB Significant Stockholder or DXL has elected to include Registrable Securities in such takedown as provided in Section 6.02(e); provided, that, in both cases, any Registration Expenses in connection with any such terminated takedown shall be borne by such FBB Significant Stockholder.

(e) Upon receipt of a validly submitted Demand Notice or upon DXL’s initiation of any registration of DXL Common Stock for its own account or for the account of any other stockholder (other than a registration relating solely to employee benefit plans or a registration relating solely to a transaction under Rule 145 of the Securities Act) (“DXL Initiated Registration”), DXL shall give written notice (each, a “Piggyback Notice”) of its proposed registration to all FBB Significant Stockholders who are holders of Registrable Securities as soon as practicable, which notice shall (x) describe the amount of DXL Common Stock to be included in such registration, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, in such registration, and (y) offer to such FBB Significant Stockholders the opportunity to include in such registration such number of Registrable Securities as such FBB Significant Stockholders may request in writing within five (5) calendar days after receipt of such Piggyback Notice (such registered takedown, a “Piggyback Registration”). DXL shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing underwriter or underwriters of such Piggyback Registration to permit the Registrable Securities requested by such FBB Significant Stockholders pursuant to this Section 6.02(e) to be included therein on the same terms and conditions as any other Registrable Securities included in such registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any FBB Significant Stockholder’s Registrable Securities in a Piggyback Registration shall be subject to such FBB Significant Stockholder’s agreement to enter into an underwriting agreement in customary form with the underwriter(s) selected for such registration pursuant to Section 6.02(d) hereof, as negotiated in good faith and agreed upon among DXL, the FBB Significant Stockholder participating in such registration and such underwriter(s). Notwithstanding the foregoing, if the managing underwriter or underwriters in a registration that is to be a Piggyback Registration, in good faith, advise DXL and the FBB Significant Stockholders participating in the Piggyback Registration in writing that the dollar amount or number of shares of Registrable Securities exceeds the number of Registrable Securities which can reasonably be expected to be sold in such registration without adversely affecting the success of the registration (including the price, timing or distribution of the Registrable Securities to be sold in such registration), DXL shall include in such Piggyback Registration: (i) in the case of a Piggyback Registration initiated pursuant to a Demand Notice, (1) first, the Registrable Securities that the holder that submitted the Demand Notice proposes to sell in such registration, (2) second, any Registrable Securities requested to be included therein by any other FBB Significant Stockholder, allocated pro rata among such FBB Significant Stockholders on the basis of the number of Registrable Securities initially proposed to be included by each such holder in such registration, up to the number of Registrable Securities, if any, that the managing underwriters determine can be included in the registration without reasonably being expected to adversely affect the success of the registration (including the price, timing or distribution of the securities to be offered in such registration), and (3) third, if applicable, any shares of DXL Common Stock proposed to be sold for the account of DXL or any other stockholder in such registration not otherwise included pursuant to a DXL Initiated Registration; and (ii) in the case of a Piggyback Registration initiated pursuant to a DXL Initiated Registration, (1) first, shares of DXL Common Stock proposed to be sold pursuant to such DXL Initiated Registration, (2) second, any Registrable Securities requested to be included therein by any FBB Significant Stockholder, allocated pro rata among such FBB Significant Stockholders, up to the number of Registrable Securities, if any, that the managing underwriters determine can be included in the registration without reasonably being expected to adversely affect the success of the takedown (including the price, timing or distribution of the securities to be offered in such registration), and (3) third, if applicable, any shares of DXL Common Stock proposed to be sold for the account of DXL or any other stockholder in such registration not otherwise included pursuant to a DXL Initiated Registration. Each FBB Significant Stockholder that holds Registrable Securities agrees that in connection with any underwritten registration pursuant to Section 6.02(d) or this Section 6.02(e), and upon written request from the managing underwriter(s) for such registration, such holder shall not, without the prior written consent of such managing underwriter(s), during such period as is reasonably requested by the managing underwriter(s) (which period shall in no event be longer than seven (7) calendar days prior to and sixty (60) calendar days after the pricing of such offering), effect any public sale or distribution of any similar securities to those being registered, including any sale under Rule 144. Beginning one (1) year after the Closing Date, the Piggyback Notice contemplated herein shall not be required to be delivered to any FBB Significant Stockholder who is able to sell all of its Registrable Securities without restriction pursuant to Rule 144. In addition, to the extent the offering contemplated by the party submitting a Demand Notice or by DXL or any other stockholder is an overnight or one-day block trade or bought deal, the Piggyback Notice and other provisions contained in this Section 6.02(e) shall not be applicable.

(f) In connection with a takedown, DXL agrees to (i) provide counsel to the applicable FBB Significant Stockholder and the lead managing underwriters, if any, commercially reasonable opportunity to review each prospectus (including any prospectus supplement) and such other opportunities to conduct a customary and reasonable due diligence investigation (in the context of a Underwritten Offering) of DXL, including reasonable access to (including responses to any reasonable inquiries by the lead managing underwriters and their counsel) DXL’s books and records, officers, accountants and other advisors; (ii) use commercially reasonable efforts to negotiate in good faith and execute all customary indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, including using commercially reasonable efforts to procure customary legal opinions and auditor “comfort” letters and (iii) where the takedown contemplates marketing efforts, use commercially reasonable efforts to cooperate and make its senior officers available for participation in such marketing efforts.

(g) DXL hereby agrees to indemnify and hold harmless, to the fullest extent permitted by Law, each FBB Selling Stockholder, and their respective Affiliates, directors, officers, employees, partners, equityholders, managers and each other Person, if any, who controls such FBB Selling Stockholder within the meaning of the Securities Act (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings and reasonable and documented expenses to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) arise out of or are based upon: (x) any untrue statement or alleged untrue statement of any material fact contained in the Resale Registration Statement or, in the light of the circumstances under which such statements were made, in any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or related document or report, or any issuer free writing prospectus; or (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of a prospectus or issuer free writing prospectus, in the light of the circumstances under which such statements were made; and DXL shall reimburse such Indemnified Party for any reasonable out of pocket legal fees or other reasonable and documented expenses incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, that DXL shall not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or, in the light of the circumstances under which such statements were made, in any such preliminary, final or summary prospectus, or any amendment or supplement thereto, or any issuer free writing prospectus, in reliance upon and in conformity with written information with respect to such Indemnified Party furnished to DXL or FBB by such Indemnified Party expressly for use in the preparation thereof.

(h) If the indemnification provided for hereunder from the indemnifying party is insufficient or unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein for reasons other than those described in the proviso in Section 6.02(g), then the indemnifying party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 6.02(h) as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any reasonable out of pocket legal fees or other reasonable an documented expenses incurred by such party in connection with any investigation or proceeding. Any obligation of FBB Selling Stockholders to contribute pursuant to this Section 6.02(h) shall be several in the same proportion that the dollar amount of the proceeds actually received by each such FBB Selling Stockholder bears to the total dollar amount of the proceeds received by all FBB Selling Stockholders and not joint. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.02(h) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6.02(h). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(i) With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of Registrable Securities of DXL to the public without registration, DXL agrees:

(i) to use its commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of DXL under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(ii) subject to receipt by DXL of customary representations and other documentation reasonably acceptable to DXL in connection therewith, upon the earlier of such time as the Registrable Securities (x) have been sold or transferred pursuant to an effective registration statement, (y) have been sold pursuant to Rule 144 or (z) are eligible for resale under Rule 144(b)(1) or any successor provision, to take any actions reasonably requested, and to use commercially reasonable efforts to cause its transfer agent to take any actions reasonably requested, including delivery of customary instructions and certificates and legal opinions of DXL’s counsel, in order to facilitate the removal of restrictive legends from the Registrable Securities;

(j) DXL shall pay all Registration Expenses and the FBB Significant Stockholder who has sent the Demand Notice, together with each FBB Significant Stockholder participating in a Piggyback Registration, as applicable, shall pay all Selling Expenses in connection with this Section 6.02; provided, for the avoidance of doubt, that any holder of Registrable Securities participating in an offering shall pay the fees and expenses of its own legal counsel and any applicable underwriting fees, discounts, selling commissions, agency fees, brokers’ commissions and transfer taxes, if any, on the Registrable Securities sold by such holder and similar charges.

(k) DXL covenants and agrees that it shall not, without the prior written consent of each FBB Significant Stockholder (such consent not to be unreasonably withheld, conditioned or delayed), grant, issue or enter into any agreement to grant or issue any registration rights to any person or entity that are senior or superior to the registration rights granted to the FBB Significant Stockholders under this Section 6.02.

(l) The covenants contained in this Section 6.02 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the FBB Selling Stockholders and their respective heirs and assigns (from and after Closing) and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.

(m) In the event that DXL or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or engages in any division transaction, conversion or redomestication or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, DXL shall take commercially reasonable efforts to ensure that the successors or assigns or transferees of DXL or the Surviving Company, as the case may be, shall assume the obligations with respect to indemnification and contribution of the FBB Selling Stockholders as set forth in this Section 6.02.

Section 6.03 Access to Information; Confidentiality. From the date of this Agreement until the Effective Time, upon reasonable notice and subject to applicable Law, each of FBB and DXL shall, and shall cause each of their respective Subsidiaries to, afford to the other party and such other party’s Subsidiaries and their Representatives reasonable access to all their respective properties, books, Contracts, senior management and records and, during such period, each of FBB and DXL shall, and shall cause each of their respective Subsidiaries to, furnish promptly to the other party information concerning their respective businesses, finances, properties and personnel, in each case, as such other party may reasonably request solely for the purposes of integration planning or the consummation of the Transactions; provided that in any event such access shall not include (i) employee personnel files or (ii) any requested books and records that are stored in an offsite archive location pursuant to the ordinary course document storage policies. Any access pursuant to this Section 6.03 shall be coordinated through the respective General Counsels of DXL and FBB or their respective designees thereof, and shall be conducted under the supervision of appropriate personnel of each of DXL and FBB and in such manner as not to unreasonably interfere with the conduct of the business of DXL or FBB. No investigation or access permitted or granted pursuant to this Section 6.03 shall affect or be deemed to modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the parties to consummate the Transactions in accordance with the terms and provisions hereof or otherwise limit, prejudice or affect in any way the rights and remedies available to DXL and FBB, nor shall any such information, knowledge or investigation be deemed to affect or modify DXL and FBB’s reliance on the representations, warranties, covenants and agreements made by the other in this Agreement. Notwithstanding the foregoing, either party may withhold any document or information (a) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business (provided that, in any case, the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (b) the disclosure of which would violate any Law (provided that the withholding party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law) or (c) that is subject to any attorney-client privilege (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege). If any material is withheld by any party as permitted by the immediately preceding sentence, then such party shall inform the other party as to the general nature of what is being withheld. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the other party (which consent may be withheld for any reason), (x) neither party shall, and shall cause its Affiliates and its representatives not to, contact any vendor, supplier or customer of the other party regarding such other party’s business, operations, or prospects or this Agreement or the Transactions, and (y) neither party shall have the right to perform invasive or subsurface investigations of the properties or facilities of the other party. All information exchanged pursuant to this Section 6.03 shall be subject to that certain Mutual Confidentiality and Non-Disclosure Agreement, dated as of February 12, 2024, by and among DXL, FULLBEAUTY Brands, Inc., Oaktree Opportunities Fund Xb Holdings (Delaware), L.P., Oaktree Opportunities Fund XI Holdings (Delaware), L.P., and Goldman Sachs Specialty Lending Group, L.P., as amended by that certain First Amendment to Mutual Confidentiality and Non-Disclosure Agreement, dated as of October 18, 2024 (as amended, the “Confidentiality Agreement”).

Section 6.04 Required Actions.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use their respective commercially reasonable efforts to take, and cause their respective Affiliates to take, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to accomplish the following: (i) obtain all required consents, permits, waivers, approvals, clearances and authorizations orders of, or non-actions by (collectively, “Consents”) from, or participation in other discussions or negotiations with, third parties, including as required under any DXL Material Contract or FBB Material Contract, and (ii) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; provided, however, that neither the DXL, FBB nor any of their respective Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

(b) Without limiting the generality of Section 6.04(a), each of DXL and FBB shall use commercially reasonable efforts to (i) take all action necessary to ensure that no Takeover Statute or similar statute or regulation is or becomes applicable to this Agreement or any Transaction and (ii) if any Takeover Statute or similar statute or regulation becomes applicable to this Agreement or any Transaction, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c) Without limiting the generality of Section 6.04(a), each of DXL and FBB shall use commercially reasonable efforts to, and, to the extent any of DXL’s Affiliates are required to under applicable Laws, DXL shall use commercially reasonable efforts to cause such Affiliates to, (i) provide all necessary notices, reports, registrations, submissions of information, applications and other filings, and obtain as promptly as practicable all Consents from any Governmental Entity and any other Person that are required to be effected or obtained by DXL, Merger Sub or FBB, or any of their respective Subsidiaries, in connection with the consummation of the Transactions, and take all necessary actions to obtain any such Consents from any Governmental Entity that are required to be so effected or obtained, (ii) to prosecute all such filings and Consents with all appropriate diligence, (iii) furnish all information required to be furnished in connection with the Consents of or filings with any Governmental Entity, and promptly cooperate with and furnish information in connection with any such requirements imposed upon either of them or any of their respective Subsidiaries in connection with this Agreement and the Transactions, (iv) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement, (v) facilitate obtaining any final order, writ, judgment or decree approving the Transactions consistent with this Agreement, and (vi) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other in doing, all things necessary to avoid or eliminate each and every legal impediment asserted by any Governmental Entity so as to enable the parties hereto to consummate and make effective, as promptly as practicable, the Merger and the other Transactions in accordance with the terms hereof; provided, that notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require DXL or FBB or any of their respective Affiliates to (or permit DXL and its Affiliates, on the one hand, or FBB and its Affiliates, on the other hand, without the consent of the other of DXL or FBB, as applicable, to agree or accept), any action or remedy that would be material and adverse to DXL and its Subsidiaries (including FBB) following the Merger.

(d) Subject to applicable Law and the instructions of any Governmental Entity, DXL and FBB shall each advise the other promptly, but in any event within two (2) Business Days, of (and shall promptly furnish the other with copies of) any notice or other communication received by such party or any of its Affiliates from any Governmental Entity regarding any of the Transactions, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with any Governmental Entity in connection with the Transactions, and each party shall generally keep the other apprised of the status of matters relating to completion of the Transactions. Subject to applicable Law, neither DXL nor FBB shall, and each shall not permit any of its Subsidiaries or Representatives to, participate in any substantive or material meeting, telephone conversation or other communication with any Governmental Entity in respect of any filings, investigation or other inquiry or proceeding with respect to the Transactions, unless, to the extent reasonably practicable under the circumstances, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting, conversation or other communication. Each of DXL and FBB shall (i) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or any of the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (ii) subject to applicable Law, furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and their respective Subsidiaries and Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Transactions.

Section 6.05 Stockholder Litigation. Each party shall give each other party prompt notice of any stockholder litigation against such party or its directors or officers relating to the Transactions contemplated by this Agreement, and shall give each other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that each other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Company or any of its affiliates.

Section 6.06 DXL Stockholders Meeting.

(a) Without limiting anything contained in, and subject to, Section 6.01(a), DXL shall take all action necessary under all applicable Laws to set a record date for, call, give notice of and hold the DXL Stockholders Meeting for purposes of seeking the Required DXL Stockholder Vote. Subject to the notice requirements under all applicable Laws and under the DXL Charter, the DXL Stockholders Meeting shall be held (on a date selected by DXL and consented to by FBB (such consent not to be unreasonably withheld, conditioned or delayed)) as promptly as practicable after the date hereof and no later than the date that the DXL Stockholders Meeting is required to be held in accordance with Section 6.01(h). DXL shall use reasonable best efforts to solicit from its stockholders proxies for voting on the matters to be voted on at the DXL Stockholders Meeting as contemplated under this Agreement, including the issuance of the DXL Common Stock to be issued in respect of the Merger Consideration. DXL shall call, notice, convene, hold, conduct and solicit all proxies in connection with the DXL Stockholders Meeting in compliance with all applicable Laws, including the DGCL and the DXL Charter.

(b) The DXL Board shall recommend without reservation that DXL’s stockholders provide the Required DXL Stockholder Vote; and neither the DXL Board nor any committee thereof shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner materially adverse to FBB or which would prevent or delay consummation of the Merger, the recommendation of the DXL Board that DXL’s stockholders provide the Required DXL Stockholder Vote.

Section 6.07 Fees and Expenses.

(a) Except as otherwise explicitly provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions will be paid by the party incurring such costs and expenses.

(b) In the event that:

(i) this Agreement is terminated by DXL pursuant to Section 8.01(j) (accepting a DXL Superior Proposal);

(ii) this Agreement is terminated by FBB pursuant to Section 8.01(k) (change in DXL Board recommendation); or

(iii) (x) a DXL Takeover Proposal shall have been publicly announced or disclosed or otherwise communicated to DXL or the DXL Board after the date of this Agreement but prior to the termination of this Agreement and this Agreement is terminated pursuant to Section 8.01(c) (failure to obtain Required DXL Stockholder Vote), Section 8.01(e) (lapse of End Date) or Section 8.01(g) (DXL breach) and (y) within twelve (12) months after the date of such termination, DXL enters into an agreement with respect to, or consummates, a Subsequent Transaction in respect of the DXL Takeover Proposal referred to in the immediately preceding clause (x);

then DXL shall pay FBB a fee equal to $2,500,000 (the “DXL Termination Fee”), by wire transfer of same day funds to an account designated by FBB, in each case substantially concurrently with, or prior to, such termination (in the case of a termination referred to in Section 6.07(b)(i) or Section 6.07(b)(ii)) or within two (2) Business Days following the earlier of entering into the agreement in respect of, or consummation of, the Subsequent Transaction referred to in Section 6.07(b)(ii).

(c) In the event that:

(i) this Agreement is terminated by DXL or FBB pursuant to Section 8.01(c) (failure to obtain Required DXL Stockholder Vote); or

(ii) there is any payment of the DXL Termination Fee in accordance with Section 6.07(b)(i)-(iii);

(iii) then DXL shall reimburse FBB for all reasonable out of pocket fees and expenses incurred by FBB in connection with the negotiation of this Agreement and the Transactions, up to a maximum of $950,000, by wire transfer of same day funds to an account designated by FBB, in each case substantially concurrently with, or prior to, such termination.

(d) In the event that this Agreement is terminated by DXL pursuant to Section 8.01(h), then FBB shall pay DXL a fee equal to $2,500,000, by wire transfer of same day funds to an account designated by DXL, substantially concurrently with, or prior to, such termination, and FBB shall reimburse DXL for all reasonable out of pocket fees and expenses incurred by DXL in connection with the negotiation of this Agreement and the Transactions contemplated hereby, up to a maximum of $950,000, by wire transfer of same day funds to an account designated by DXL, substantially concurrently with, or prior to, such termination. For the avoidance of doubt, in the event DXL does not exercise its right to terminate this Agreement pursuant to Section 8.01(h), but there is a breach by FBB or failure by FBB to perform in any material respect any of its covenants and agreements set forth in Section 6.16 and Section 6.19 which would result in the failure of the condition set forth in Section 7.01(d), then DXL shall maintain all of its rights and remedies set forth in this Agreement, including, but not limited to, Section 9.11.

(e) If either DXL or FBB fails to pay when due any amount payable under this Section 6.07, then (i) either DXL or FBB, as applicable, shall reimburse the other party for all costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by such other party of its rights under this Section 6.07, and (ii) either DXL or FBB, as applicable, shall pay interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to prime rate quoted in the print edition of The Wall Street Journal, “Money Rates” section on the date such overdue amount was originally required to be paid.

Section 6.08 Certain Tax Matters.

(a) The parties intend that, for United States federal income tax purposes, the Merger shall qualify for the Intended Tax Treatment. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, and no party shall take any position on any Tax Return that is inconsistent with the Intended Tax Treatment, unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. Tax Law). The parties’ right to take any action disclosed in Section 5.01, 5.02 or 5.03 of the DXL Disclosure Schedule or the FBB Disclosure Schedule, as applicable, shall be subject to and subordinate to the parties’ respective obligations under this Section 6.08(a).

(b) At the Effective Time, FBB shall deliver to DXL and Merger Sub a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to DXL and Merger Sub.

(c) Each of DXL, Merger Sub and FBB shall use commercially reasonable efforts to promptly notify the other party if such party becomes aware of any non-public fact or circumstance that, to such party’s Knowledge, would reasonably be likely to prevent or impede the Merger from qualifying for the Intended Tax Treatment. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as qualifying for the Intended Tax Treatment. Each of DXL, FBB and Merger Sub shall use their respective reasonable best efforts to cause the Merger to qualify for, and will not take any action or cause any action to be taken (whether prior to, on or subsequent to the Closing Date) which action would reasonably be expected to prevent the Merger from qualifying for or jeopardize the Intended Tax Treatment.

Section 6.09 Governance Matters.

(a) Prior to the Effective Time, DXL shall take all such action within its power as may be necessary or appropriate such that effective upon and immediately following the Effective Time, the Board of Directors of DXL and committees thereof shall be comprised of the following individuals: (i) four (4) members of the Board of Directors designated by DXL (the “DXL Nominee Directors”), (ii) four (4) members of the Board of Directors designated by FBB, one of which shall be the Chief Executive Officer of FBB as of the date hereof (the “FBB Nominee Directors”), and (iii) one (1) member of the Board of Directors mutually agreed to by both DXL and FBB (the “Independent Director,” and together with the DXL Nominee Directors and the FBB Nominee Directors, the “Post-Closing Directors”); provided that such Post-Closing Directors shall have completed a background check reasonably satisfactory to DXL and be “independent” directors for purposes of Nasdaq rules (which, for the avoidance of doubt, shall not include such rules as are applicable to audit committee members) and otherwise in compliance with the Nasdaq and SEC rules and requirements governing directors. Promptly following the date of this Agreement, but in any event no later than the Effective Time, DXL Nominee Directors shall, in consultation with the FBB Nominee Directors, appoint the initial Chairperson of the Board of Directors of DXL.

(b) DXL and FBB shall cooperate to take all reasonable actions necessary to cause, effective as of the Effective Time, (i) the Chief Executive Officer of FBB immediately prior to the Effective Time to serve as the Chief Executive Officer of DXL from and after the Effective Time and (ii) the officers of DXL from and after the Effective Time to be such individuals as DXL and FBB shall agree, through a process overseen by the Chief Executive Officer of FBB in consultation with the DXL Nominee Directors and FBB Nominee Directors, cooperating in good faith to identify such individuals prior to the Effective Time, in the case of each of clauses (i) and (ii), serving until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

Section 6.10 Employment Matters.

(a) Commencing on the Effective Time and thereafter during the periods specified below, unless otherwise mutually determined by FBB and DXL, DXL shall provide, or shall cause the DXL Subsidiaries (including, without limitation, the Surviving Corporation) to provide to each DXL Employee and each FBB Employee who at the Effective Time are an employee of DXL or the DXL Subsidiaries (including, without limitation, the Surviving Corporation) (the “Continuing Employees”) with the following compensation and benefits: (i) for the period commencing at the Effective Time and ending on the one-year anniversary of the Closing Date, (A) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided to such Continuing Employee immediately prior to the Effective Time, and (B) annual cash or other short-term incentive compensation opportunities that are no less favorable than the annual cash or other short-term incentive compensation opportunities provided to such Continuing Employee immediately prior to the Effective Time and (ii) for the period commencing on the Effective Time until such time as the Surviving Company in the Merger and DXL adopt the New Benefit Plans (as defined below), employee benefits (other than defined benefit plans, retiree welfare plans, change in control plans, deferred compensation plans, equity or equity-based compensation plans) that are substantially similar in the aggregate to the employee benefits provided to similarly situated employees of DXL immediately prior to the Effective Time (provided that DXL may satisfy its obligations under this Section 6.10(c)(ii) for a transitional period through December 31 of the year in which the Effective Time occurs by providing (x) for Continuing Employees who were FBB Employees immediately prior to the Effective Time, employee benefits under the FBB Benefit Plans in effect as of the Closing and (y) for Continuing Employees who were DXL Employees immediately prior to the Effective Time, employee benefits under the DXL Benefit Plans in effect as of the Closing). Notwithstanding anything in this Agreement to the contrary, with respect to any Continuing Employees who are covered by a collective bargaining agreement or other agreement with a union, DXL’s obligations under this Section 6.10 shall be in addition to, and not in contravention of, any obligations under the applicable collective bargaining agreement or union agreement or applicable Law.

(b) Prior to the Closing, FBB and DXL shall cooperate in reviewing, evaluating and analyzing the DXL Benefit Plans and FBB Benefit Plans with a view towards developing appropriate new benefit plans with respect to Continuing Employees (collectively, the “New Benefit Plans”) for the Continuing Employees covered thereby, which New Benefit Plans will, to the extent permitted by applicable law, and among other things, (A) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (B) not discriminate between employees who were covered by DXL Benefit Plans, on the one hand, and those covered by FBB Benefit Plans, on the other hand, at the Effective Time.

(c) In the event any Continuing Employee first becomes eligible to participate under any employee benefit plan or compensation plan maintained by DXL or a DXL Subsidiary (including, without limitation, the Surviving Company) (each a “New Plan”), or any DXL Benefit Plan, following the Effective Time, DXL shall (i) waive any pre-existing condition, exclusions, actively-at-work requirements, and waiting periods with respect to participation and coverage requirements applicable to any Continuing Employee under any Surviving Company or DXL Benefit Plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under any similar FBB Benefit Plan in which the Continuing Employees participated immediately prior to coverage under the Surviving Company or DXL Benefit Plan; and (ii) use commercially reasonable efforts to provide each Continuing Employee with full credit for any co-payments, out-of-pocket expenditures and deductibles or similar payments paid or incurred prior to the Continuing Employees’ coverage under New Plan or DXL Benefit Plan during the plan year in which the Effective Time occurs, to the same extent such credit was given under any similar FBB Benefit Plan that Continuing Employees participated in immediately prior to the Effective Time, for the plan year in which the Effective Time occurs.

(d) As of the Closing Date, DXL and DXL Subsidiaries (including, without limitation, the Surviving Company) shall recognize all service of each Continuing Employee prior to the Closing Date to DXL and any of its Subsidiaries or FBB and any of its Subsidiaries, as applicable, to the same extent such service was recognized by DXL and FBB, respectively, for each Continuing Employee immediately prior to the Closing Date for purposes of eligibility, participation, vesting and level of benefits (except not for purposes of benefit accrual under any defined benefit pension plan, vesting under any equity or equity-based compensation plan or to the extent that such credit would result in a duplication of benefits).

(e) Prior to making any communications to any employees of either party or their respective Subsidiaries regarding the Transactions or any related compensation or benefit matters, each of DXL and its Subsidiaries and FBB and its Subsidiaries shall provide the other party with copies of the text of the intended communication and the other party must have a reasonable opportunity to review and comment on such communications (and the relevant party must consider any such comments in good faith) prior to distribution.

(f) The parties acknowledge and agree that all provisions contained in this Section 6.10 with respect to DXL Employees and FBB Employees are included for the sole benefit of the respective parties to this Agreement and shall not (i) create any right in any other Person, including current employees, former employees, any participant or any beneficiary thereof, under this Agreement, DXL Benefit Plan or in any FBB Benefit Plan, (ii) create any right to continued employment with FBB, DXL, the Surviving Company or their respective Subsidiaries or Affiliates, (iii) prevent or restrict in any way the right of DXL or any DXL Subsidiary (including without limitation, the Surviving Company) to terminate the service of any Continuing Employee at any time following the Closing; (iv) be deemed to establish, amend, modify or cause to be adopted any DXL Benefit Plan, FBB Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by DXL or any of its Affiliates, or (v) limit the ability of DXL, any DXL Subsidiary (including without limitation, the Surviving Company) or any of its Affiliates from establishing, amending, modifying or terminating any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, in each case, following the Closing.

Section 6.11 Directors’ and Officers’ Indemnification and Insurance.

(a) DXL and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of any Person who was or becomes prior to the Effective Time a current or former director, officer or employee of FBB, including any person who is or was serving at the request of FBB as a current or former officer, director or employee of a Subsidiary of FBB (the “D&O Indemnified Parties”) as provided in the FBB Charter or in the Charter Documents of any Subsidiary of FBB (in each case, as in effect on the date of this Agreement) shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, the Surviving Company shall, and DXL shall cause the Surviving Company to, (i) cause the Surviving Company’s Charter Documents and the Charter Documents of any Subsidiary of FBB to contain provisions with respect to indemnification and exculpation of, and advancement of expenses to, D&O Indemnified Parties that are at least as favorable to such D&O Indemnified Parties, in all material respects, as the indemnification, exculpation and advancement of expenses provisions contained in the Charter Documents of FBB, as applicable, as in effect on the date of this Agreement and (ii) maintain any indemnification agreements of FBB and its Subsidiaries with any D&O Indemnified Party existing prior to the date of this Agreement and set forth on Section 6.11 of the FBB Disclosure Schedule on the terms set forth in such agreements.

(b) In addition to the other rights provided for in this Section 6.11 and not in limitation thereof, at or prior to the Effective Time, FBB shall, with DXL’s prior written consent (not to be unreasonably withheld), purchase a six (6) year “tail” policy with terms, conditions, and coverage that are no less favorable than the terms, conditions and coverage provided to the D&O Indemnified Parties under FBB’s existing policies as of the date of this Agreement (the “Tail Policy”). The Surviving Company and DXL shall cause the Tail Policy to be maintained in full force and effect, for its full term; provided that, if the Tail Policy becomes unavailable, DXL shall cause the Surviving Company to obtain the greatest coverage available for a cost not exceeding an annual premium equal to the foregoing maximum premium.

(c) The covenants contained in this Section 6.11 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and assigns and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.

(d) In the event that DXL or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or engages in any division transaction, conversion or redomestication or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, adequate provision shall be made so that the successors or assigns or transferees of DXL or the Surviving Company, as the case may be, shall assume the obligations with respect to indemnification, exculpation and advancement of expenses to the D&O Indemnified Parties as set forth in this Section 6.11.

Section 6.12 Financial Statements

(a) As soon as available, but in any event within forty-five (45) calendar days after the end of each fiscal quarter prior to the Closing, on an as-reported basis, FBB shall deliver, or cause to be delivered, to DXL unaudited condensed consolidated balance sheets and related statements of operations, statements of stockholders’ equity and statements of cash flows of FBB and its Subsidiaries for the period from the beginning of the fiscal quarter to the end of such fiscal quarter, and all such statements shall be derived from FBB and its Subsidiaries’ financial statements and shall be prepared in accordance with GAAP (except for the absence of footnotes).

(b) As soon as available, but in any event no later than one-hundred and twenty (120) calendar days after the end of each fiscal year prior to Closing, FBB shall deliver, or cause to be delivered, to DXL audited consolidated balance sheets and related statements of operations, statements of stockholders’ equity and statements of cash flows of FBB and its Subsidiaries as of the end of such fiscal year, including the notes thereto, prepared in accordance with GAAP.

(c) The financial statements delivered by FBB hereunder shall comply with the applicable accounting requirements and rules and regulations of the SEC, the Exchange Act and Securities Act, as applicable, including Rule 3-05 of Regulation S-X under the Securities Act.

(d) DXL and FBB shall reasonably cooperate with one another, and each shall cause its officers and employees to reasonably cooperate with the other, in the preparation of any pro forma financial statements required to be included or incorporated by reference in the Proxy Statement or Resale Registration Statement.

Section 6.13 Notification of Certain Matters. Prior to the Effective Time, DXL shall give prompt notice to FBB, and FBB shall give prompt notice to DXL, of (a) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could reasonably be expected, individually or in the aggregate, to be material to FBB, the Surviving Company, DXL, Merger Sub or the Merger, (b) any legal proceeding commenced or, to either the Knowledge of FBB or the Knowledge of DXL, threatened in writing against any party that relates to this Agreement or the Transactions and (c) any Change that (i) has had or would reasonably be expected to result in any Material Adverse Effect on FBB or (ii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VII to be satisfied; provided that the delivery of any notice pursuant to this Section 6.13 shall not limit or otherwise affect any rights or remedies available to the party receiving such notice or be deemed to amend or supplement the FBB Disclosure Schedule or the DXL Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

Section 6.14 Obligations of Merger Sub. DXL shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.

Section 6.15 Payment for Third Party Consents. Each of DXL and FBB shall pay all amounts, which payments are expressly required by the terms of any Contract, payable by DXL or FBB, as applicable, in connection with third-party consents, waivers, amendments, and the like, required for the Transactions (if any).

Section 6.16 Financing; Cooperation

(a) Prior to Closing, FBB shall use reasonable best efforts to take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Commitment and Subscription Agreements, including maintaining in effect such Commitment and Subscription Agreements and shall use its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to such party in such Commitment and Subscription Agreements and otherwise comply with its obligations thereunder, and (ii) consummate the transactions contemplated by such Commitment and Subscription Agreements at or prior to Closing, and in each case of clauses (i) and (ii), DXL shall cooperate with FBB in such efforts.

(b) In the event that all conditions in the Commitment and Subscription Agreements have been satisfied, FBB shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Commitment and Subscription Agreements on or prior to the Closing on the terms described therein, including (i) to enforce the rights of FBB under the Commitment and Subscription Agreements to cause the FBB Investors to pay to (or as directed by) FBB the applicable purchase price under each FBB Investor’s applicable Commitment and Subscription Agreement in accordance with its terms; (ii) confer with DXL regarding timing of the expected Closing Date (as defined in the Commitment and Subscription Agreements); and (iii) deliver notices to counterparties to the Commitment and Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Commitment and Subscription Agreements.

(c) Each of DXL and FBB (for the purposes of this Section 6.16(c), (d) and (e) each, a “Cooperating Party”) shall, and shall cause its respective Subsidiaries to, use reasonable best efforts to cooperate with the other Cooperating Party in connection with (i) the amendment and restatement of FBB’s Existing Term Loan Facility (including any related guarantees or security arrangements) to authorize and give effect to the Transactions and the capital structure of the Surviving Company following the Closing (the “A&R Term Loan Amendment”) and (ii) the establishment, documentation and closing of a combined asset-based revolving credit facility for the Surviving Company and its Subsidiaries on the Closing Date, whether through (A) an amendment or amendment and restatement of the Existing FBB ABL Agreement or (B), if reasonably determined by FBB in consultation with DXL, an amendment or amendment and restatement of the Existing DXL ABL Agreement or a new ABL credit agreement (each, the “Combined ABL Facility”, and, together with the Existing Term Loan Facility and A&R Term Loan Facility, the “Debt Financing”). For the avoidance of doubt, no Cooperating Party shall be required, in connection with the cooperation contemplated by this Section 6.16, to incur incremental out-of-pocket expenses (other than de minimis amounts), prepare financial information not customarily prepared or readily available in the ordinary course, or take any action that would reasonably be expected to conflict with its organizational documents or applicable law. FBB and its advisors shall take the lead in the negotiations of the terms of A&R Term Loan Amendment and the Combined ABL Facility; provided, that, (1) the leading Cooperating Party shall reasonably consult with the other Cooperating Party, consider in good faith its comments and keep it reasonably informed of material developments, (2) no material economic or structural term affecting the Surviving Company or its Subsidiaries shall be agreed without DXL’s prior written consent (not to be unreasonably withheld, conditioned or delayed), and (3) the parties shall coordinate in good faith regarding the substance and timing of all lender communications, draft deliverables and closing requirements.

(d) Without limiting the generality of Section 6.16(c), each Cooperating Party, as applicable, shall, and shall cause its Subsidiaries to, use reasonable best efforts to:

(i) furnish to the other Cooperating Party, its Representatives and Debt Financing Sources such financial, corporate, organizational and collateral information regarding such Cooperating Party and its Subsidiaries as is reasonably requested in connection with the preparation, effectiveness and implementation of the A&R Term Loan Amendment and the Combined ABL Facility;

(ii) provide customary certificates, organizational documents, schedules, instruments and other deliverables reasonably requested by lenders, including information necessary to add such Cooperating Party and its Subsidiaries as obligors under the A&R Term Loan Facility and Combined ABL Facility, as applicable, at or following the Closing; provided that such deliverables shall be limited to those necessary for such purpose and shall not require the preparation of financial or other information not customarily prepared or readily available in the ordinary course of the Cooperating Party’s business;

(iii) reasonably participate in customary diligence and coordination sessions relating to the A&R Term Loan Amendment and the Combined ABL Facility;

(iv) to the extent requested in writing at least eight (8) Business Days prior to the Closing Date, provide to the Debt Financing Sources, at least four (4) Business Days prior to the Closing Date, all documentation and information regarding such Cooperating Party and its Subsidiaries and its beneficial owners that is reasonably requested in connection with applicable “know-your-customer,” and anti-money laundering rules and regulations, including the USA Patriot Act, and the requirements of 31 C.F.R. §1010.230; and

(v) executing and delivering as of Closing (but not prior to Closing) any guarantee, pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by the leading Cooperating Party or the Debt Financing Sources; it being understood that such documents shall only be effective at Closing, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of any Debt Financing.

(e) Notwithstanding anything to the contrary in this Agreement, nothing in Section 6.16(c) or (d) shall require any Cooperating Party or any of its Subsidiaries to (i) pay any commitment, arrangement or similar fee, (ii) incur any liability, guarantee, indemnity or other obligation under any credit or financing agreement prior to the Closing, or (iii) take any action that would materially and unreasonably interfere with the ongoing operations of such Cooperating Party or its Subsidiaries.

(f) Each Cooperating Party and their Subsidiaries consent to the reasonable use of their logos in connection with the Debt Financing if such logos are used solely in a customary manner that is not intended to or reasonably likely to harm or disparage either Cooperating Party or any of their respective Affiliates or Subsidiaries or the reputation or goodwill of any of the foregoing. Each Cooperating Party shall be permitted to disclose information subject to the Confidentiality Agreement to rating agencies, the Debt Financing Sources and its other financing sources and prospective lenders, investors and financing sources, subject to the Debt Financing Sources, financing sources and such prospective lenders, investors and financing sources entering into customary confidentiality undertakings with respect to such information.

Section 6.17 Updated Capitalization Information. At least three (3) Business Days prior to the Closing, and again immediately prior to the Closing, DXL shall deliver to FBB a written document that sets forth all of the information that DXL would have been required to include in Section 3.02 of the DXL Disclosure Schedule in order to make the representations and warranties set forth in Section

3.02 of this Agreement true, correct and complete as of the Closing if such representations and warranties were being made as of the date of the Closing (and, solely for purposes of complying with this Section 6.17, all references in Section 3.02 to the date of this Agreement shall be deemed to be references to the date of the Closing). At least three (3) Business Days prior to the Closing, and again immediately prior to the Closing, FBB shall deliver to DXL a written document that sets forth all of the information that FBB would have been required to include in Section 4.02 of the FBB Disclosure Schedule in order to make the representations and warranties set forth in Section 4.02 of this Agreement true, correct and complete as of the Closing if such representations and warranties were being made as of the date of the Closing (and, solely for purposes of complying with this Section 6.17, all references in Section 4.02 to the date of this Agreement shall be deemed to be references to the date of the Closing). Notwithstanding the foregoing, nothing contained in this Section 6.17, including the delivery by DXL to FBB and FBB to DXL of the updated capitalization information required by this Section 6.17, shall (i) update any information contained in the DXL Disclosure Schedule or the FBB Disclosure Schedule, (ii) modify, amend or affect any representation or warranty contained in this Agreement or (iii) permit action or non-action otherwise prohibited by Section 5.01, Section 5.02 or Section 5.03.

Section 6.18 Listing of DXL Common Stock on Nasdaq. Prior to the Effective Time, DXL shall prepare and submit to the Nasdaq a listing application or notification, as applicable, covering the shares of DXL Common Stock to be issued as Merger Consideration, and shall use its reasonable best efforts (including paying all applicable listing fees) to cause the DXL Common Stock to be issued as Merger Consideration to be authorized for listing on Nasdaq, subject to official notice of issuance, and FBB shall reasonably cooperate with DXL in connection with the foregoing, including by providing information reasonably requested by DXL in connection therewith.

Section 6.19 FBB Corporate Actions. Prior to the Effective Time, FBB shall (i) amend the FBB Charter to increase the total number of authorized shares sufficient to permit the consummation of the Pre-Closing Investment (the “FBB Charter Amendment”), (ii) amend the certificate of designation of the FBB Preferred Stock (the “Certificate of Designation”) pursuant to an amendment (the “COD Amendment”) to cause the conversion of all issued and outstanding shares of FBB Preferred Stock into shares of FBB Common Stock and (iii) take all actions necessary to cause the conversion of all issued and outstanding shares of FBB Preferred Stock into shares of FBB Common Stock.

Article VII

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, or waiver by each of the parties, at or prior to the Effective Time of the following conditions:

(a) FBB Stockholder Approval. The FBB Stockholder Approval shall have been obtained.

(b) Required DXL Stockholder Vote. The Required DXL Stockholder Vote shall have been obtained.

(c) Listing. The DXL Common Stock to be issued as Merger Consideration shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(d) Pre-Closing Investment. The Pre-Closing Investment shall have been consummated pursuant to, and in the amounts set forth in, the Commitment and Subscription Agreements.

(e) No Injunctions or Restraints; Illegality. No Injunction preventing the consummation of the Merger or any of the other Transactions shall be in effect. No statute, rule, regulation or Injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

Section 7.02 Conditions to Obligations of DXL. The obligation of DXL to effect the Merger is also subject to the satisfaction, or waiver by DXL, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of FBB (other than as set forth in Section 4.01 (Corporate Organization), 4.01(b) (Capitalization), 4.03 (Authority; No Violation), 4.06 (Advisors’ Fees), and 4.07(a) (Absence of Certain Changes or Events)) set forth in this Agreement shall be true and correct on the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on FBB, (ii) the representations and warranties of FBB set forth in Section 4.01 (Corporate Organization),  4.02 (Capitalization), 4.03 (Authority; No Violation) and 4.06 (Advisors’ Fee) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date, and, with respect to Section 4.02 (Capitalization), subject to any transactions contemplated and permitted under this Agreement), and (iii) the representations and warranties of FBB set forth in Section 4.07(a) (Absence of Certain Changes or Events) shall be true and correct as of the date of this Agreement.

(b) Performance of Obligations of FBB. FBB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Absence of Material Adverse Effect on FBB. Since the date of this Agreement, no event or events or developments shall have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBB.

(d) Officer’s Certificate. The Chief Executive Officer or Chief Financial Officer of FBB shall have delivered to DXL a certificate certifying the satisfaction of the conditions contained in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

(e) Certain FBB Corporate Actions. The actions set forth in Section 6.19 shall have been duly effected.

Section 7.03 Conditions to Obligations of FBB. The obligation of FBB to effect the Merger is also subject to the satisfaction, or waiver by FBB, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of DXL (other than as set forth in Sections 3.01 (Corporate Organization), 3.02 (Capitalization), 3.03 (Authority; No Violation), Section 3.07 (Advisors’ Fees) and 3.08(a) (Absence of Certain Changes or Events)) set forth in this Agreement shall be true and correct on the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on DXL, (ii) the representations and warranties of DXL set forth in Sections 3.01 (Corporate Organization), 3.03 (Authority; No Violation) and Section 3.07 (Advisors’ Fees) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of DXL set forth in Section 3.02 (Capitalization) shall be true and correct in all respects on the date of this Agreement and as of the Closing Date, as if made at and as of such date, subject only to de minimis inaccuracies on the date of this Agreement, and as of the Closing Date and (iv) the representations and warranties of DXL set forth in Section 3.08(a) (Absence of Certain Changes or Events) shall be true and correct as of the date of this Agreement.

(b) Performance of Obligations of DXL. DXL shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Absence of Material Adverse Effect on DXL. Since the date of this Agreement, no event or events or development or developments shall have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on DXL.

(d) Officer’s Certificate. The Chief Executive Officer or Chief Financial Officer of DXL shall have delivered to FBB a certificate certifying the satisfaction of the conditions contained in Section 7.03(a), Section 7.03(b), and Section 7.03(c).

Article VIII

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the FBB Stockholder Approval or the Required DXL Stockholder Vote, by action taken or authorized by the board of directors of the terminating party or parties:

(a) by mutual consent of DXL and FBB in a written instrument;

(b) by either DXL or FBB if any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable order permanently enjoining or otherwise prohibiting the consummation of the Merger or the other Transactions;

(c) by either DXL or FBB if the Required DXL Stockholder Vote shall not have been obtained at the DXL Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken; provided that DXL may not terminate this Agreement pursuant to this Section 8.01(c) if DXL’s breach of its obligations under this Agreement proximately contributed to the failure to have obtained the Required DXL Stockholder Vote at the DXL Stockholders Meeting or any adjournment or postponement thereof;

(d) by either DXL or FBB if the FBB Stockholder Approval shall not have been obtained within five (5) calendar days of the date hereof; provided that FBB may not terminate this Agreement pursuant to this Section 8.01(d) if FBB’s breach of its obligations under this Agreement proximately contributed to the failure to have obtained the FBB Stockholder Approval;

(e) by either DXL or FBB if the Merger shall not have been consummated on or before September 11, 2026 (the “End Date”), subject to extension in accordance with the provisions set forth in this Section 8.01(e) and Section 8.04; provided that no party may terminate this Agreement pursuant to this Section 8.01(e) if such party’s breach of its obligations under this Agreement proximately contributed to the failure of the Closing to occur by the End Date (or any extension of the End Date in accordance with the provisions set forth in this Section 8.01(e) and Section 8.04);

(f) by DXL if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of FBB, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.02(a) or (b), and such breach or inaccuracy is incapable of being cured, or is not cured, by FBB by the End Date (as the End Date may be extended in accordance with Section 8.01(e)) or, if capable of being cured by the End Date (as the End Date may be extended in accordance with Section 8.01(e)), FBB shall not have commenced good faith efforts to cure the breach or inaccuracy within ten (10) calendar days following receipt of written notice from DXL and thereafter be continuing such good faith efforts;

(g) by FBB if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of DXL, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.03(a) or (b), and such breach or inaccuracy is incapable of being cured, or is not cured, by DXL by the End Date (as the End Date may be extended in accordance with Section 8.01(e)) or, if capable of being cured by the End Date (as the End Date may be extended in accordance with Section 8.01(e)), DXL shall not have commenced good faith efforts to cure the breach or inaccuracy within ten (10) calendar days following receipt of written notice from FBB and thereafter be continuing such good faith efforts;

(h) by DXL if there shall have been a breach or failure to perform on the part of FBB in any material respect any of its covenants and agreements set forth in Section 6.16(a), Section 6.16(b) and Section 6.19, which breach or failure, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.01(d), and such breach or failure to perform is incapable of being cured, or is not cured, by FBB by the End Date (as the End Date may be extended in accordance with Section 8.01(e)) or, if capable of being cured by the End Date (as the End Date may be extended in accordance with Section 8.01(e)), FBB shall not have commenced good faith efforts to cure the breach or inaccuracy within ten (10) calendar days following receipt of written notice from DXL and thereafter be continuing such good faith efforts;

(i) by FBB if Nasdaq shall have informed FBB or DXL, whether orally or in writing, that Nasdaq will not list the Merger Consideration upon consummation of the Merger and otherwise at the Effective Time;

(j) by DXL, at any time prior to the receipt of the Required DXL Stockholder Vote in connection with entering into a DXL Acquisition Agreement in accordance with Section 5.06(f); provided, that DXL concurrently pays FBB the DXL Termination Fee in accordance with Section 6.07(b); or

(k) by FBB, at any time prior to the receipt of the Required DXL Stockholder Vote in the event of a DXL Adverse Recommendation Change.

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either DXL or FBB in accordance with Section 8.01, this Agreement shall forthwith become void and have no effect, and none of DXL, FBB, any of their respective Subsidiaries or Affiliates or any of the officers or directors of any of the foregoing shall have any liability of any nature whatsoever under this Agreement, or in connection with the Merger and the other Transactions, except that (a) Section 6.07, this Section 8.02, and Article IX (other than Section 9.13) and the last sentence of Section 6.03, as well as the Confidentiality Agreement, shall survive any termination of this Agreement and (b) notwithstanding any termination or any contrary provision contained in this Agreement, neither DXL nor FBB shall be relieved or released from liability resulting from the willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement or for fraud.

Section 8.03 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by DXL, Merger Sub and FBB, by action taken or authorized by their respective boards of directors, at any time before or after the FBB Stockholder Approval or the Required DXL Stockholder Vote; provided that (1) after the FBB Stockholder Approval has been obtained, any amendment of this Agreement that by applicable Law requires the further approval by the stockholders of FBB shall be effective only with the approval of such stockholders and (2) after the Required DXL Stockholder Vote has been obtained, any amendment of this Agreement that by applicable Law requires the further approval by the stockholders of DXL shall be effective only with the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding anything herein to the contrary, any amendment to this Section 8.03 or Section 9.14 (and, in each case, the related definitions in this Agreement used therein) that is adverse to any Financing Related Party shall not be made without the prior written consent of the affiliated Financing Source (to the extent there is any).

Section 8.04 Extension; Waiver. At any time prior to the Effective Time, DXL (on behalf of itself and Merger Sub) and FBB may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of DXL or Merger Sub, in the case of FBB, or FBB, in the case of DXL, (b) waive any inaccuracies in the representations and warranties of DXL or Merger Sub, in the case of FBB, or FBB, in the case of DXL, contained in this Agreement, and (c) waive compliance by DXL or Merger Sub, in the case of FBB, or FBB, in the case of DXL, with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed by an authorized officer on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX

Section 9.01 Non-survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02 Notices. To be effective under this Agreement, all notices, requests, claims, demands and other communications under this Agreement shall be sent by facsimile transmission or email of a .pdf (or similar) attachment (providing confirmation of transmission), by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that any notice received by facsimile or email transmission or otherwise at the addressee’s location on any Business Day after 6:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day:

(a) if to DXL or Merger Sub, to:

Destination XL Group, Inc.

555 Turnpike Street

Canton, MA 02021

Attn: Harvey S. Kanter

Email: hkanter@dxlg.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

2375 E. Camelback Rd., Suite 800

Phoenix, AZ 85016
Attention: Brian H. Blaney
E-mail: blaneyb@gtlaw.com

(b) if to FBB, to:

FBB Holdings I, Inc.

One New York Plaza

Attn: Jim Fogarty (CEO); General Counsel

E-mail: jfogarty@fbbrands.com; generalcounsel@fbbrands.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn: Paul J. Shim

E-mail: pshim@cgsh.com

and

Cleary Gottlieb Steen & Hamilton LLP

650 California St, Suite 2400

San Francisco, CA 94108

Attn: Benet J. O’Reilly

E-mail: boreilly@cgsh.com

Section 9.03 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“A&R Term Loan Facility” means that certain First Lien Term Loan Credit Agreement, dated as of August 2, 2022, among the FBB Holdings III, Inc., as borrower, FBB Holdings II, Inc., as holdings, the lenders from time to time party thereto and CB Corporate Finance, LLC as administrative agent (the “Existing Term Loan Facility”); as amended and restated pursuant to the A&R Term Loan Amendment, as in effect immediately following the Closing.

“Acceptable Confidentiality Agreement” means with respect to Section 5.06 a confidentiality agreement determined by the DXL Board in good faith to provide for terms substantially no less restrictive to DXL’s counterparty thereto than those contained in the Confidentiality Agreement that are applicable to FBB (it being understood that such confidentiality agreement need not include any “standstill” or similar provision).

“Accredited Investor” means a Person that FBB reasonably believes is an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York.

“Charter Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment and Subscription Agreement” means a Contract executed by an FBB Investor in connection with the Pre-Closing Investment.

“Contract” means any contract, subcontract, agreement, binding commitment, note, bond, mortgage, indenture, lease, license, sublicense, franchise or other legally binding instrument, obligation or arrangement, whether oral or in writing.

“Debt Documents” means any definitive agreement with respect to the Debt Financing.

“Debt Financing” has the meaning set forth in Section 6.16(c).

“Debt Financing Sources” means any agent, arranger, lender or other entity that has committed to provide, arrange, underwrite or place, or has entered into definitive agreements related to, the Debt Financing, and the parties to any joinder agreements, amendments or credit agreements entered into pursuant thereto or relating thereto.

“DXL Bylaws” means the Fourth Amended and Restated Bylaws of DXL, as amended and in effect as of the date hereof.

“DXL CapEx Budget” means that certain capital expenditures budget of DXL and its Subsidiaries set forth in Section 5.02(i) of the DXL Disclosure Schedule.

“DXL Charter” means the Restated Certificate of Incorporation of DXL, as amended and in effect as of the date hereof.

“DXL Common Stock” means the common stock of DXL, par value $0.01 per share.

“DXL Deferred Stock Award” means each award of deferred DXL Common Stock granted to non-employee directors under the DXL Equity Plans.

“DXL Disclosure Schedule” means the disclosure schedule delivered by DXL and Merger Sub to FBB in connection with the execution of this Agreement.

“DXL Equity Plans” means (i) the 2006 Incentive Compensation Plan, as amended and/or restated from time to time, and any successor plan thereto, (ii) the Second Amended and Restated 2016 Incentive Compensation Plan, as amended and/or restated from time to time, and any successor plan thereto, (iii) the Fourth Amended and Restated Long Term Incentive Plan, and (iv) the Seventh Amended and Restated Non-Employee Director Compensation Plan, as amended and/or restated from time to time, and any successor plan thereto.

“DXL ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with DXL or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code and/or Section 4001(b)(1) of ERISA.

“DXL IP Rights” means all Intellectual Property Rights owned or purported to be owned by DXL or any of the DXL Subsidiaries.

“DXL Option” means each option to purchase shares of DXL Common Stock granted under the DXL Equity Plans.

“DXL Performance Share Award” means each performance share award with respect to shares of DXL Common Stock granted under the DXL Equity Plans.

“DXL Preferred Stock” means the preferred stock of DXL, par value $0.01 per share.

“DXL Restricted Employee” means any employee of DXL whose annual base compensation is excess of $300,000, that is an “officer” as defined under Section 16(a) of the Exchange Act, or any other employee of DXL with the title of “senior vice president” or a substantially equivalent title.

“DXL Restricted Stock Unit Award” means each time-vesting restricted stock unit award in respect of DXL Common Stock granted under the DXL Equity Plans.

“DXL Stock Price” means the dollar value of the average of the daily volume-weighted average sales price per share of DXL Common Stock, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the ten (10) consecutive trading days immediately preceding the trading day two (2) days prior to the Closing Date.

“DXL Top Supplier” shall mean a top twenty vendor or supplier of DXL and its Subsidiaries, taken as a whole, based on expenditures during the twelve months ended December 31, 2025.

“Equity Documents” means any definitive agreement with respect to the Pre-Closing Investment, including the Commitment and Subscription Agreements.

“Equity Interest” of any Person means any (i) capital stock, membership or partnership interest, unit or other ownership interest of or in such Person, (ii) securities directly or indirectly convertible into or exchangeable for any for the foregoing, (iii) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing or (iv) Contracts, commitments, and agreements relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Ratio” means the New Issuance divided by the number of shares of FBB Common Stock issued and outstanding immediately prior to the Effective Time.

“Existing DXL ABL Agreement” means that certain Credit Agreement, dated as of October 28, 2021, among Destination XL Group, Inc., as Lead Borrower, the other Borrowers and Guarantors party thereto, the lenders from time to time party thereto, and Citizens Bank, N.A., as Administrative Agent and Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time prior to the date of this Agreement).

“Existing FBB ABL Agreement” means that certain ABL Credit Agreement, dated as of February 7, 2019, among FBB Holdings III, Inc., the other borrowers party thereto, FBB Holdings II, Inc., the lenders party thereto and Citizens Bank, N.A., as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified prior to the date of this Agreement.

“Existing Term Loan Facility” has the meaning set forth in the definition of “A&R Term Loan Facility”.

“FBB Bylaws” means the Amended and Restated Bylaws of FBB, as amended and in effect as of the date hereof.

“FBB CapEx Budget” means that certain capital expenditures budget of FBB and its Subsidiaries set forth in Section 5.03(i) of the FBB Disclosure Schedule.

“FBB Charter” means the Amended and Restated Certificate of Incorporation of FBB, as amended and in effect as of the date hereof.

“FBB Common Stock” means the common stock of FBB, par value $0.01 per share.

“FBB Disclosure Schedule” means the disclosure schedule delivered by FBB to DXL and Merger Sub in connection with the execution of this Agreement.

“FBB Equity Plan” means the 2019 Management Incentive Plan of FBB Holdings I, Inc., as amended and in effect as of the date hereof.

“FBB ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with FBB as a “single employer” within the meaning of Section 414 of the Code and/or Section 4001(b)(1) of ERISA.

“FBB Investors” means Persons that have entered into Commitment and Subscription Agreements to acquire shares of FBB Common Stock.

“FBB IP Rights” means all Intellectual Property Rights owned or purported to be owned by FBB or any of the FBB Subsidiaries.

“FBB Preferred Stock” means the preferred stock of FBB, par value $0.01 per share.

“FBB Restricted Employee” means any employee of FBB whose annual base compensation is excess of $300,000 or any other employee of FBB with the title of “senior vice president” or a substantially equivalent title.

“FBB Restricted Stock Award” means each award in respect of a share of FBB Common Stock subject to vesting, repurchase or other lapse restriction.

“FBB Significant Stockholders” means, collectively, the FBB Investors.

“FBB Stockholder” means any Person who is a holder of FBB Common Stock.

“FBB Stockholders Agreement” means that certain Stockholders Agreement of FBB, dated as of February 7, 2019, as amended from time to time.

“FBB Top Customer” shall mean a top twenty customer of FBB and its Subsidiaries, taken as a whole, based on revenues during the twelve months ended December 31, 2025.

“FBB Top Supplier” shall mean a top twenty vendor or supplier of FBB and its Subsidiaries, taken as a whole, based on expenditures during the twelve months ended December 31, 2025.

“FBB Warrants” means each warrant to purchase shares of FBB Common Stock.

“Financing” means, collectively, (i) the Debt Financing and (ii) the Pre-Closing Investment.

“Financing Related Parties” means the Financing Sources and any of such Person’s Affiliates or its or their respective officers, directors, employees or representatives, partners, trustees, shareholders, controlling Persons, agents, successors or assigns.

“Financing Sources” means, collectively, (i) the Debt Financing Sources and (ii) the FBB Investors.

“Fully Diluted DXL Shares” means the number of outstanding shares of DXL Common Stock as of immediately before the Effective Time on a fully-diluted, as converted and as exercised basis in accordance with the treasury stock method, including (i) shares of DXL Common Stock underlying outstanding exercisable DXL Options, (ii) shares of DXL Common Stock underlying outstanding DXL Restricted Stock Unit Awards, (iii) shares of DXL Common Stock underlying outstanding DXL Performance Share Awards and (iv) any other outstanding securities convertible into or exercisable for shares of DXL Common Stock.

“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person, whether direct or indirect, (a) for borrowed money (including overdraft facilities), (b) for liabilities secured by any Lien existing on property owned or acquired and subject thereto, (c) evidenced by notes, bonds, debentures or similar Contracts, (d) for the deferred purchase price of property, goods or services, including in connection with the acquisition of any business or non-competition agreement (other than trade payables or accruals incurred in the ordinary course of business), (e) under capital leases (in accordance with GAAP), (f) in respect of letters of credit and bankers’ acceptances, (g) for Contracts relating to interest rate protection, swap agreements, factoring, hedging and collar agreements, (h) in the nature of premiums (prepayment or otherwise) or penalties in connection with the obligations described in clauses (a) through (g) above, and (i) in the nature of guarantees of the obligations described in clauses (a) through (g) above of any other Person.

“Intellectual Property Rights” means all intellectual property and associated rights in any jurisdiction, including all (a) trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, logos, slogans, trade dress and all other source or business identifiers and all applications and registrations and renewals for, and goodwill associated with and symbolized by, any of the foregoing, (b) Internet domain names (including top level domain names and global top level domain names) and social media identifiers, handles and tags, (c) patent disclosures, patent applications, patents and inventions (whether or not patentable) and all registrations, continuations, continuations-in-part, divisionals, re-examinations, renewals, extensions and reissues and counterparts thereof, (d) trade secrets and know-how, including all proprietary or confidential inventions, improvements, processes, methods, techniques, protocols, formulae, recipes, compositions, models, layouts, designs, drawings, plans, specifications, methodologies and other proprietary or other confidential information (collectively, “Trade Secrets”), (e) works of authorship (whether or not copyrightable), copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, including website content, product artwork, promotion and marketing materials, copyrights in software, databases and database rights, and (f) rights of publicity.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means all computers, computer software, computer programs and applications (including mobile applications), and computerized databases in any form, including all source code and object code, firmware, hardware (including computers, servers, databases, telecommunications equipment), middleware, workstations, routers, hubs, switches, data communications lines, networks, platforms and other information technology equipment or systems.

“Knowledge” or “knowledge” means (i) with respect to FBB, the actual knowledge of those persons set forth on Section 9.03 of the FBB Disclosure Schedule and (ii) with respect to DXL, the actual knowledge of those persons set forth on Section 9.03 of the DXL Disclosure Schedule, in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.

“Lien” means any lien, pledge, mortgage, option, right of first refusal, deed of trust, security interest or any similar encumbrance.

“Material Adverse Effect” with respect to any Person means any change, event, violation, effect inaccuracy, circumstance or developments (a “Change”) that, individually or in the aggregate with all other Changes that have occurred on or prior to the date of determination of the occurrence of the Material Adverse Effect, and regardless of whether or not such Change constitutes a breach of the representations or warranties made by such Person, have, or are reasonably expected to have, a material adverse effect on the business, properties, assets (including intangible assets), condition (financial or otherwise), prospects, capitalization, liabilities, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following (by itself or when aggregated) will be deemed to be or constitute a Material Adverse Effect or will be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below): (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) changes in conditions in the industries in which such Persons generally conduct business; (iv) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world; (v) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism (including cyberattacks or cyberterrorism) or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks and other force majeure events in the United States or any other country or region in the world; (vii) any Change resulting from the announcement of this Agreement or the pendency of the Merger and the Transactions, including the impact thereof on the relationships, contractual or otherwise, of such Persons with employees, labor unions, suppliers, customers, lessors, partners, vendors or any other third Person; (viii) the compliance by any party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement; (ix) any action taken or refrained from being taken, in each case which such Person has expressly approved, consented to or requested in writing following the date hereof; (x) changes or proposed changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing); (xi) changes in the price or trading volume of the DXL Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred, to the extent not otherwise excluded hereunder); and (xii) any failure, in and of itself, by such Person to meet (A) any public estimates or expectations of revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred, to the extent not otherwise excluded hereunder) except, with respect to clauses (i), (ii), (iv), (v), (vi) and (x), to the extent that such Change has had a disproportionate adverse effect on such Person relative to other companies of a similar size operating in the industries in which such Person conducted business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect.

“Maximum Number of Takedowns” means, as to each FBB Significant Stockholder, a number equal to the quotient of (a) the percent of the total DXL Common Stock held by such FBB Significant Stockholder immediately after the Effective Time divided by (b) five percent (5%).

“New Issuance” means a number of shares equal to (a) the Fully Diluted DXL Shares multiplied by (b) the quotient of fifty five percent (55%) divided by forty five percent (45%).

“Permitted Lien” means (i) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens imposed by Law and arising or incurred in the ordinary course of business and for amounts which are not yet due and payable or delinquent, and for which appropriate reserves have been established in accordance with GAAP, (ii) easements, rights of way, covenants, conditions, restrictions and other similar non-monetary charges and encumbrances of record, including those identified on title policies or preliminary title reports, in each case, which (a) individually or in the aggregate, are not violated in any material respect and do not and would not reasonably be expected to interfere materially with the ordinary course of business of the applicable company or the use, value, marketability or occupancy of any real property, (b) do not secure the payment of a sum of money and (c) are not violated and, (iii) Liens for Taxes not yet due and payable or delinquent or for Taxes that the taxpayer is contesting in good faith by appropriate action or proceeding and for which appropriate reserves have been established in the financial statements in accordance with GAAP, (iv) purchase money Liens securing rental payments under capital lease arrangements, (v) zoning, building and other generally applicable land use Laws imposed by any Governmental Entity having jurisdiction over such parcel of real property which are not violated in any material respect, and (vi) non-exclusive licenses of Intellectual Property Rights granted to contractors or service providers in the ordinary course of business.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Information” means all data and information that, alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, to a particular individual or household or any other information that constitutes “personal data,” “personal information”, “personal health information,” or any similar defined term.

“Pre-Closing Investment” means the issuance and sale by FBB to the FBB Investors of an aggregate number of shares of FBB Common Stock pursuant to those certain Commitment and Subscription Agreements for an aggregate purchase price as set forth in such Commitment and Subscription Agreements (as may be reduced as set forth therein), in one or more private placements to be consummated substantially concurrently with, but immediately prior to, the Closing, on the terms and subject to the conditions set forth in the Commitment and Subscription Agreements, and including any preemptive rights or rights offering that may, at FBB’s sole discretion, be conducted for additional sales of FBB Common Stock.

“Privacy Laws” means all data protection, privacy and other applicable Laws that concern the Processing of any Personal Information.

“Processing” means any operation or set of operations which is performed upon Personal Information, by any means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Registration Expenses” means all expenses incurred in connection with the performance of or compliance with Section 6.02, including (a) all SEC, stock exchange or FINRA registration and filing fees (excluding, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA, and of its counsel); (b) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications and FINRA registration of the Registrable Securities); (c) all printing, messenger and delivery expenses, and fees and expenses of DXL’s transfer agent; (d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange; (e) the reasonable fees and disbursements of counsel for DXL and of its independent public accountants, including any comfort letters required by or incident to such performance and compliance; and (f) the costs and expenses of DXL relating to analyst and investor presentations or any “road show” undertaken in connection with the registration and/or marketing of the Registrable Securities.

“Registered IP” means all Intellectual Property Rights that are registered, applied-for, issued or granted under the authority of, with or by any Governmental Entity or registrar (in the case of internet domain names).

“Representative” means, with respect to any Person, such Person’s and each of its respective Subsidiaries’ and controlled Affiliates’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities, any fees and disbursements of underwriters and fees and expenses of legal counsel engaged by any FBB Significant Stockholder in respect of the sale of Registrable Securities.

“Subsequent Transaction” means, as applicable a transaction with respect to or pursuant to a DXL Takeover Proposal (with all references to 20% in the definition of “DXL Takeover Proposal” being treated as references to 50% for these purposes).

“Subsidiary,” when used with respect to any Person, means any other Person, whether incorporated or unincorporated, (A) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (B) a majority of the Equity Interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. The term “DXL Subsidiary” means any direct or indirect Subsidiary of DXL and the term “FBB Subsidiary” means any direct or indirect Subsidiary of FBB.

“Tax” means (a) any taxes (including foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital gains, land betterment, purchase, alternative minimum, profit, value added, net worth, documentary stamp, production, business and occupation, disability, employment, health tax, national insurance, payroll or severance), levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Entity, including any interest, linkage differentials, indexing, additions to tax or penalties applicable thereto, (b) any liability for Taxes described in clause (a) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) and (c) any liability for Taxes described in clause (a) or (b) as a transferee or successor.

“Tax Authority” means the IRS and any other Governmental Entity responsible for the administration of Tax.

“Tax Return” means any return, filing, report, questionnaire, information statement or other document (including elections, declarations, disclosures, schedules, estimates, claims for refund and information returns) relating to Taxes, including any amendments thereof.

“Transactions” means, collectively, the Merger and the other transactions contemplated by this Agreement.

“Unaccredited Investor” means any FBB Stockholder that is not an Accredited Investor.

“Unaccredited Investor Cash Consideration” means, with respect to each share of FBB Common Stock owned by a FBB Stockholder that is an Unaccredited Investor, an amount in cash equal to the product of (a) the Exchange Ratio and (b) the DXL Stock Price.

“Underwritten Offering” means a sale of Registrable Securities to an underwriter or underwriters for reoffering to the public, including in a block trade or overnight “bought deal” offered and sold through an underwriter or underwriters.

Section 9.04 Other Defined Terms. The following capitalized terms have the meanings in the locations within this Agreement indicated below.

Defined Term	Location
Advisor	Section 3.07
Agreement	Preamble
Anti-Corruption Laws	Section 3.23
Antitrust Laws	Section 3.04
Appraisal Shares	Section 2.01(b)
Automatic Shelf Registration Statement	Section 6.02(b)
Book-Entry Share	Section 2.01(a)(i)
Certificate	Section 2.01(a)(i)
Certificate of Designation	Section 6.19
Certificate of Merger	Section 1.03
Clearance Date	Section 6.01(b)
Closing	Section 1.02
Closing Date	Section 1.02
COD Amendment	Section 6.19
Confidentiality Agreement	Section 6.02
Consents	Section 6.04(a)
Demand Notice	Section 6.02(d)
DGCL	Section 1.01
Dispute	Section 9.09
DXL	Preamble
DXL Acquisition Agreement	Section 5.06(a)
DXL Adverse Recommendation Change	Section 5.06(f)
DXL Benefit Plan	Section 3.11(a)
DXL Board	Recitals
DXL Capital Stock	Section 3.02(a)(i)
DXL Employees	Section 3.12(a)
DXL Fairness Opinion	Section 3.24
DXL Initiated Registration	Section 6.02(e)
DXL Leased Real Property	Section 3.22(b)
DXL Licenses	Section 3.14(a)
DXL Material Contract	Section 3.15(a)
DXL Nominee Directors	Section 6.09(a)
DXL Owned Real Property	Section 3.22(a)
DXL Real Property Lease	Section 3.22(b)
DXL SEC Reports	Section 3.05
DXL Stockholder Matters	Section 3.03(b)
DXL Stockholders Meeting	Section 3.03(b)
DXL Superior Proposal	Section 5.06(e)
DXL Takeover Proposal	Section 5.06(b)
DXL Termination Fee	Section 6.07(b)
DXL Voting Debt	Section 3.02(b)
DXL’s Financial Advisor	Section 3.07
D&O Indemnified Parties	Section 6.11(a)
Effective Time	Section 1.03
Employment Matters	Section 3.12(d)
End Date	Section 8.01(e)
Enforceability Exceptions	Section 3.03(a)
Environmental Claims	Section 3.16(e)(i)
Environmental Laws	Section 3.16(e)(ii)

Defined Term	Location
Environmental Permits	Section 3.16(e)(iii)
ERISA	Section 3.11(a)
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Excluded Shares	Section 2.01(a)(ii)
Excluded Transaction	Section 5.05(c)
FBB	Preamble
FBB Benefit Plan	Section 4.10(a)
FBB Board	Recitals
FBB Capital Stock	Section 4.02(a)(i)
FBB Employees	Section 4.11(a)
FBB Equity Awards	Section 4.02(a)(i)
FBB Financial Statements	Section 4.05(a)
FBB IP Rights	Section 4.19(a)
FBB Leased Real Property	Section 4.21(b)
FBB Licenses	Section 3.14(a)
FBB Material Contract	Section 4.14(a)
FBB Nominee Directors	Section 6.09(a)
FBB Owned Real Property	Section 4.21(a)
FBB Real Property Lease	Section 4.21(b)
FBB Restricted Stock Awards	Section 4.02(a)(i)
FBB Selling Stockholders	Section 6.02(a)
FBB Stockholder Approval	Section 4.03(a)
FBB Stockholder Notice	Section 6.01(d)
FBB Takeover Proposal	Section 5.05(b)
FBB Voting Debt	Section 4.02(b)
FBB Written Consent	Section 6.01(c)
FBB’s Financial Advisor	Section 4.06
Final Stockholders Registry	Section 2.02(a)
FLSA	Section 3.12(a)
GAAP	Section 3.06(a)
Governmental Entity	Section 3.04
Hazardous Materials	Section 3.16(e)(iv)
Indemnified Party	Section 6.02(g)
Independent Director	Section 6.09(a)
Information Statement	Section 6.01(e)
Injunction	Section 3.03(c)
Intended Tax Treatment	Recitals
Law	Section 3.14(a)
Licenses	Section 3.14(a)
Lien	Section 3.03(c)
Merger	Section 1.01
Merger Consideration	Section 2.01(a)(i)
Merger Sub	Preamble
Multiemployer Plan	Section 3.11(a)
Nasdaq	Section 3.04
New Benefit Plan	Section 6.10(b)
New Plan	Section 6.10(c)
Notice of DXL Adverse Recommendation Change	Section 5.06(f)

Defined Term	Location
Payor	Section 2.02(h)
PCBs	Section 3.16(e)(iv)
Piggyback Notice	Section 6.02(e)
Piggyback Registration	Section 6.02(e)
Post-Closing Directors	Section 6.09(a)
Proxy Statement	Section 6.01(b)
Registrable Securities	Section 6.02(b)
Regulatory Agencies	Section 3.05
Release	Section 3.16(e)(v)
Required DXL Stockholder Vote	Section 3.03(b)
Resale Registration Statement	Section 6.02(a)
Sarbanes-Oxley Act	Section 3.05
Surviving Company	Section 1.01
Surviving Company Charter	Section 1.05(a)
Tail Policy	Section 6.11(b)
Takeover Statute	Section 3.17
WARN	Section 3.12(c)

Section 9.05 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms contained in Section 9.04 and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule, Annex or Exhibit, but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its successors and permitted assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The term “made available” and words of similar import mean that the relevant documents, instruments or materials were (a) posted and made available to the other party on the applicable due diligence data site, maintained by a party for the purpose of the Merger and the other Transactions, in each case prior to the date hereof, or (b) publicly available by virtue of the relevant party’s filing of a publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed with the SEC pursuant to the Securities Act or the Exchange Act at least one (1) Business Day prior to the date hereof. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its legal counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any party hereto. The DXL Disclosure Schedule and the FBB Disclosure Schedule set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the DXL Disclosure Schedule or FBB Disclosure Schedule, as the case may be, relates; provided that any fact or item that is disclosed in any section or subsection of the DXL Disclosure Schedule or the FBB Disclosure Schedule so as to make its relevance to the information called for by other sections or subsections of the DXL Disclosure Schedule or the FBB Disclosure Schedule reasonably apparent on the face of such disclosure shall be deemed to be disclosed in such other sections or subsections of the DXL Disclosure Schedule or the FBB Disclosure Schedule, as the case may be, notwithstanding the omission of any appropriate cross-reference thereto; provided, further that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in either such disclosure schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on DXL or FBB, as the case may be. Except where the context otherwise requires, references to the “other party” or “either party” will be deemed to refer to DXL and Merger Sub, collectively, on the one hand, and FBB, on the other hand. All electronic communications from a Person delivered in accordance with Section 9.02 shall be deemed to be “written” for purposes of this Agreement.

Section 9.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the Transactions is not affected in any manner adverse in any material respect to any party or such party waives its rights under this Section 9.06 with respect thereto.

Section 9.07 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile or other electronically scanned and transmitted signatures, including by email attachment, shall be deemed originals for all purposes of this Agreement.

Section 9.08 Entire Agreement; No Third Party Beneficiaries. This Agreement, taken together with the Confidentiality Agreement and the other agreements entered into in connection with preserving the confidentiality of information, (a) constitutes the entire agreement, and supersedes all prior agreements (other than the Confidentiality Agreement and the other agreements entered into in connection with preserving the confidentiality of information) and understandings, both written and oral, among the parties with respect to the Merger and the other Transactions and (b) is not intended to, and does not, confer upon any Person other than the parties any rights or remedies. The FBB Disclosure Schedule and the DXL Disclosure Schedule are “facts ascertainable” as that term is used in Section 251(b) of the DGCL; provided, that, to the fullest extent permitted by Section 268 of the DGCL, the FBB Disclosure Schedule, the DXL Disclosure Schedule, and any other exhibit, schedule, or other document or instrument delivered in connection with this Agreement shall not be deemed part of this Agreement for purposes of any provision of the DGCL but shall have the effects provided in this Agreement. Notwithstanding anything to the contrary in this Agreement, following the Effective Time, (i) the provisions of Article II relating to the payment of the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.02(d) shall be enforceable by holders of FBB Capital Stock at the Effective Time as provided therein, (ii) the FBB Selling Stockholders are intended third party beneficiaries of Section 6.02 and (iii) the D&O Indemnified Parties are intended third party beneficiaries of Section 6.11(a).

Section 9.09 Governing Law. This Agreement and any dispute, controversy or claim based upon, arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, any transaction contemplated by this Agreement, any representation or warranty made in or in connection with this Agreement, any inducement to enter into this Agreement, or the breach or alleged breach hereof (whether in contract, statute, tort or otherwise) (a “Dispute”) shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule

(whether of the State of Delaware or otherwise) that would cause the application of the Laws of any other jurisdiction.

Section 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 9.11 Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8.01, the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.12, without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further acknowledges and agrees that the agreements contained in this Section 9.11 are an integral part of the Merger and the other Transactions and that, without these agreements, the parties would not have entered into this Agreement. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.12 Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the State or Federal courts of the United States of America sitting in Delaware, and any appellate court from any thereof, in any Dispute or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any Dispute, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the other State or Federal courts of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any Dispute may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the other State courts or the Federal courts of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Dispute in such courts, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any Dispute in such courts. Each of the parties agrees that a final, non-appealable judgment or determination of the courts described in this Section 9.12 shall be conclusive and may be enforced in other jurisdictions and any court of competent jurisdiction by suit on the judgment or in any other manner provided by applicable Law. Each party irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable Law.

WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY “DISPUTE” (AS

DEFINED IN THIS AGREEMENT). EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS Section 9.12. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.12.

Section 9.13 Publicity. The parties agree that the initial press release to be issued with respect to the Merger and the other Transactions shall be a joint press release to be reasonably agreed upon by DXL and FBB. Except with respect to disclosures that are consistent with prior disclosures made in compliance with this Section 9.13 or any communications plan or strategy previously agreed on by the parties, DXL and FBB shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law (including applicable securities laws), court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 9.14 Financing Related Parties. Notwithstanding anything in this Agreement to the contrary, DXL, on behalf of itself and DXL’s Subsidiaries, and FBB, on behalf of itself and FBB’s Subsidiaries, each hereby:

(a) agree that any action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Related Parties, arising out of or relating to, this Agreement, the Financing or any of the Debt Documents or Equity Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court;

(b) agree that any such action described in the foregoing clause (a) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in any debt commitment letters, any other applicable Debt Document, any Commitment and Subscription Agreement or any other Equity Document;

(c) agree that service of process upon DXL, DXL’s Subsidiaries, FBB or FBB’s Subsidiaries in any such action described in the foregoing clause (a) shall be effective if notice is given in accordance with Section 9.02;

(d) irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any action described in the foregoing clause (a) in any such court;

(e) waive to the fullest extent permitted by applicable law trial by jury in any action brought against any of the Financing Related Parties in any way arising out of or relating to, this Agreement, the Financing, any related debt commitment letters, the A&R Term Loan Amendment, any other Debt

Document, the Commitment and Subscription Agreements, any other Equity Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder;

(f) agree that none of the Financing Related Parties will have any liability to DXL or DXL’s Subsidiaries or any of their respective Affiliates or Representatives, or any of their respective current, former or future officers, directors, employees, agents, Representatives, stockholders, limited partners, managers, members or partners relating to or arising out of this Agreement, the Financing, any debt commitment letters, the A&R Term Loan Amendment, any other Debt Document, the Commitment and Subscription Agreements, any other Equity Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder or otherwise, whether in law or in equity, whether in contract or in tort or otherwise, and neither DXL, nor any of its Subsidiaries or Affiliates will have any rights or claims against any of the Financing Related Parties hereunder or thereunder prior to the Closing (other than, after giving effect to the Closing, pursuant to, and to the extent of, any Debt Document or Equity Document they are party to);

(g) agree that the Financing Related Parties are express third-party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.14, Section 9.11 and Section 8.03; and

(h) none of this Section 9.14 and Section 8.03 (or any other provision of this Agreement the amendment or waiver of which has the effect of modifying such provisions) may be amended, modified, terminated or waived in a manner that is materially adverse to any Financing Related Party without the prior written consent of such Financing Related Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

DESTINATION XL GROUP, INC.

By: /s/ Harvey S.Kanter

Name: Harvey S. Kanter

Title: Chief Executive Officer

DIVINE MERGER SUB I, INC.

By: /s/ Harvey S. Kanter

Name: Harvey S. Kanter

Title: President

FBB HOLDINGS I, INC.

By: /s/ Jim Fogarty

Name: Jim Fogarty

Title: CEO

Signature Page to Agreement and Plan of Merger